Exhibit 10.5

Execution Version

TERM CREDIT AGREEMENT

dated as of October 15, 2021,

among

SPECIALTY BUILDING PRODUCTS HOLDINGS, LLC,

as the Administrative Borrower and a Borrower,

SBP FINANCE CORP. and

US LUMBER GROUP, LLC,

as Borrowers,

SPECIALTY BUILDING PRODUCTS INTERMEDIATE II, LLC.,

as Holdings,

THE LENDERS NAMED HEREIN

and

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent

BARCLAYS BANK PLC,

TRUIST SECURITIES, INC.,

RBC CAPITAL MARKETS, LLC1

NOMURA SECURITIES INTERNATIONAL, INC.

and

GOLUB CAPITAL LLC

as Lead Arrangers

[1]	RBC Capital Markets, LLC is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

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-ii-

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SCHEDULES

SCHEDULE 1.01	SUBSIDIARY GUARANTORS
SCHEDULE 2.01	LENDERS AND COMMITMENTS
SCHEDULE 3.04	GOVERNMENTAL APPROVALS
SCHEDULE 3.05	FINANCIAL STATEMENTS
SCHEDULE 3.08	SUBSIDIARIES
SCHEDULE 3.09	LITIGATION
SCHEDULE 3.17	ENVIRONMENTAL MATTERS
SCHEDULE 3.20	REAL ESTATE
SCHEDULE 3.21	CERTAIN LABOR MATTERS
SCHEDULE 4.02	CERTAIN SECURITY DOCUMENTS
SCHEDULE 5.14	POST-CLOSING OBLIGATIONS

EXHIBITS

EXHIBIT A	[RESERVED]
EXHIBIT B	FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT C	FORM OF BORROWING REQUEST
EXHIBIT D	FORM OF GUARANTEE AND COLLATERAL AGREEMENT
EXHIBIT E	[RESERVED]
EXHIBIT F	FORM OF SOLVENCY CERTIFICATE
EXHIBIT G-1	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
EXHIBIT G-2	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOR FOREIGN PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
EXHIBIT G-3	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
EXHIBIT G-4	FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)
EXHIBIT H	FORM OF COMPLIANCE CERTIFICATE

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TERM CREDIT AGREEMENT

TERM CREDIT AGREEMENT, dated as of October 15, 2021, among SPECIALTY BUILDING PRODUCTS HOLDINGS, LLC, a Delaware limited liability company (the “Company” or the “Administrative Borrower”), SBP FINANCE CORP., a Delaware corporation (“SBP Finance”), US LUMBER GROUP, LLC, a Delaware limited liability company (“USL” and, together with the Company, and SBP Finance, the “Borrowers”), SPECIALTY BUILDING PRODUCTS INTERMEDIATE II, LLC, a Delaware limited liability company (“Holdings”), the Lenders party hereto from time to time, and BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (as defined in Article I) (in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, pursuant to that certain Equity Purchase Agreement, dated as of September 10, 2021 (together with all exhibits, annexes and schedules thereto, as amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof, collectively, the “Acquisition Agreement”), among the “Group Companies” (as defined therein) (the “Group Companies”), the “Seller Corporations” (as defined therein) to be joined as parties thereto pursuant to Section 6.17 of the Acquisition Agreement, the “Indirect Sellers” (as defined therein), Scott F. Kerr and Joshua H. Ruhle, as seller representatives, and USL, as buyer, USL will purchase 100% of the Equity Interests of the Group Companies (the acquisition of the Group Companies by USL pursuant to the Acquisition Agreement, the “Acquisition”);

WHEREAS, immediately following the consummation of the Acquisition, each of the Group Companies will be a subsidiary of the Borrowers.

WHEREAS, in connection with the Acquisition, the Lenders have agreed to extend a senior secured term credit facility to the Borrowers consisting of $800,000,000 aggregate principal amount of Initial Term Loans (as defined in Article I);

WHEREAS, the Guarantors (as defined in Article I) have agreed to guarantee the obligations of the Borrowers hereunder; and

WHEREAS, the Borrowers and the Guarantors have agreed to secure their respective Obligations (as defined in Article I) by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of their respective assets, subject to the terms and conditions set forth in the Security Documents (as defined in Article I).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2026 Notes” means the 6 3⁄8% Senior Secured Notes due 2026 issued pursuant to the 2026 Notes Indenture.

“2026 Notes Collateral Agent” means the collateral agent for the 2026 Notes Secured Parties, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the 2026 Notes Indenture, together with its successors and permitted assigns under the 2026 Notes Indenture. Initially, the 2026 Notes Collateral Agent shall be Ankura Trust Company, LLC.

“2026 Notes Indenture” means the Indenture dated as of September 30, 2020 among Holdings and SBP Finance Corp., a Delaware corporation, collectively, as the co-issuers, the guarantors party thereto and Ankura Trust Company, LLC, as trustee and as collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time to the extent permitted hereunder.

“2026 Notes Secured Parties” means the “Notes Secured Parties” (or term of similar import) as defined in the 2026 Notes Indenture.

“2026 Notes Obligations” means the “Notes Obligations” (or term of similar import) as defined in the 2026 Notes Indenture.

“ABL Administrative Agent” means the administrative agent for the ABL Obligations Secured Parties, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the ABL Credit Agreement, together with its successors and permitted assigns under the ABL Credit Agreement. Initially, the ABL Administrative Agent shall be Bank of America, N.A.

“ABL Cash Management Agreement” means any (i) “Cash Management Control Agreement” (as defined in the ABL Credit Agreement or any comparable term in any other ABL Obligations Document) and (ii) other agreement, document or instrument between any Grantor or any subsidiary of any Grantor and any ABL Obligations Secured Party (A) pursuant to which such ABL Obligations Secured Party provides Cash Management Services to any Grantor or any subsidiary of any Grantor and (B) with respect to which the obligations thereunder constitute ABL Obligations in accordance with the applicable ABL Obligations Document.

“ABL Cash Management Obligations” means any and all obligations of any Grantor or any subsidiary of any Grantor under any ABL Cash Management Agreement.

“ABL Collateral Agent” means the collateral agent for the ABL Obligations Secured Parties, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the ABL Credit Agreement, together with its successors and permitted assigns under the ABL Credit Agreement. Initially, the ABL Collateral Agent shall be Bank of America, N.A.

“ABL Credit Agreement” means that certain ABL Credit Agreement dated as of October 1, 2018, by and among Holdings, the Company, Moulure Alexandria Moulding Inc., the other Borrowers from time to time party thereto, each Lender party thereto and Bank of America, N.A., as amended by that certain First Amendment to ABL Credit Agreement, dated as of January 18, 2019, that certain Second Amendment to ABL Credit Agreement, dated as of February 20, 2020, that certain Third Amendment to ABL Credit Agreement, dated as of September 30, 2020, that certain Fourth Amendment to ABL Credit Agreement, dated as of October 9, 2020 and that certain Fifth Amendment to ABL Credit Agreement, dated as of January 21, 2021 and as further amended, restated, amended and restated or replaced in connection herewith, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Administrative Borrower) as replaced

(whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Administrative Borrower) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 6.03 or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“ABL Financing Documents” means the “ABL Obligations Documents” as defined in the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” means (a) the ABL Intercreditor Agreement, dated as of September 30, 2020, among Holdings, the other Grantors party thereto, the Collateral Agent and the ABL Collateral Agent, or (b) another “crossing lien” intercreditor agreement (allocating the Collateral in substantially the same manner (as between ABL Priority Collateral and Fixed Asset Priority Collateral) as the agreement referred to in clause (a)) with (together with other relevant Persons) any collateral agent and/or other authorized representative of any Indebtedness having Liens on the Collateral in form and substance reasonably satisfactory to the Administrative Agent and the Administrative Borrower (in each case, as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, including pursuant to any joinder agreement thereto).

“ABL Obligations” means all “Obligations” (as such term is defined in the ABL Credit Agreement) of the Borrowers and the other borrowers and each guarantor thereunder from time to time including any and all obligations outstanding under, and all other obligations in respect of, any ABL Obligations Documents, to pay principal, premium (if any), interest (including Post-Petition Claims (as defined in the ABL Intercreditor Agreement) accruing after the commencement of any Insolvency or Liquidation Proceeding (as defined in the ABL Intercreditor Agreement), regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under or in connection with the ABL Obligations Documents. For the avoidance of doubt, ABL Obligations shall include ABL Cash Management Obligations and ABL Swap Obligations.

“ABL Obligations Collateral Documents” means, collectively, the ABL Credit Agreement, any of the other “Security Documents” (or comparable terms) as defined in the ABL Credit Agreement and any other documents now existing or entered into after the date hereof that grant Liens on any assets or properties of any Grantor to secure any ABL Obligations.

“ABL Obligations Documents” means, collectively, the documentation in respect of the ABL Obligations, including the ABL Credit Agreement, the ABL Obligations Collateral Documents, the ABL Cash Management Agreements, the ABL Swap Contracts, and any other “Loan Documents” or comparable terms as defined in the ABL Credit Agreement.

“ABL Priority Collateral” means all interests of a Borrower and each Guarantor in the following Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (a) all rights of a Borrower and each Guarantor to receive moneys due and to become due under or pursuant to the following, (b) all rights of a Borrower and each Guarantor to receive return of any premiums for or Proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following, (c) all claims of a Borrower and each Guarantor for damages arising out of or for breach of or default under any of the following, and

(d) all rights of a Borrower and each Guarantor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i) all Accounts and other receivables; but for purposes of this clause (i) excluding rights to payment for any property which specifically constitutes Fixed Asset Priority Collateral which has been or is to be sold, leased, licensed, assigned or otherwise disposed of; provided, however, that, for the avoidance of doubt, all rights to payment arising from any sale or lease of Inventory, Goods or merchandise (other than Fixtures or Equipment) or the provision of services shall constitute ABL Priority Collateral;

(ii) all Chattel Paper;

(iii) all Deposit Accounts, Securities Accounts, Commodity Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained with any bank or other financial institution and all cash, money, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing (in each case, other than a Collateral Proceeds Account, all monies, securities, Instruments and other investments held in a Collateral Proceeds Account or credited to a Collateral Proceeds Account which constitute Fixed Asset Priority Collateral, all identifiable Proceeds of any Fixed Asset Priority Collateral and any accounts containing cash constituting Tax and Trust Funds);

(iv) all Inventory, including any Inventory incorporating any Intellectual Property, and the right to use Intellectual Property in connection with the processing or sale of Inventory or to the extent necessary to sell such Inventory, and all rights to receive payments, indebtedness and other obligations which arise as a result of the sale or lease of Inventory, Goods or merchandise (in each case other than Fixtures or Equipment) or provision of services, including the right to payment of interest or finance charges;

(v) all cash, Money and cash equivalents (other than identifiable Proceeds of the Fixed Asset Priority Collateral);

(vi) to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (v), all General Intangibles (including Contract Rights and customer contracts but excluding capital stock and any Intellectual Property to the extent such Intellectual Property is not attached to or necessary to sell any item of Inventory), letters of credit (whether or not the respective letter of credit is evidenced by a writing), Letter-of-Credit Rights (to the extent perfected by the filing of a UCC financing statement as a Supporting Obligation), Instruments and Documents; provided that to the extent any of the foregoing also relates to Fixed Asset Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (v) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral:

(vii) to the extent relating to any of the items referred to in the preceding clauses (i) through (vi), all insurance (including business interruption insurance and the Proceeds thereof); provided that to the extent any of the foregoing also relates to Fixed Asset Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (vi) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(viii) to the extent relating to any of the items referred to in the preceding clauses (i) through (vii), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Fixed Asset Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (vii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(ix) to the extent relating to any of the items referred to in the preceding clauses (i) through (viii), all Commercial Tort Claims; provided that to the extent any of the foregoing also relates to Fixed Asset Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (viii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(x) all Documents, books and records, ledger cards, files, correspondence, including all books, databases, customer lists and records related thereto, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon and any General Intangibles (including Contract Rights) or Instruments at any time evidencing or relating to any of the foregoing; and

(xi) all cash Proceeds and, solely to the extent not constituting Fixed Asset Priority Collateral, non-cash Proceeds, products, accessions to, substitutions or replacements for, rents and profits of or in respect of any of the foregoing (including all insurance, indemnity, guaranty and condemnation proceeds) and all collateral security, guarantees and other collateral support given by any Person with respect to any of the foregoing.

All terms used in this definition that are defined in the UCC and not defined elsewhere in the ABL Intercreditor Agreement have the meanings assigned to them in the UCC.

“ABL Secured Parties” means, at any time, the Persons holding any ABL Obligations, including the ABL Administrative Agent and the ABL Collateral Agent.

“ABL Swap Contract” means any (i) “Hedge Agreement” (as defined in the ABL Credit Agreement or any comparable term in any other ABL Obligations Document) and (ii) other Swap Contract between any Grantor or any subsidiary of any Grantor and any ABL Secured Party the obligations under which constitute ABL Obligations in accordance with the applicable ABL Obligations Document.

“ABL Swap Obligations” means any and all obligations of any Grantor or any subsidiary of any Grantor under any ABL Swap Contract.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” shall have the meaning assigned to such term in clause (iii) of the definition of “Permitted Investments”.

“Acquisition” shall have the meaning assigned thereto in the recitals.

“Acquisition Agreement” shall have the meaning assigned thereto in the recitals.

“Additional Assets” means:

(i) any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Sale shall be deemed an investment in Additional Assets);

(ii) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional First Lien Obligations” means any Indebtedness having Pari Passu Lien Priority relative to the Obligations with respect to the Collateral and is not secured by any other assets, except to the extent permitted by any applicable Intercreditor Agreement then in effect; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to each of the applicable Intercreditor Agreements then in effect, or if no Pari Passu Intercreditor Agreement is then in effect, the Pari Passu Intercreditor Agreement and a joinder to the ABL Intercreditor Agreement.

“Additional First Lien Secured Parties” means the holders of any Additional First Lien Obligations and any trustee, authorized representative or agent of such Additional First Lien Obligations.

“Additional Fixed Asset Obligations” means any Additional First Lien Obligations and any Permitted Junior Lien Obligations.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves; provided, however, that, with respect to Initial Term Loans, the applicable Adjusted LIBO Rate shall at no time be less than 0.50%.

“Administrative Agent” shall have the meaning set forth in the preamble, or any successor administrative agent appointed in accordance with this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified. Notwithstanding the foregoing, (i) neither the Administrative Agent nor any Lender (other than an Affiliated Lender), nor (ii) for so long as JZ Capital Partners Limited is managed by a board of directors (or similar governing body) the majority of members of which are not Affiliates of the Sponsor, JZ Capital Partners Limited, shall in any event be considered an Affiliate of Holdings or the Borrowers.

“Affiliated Lender” shall mean, at any time, any Lender that is (a) the Sponsor or (b) a Non-Debt Fund Affiliate.

“After Year-End Deductions” shall have the meaning assigned to such term in Section 2.13(c).

“Agents” shall have the meaning assigned to such term in Section 8.01.

“Agreement” shall mean this Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“Applicable Lien” means (x) any Lien on the Collateral created pursuant to any First Lien Security Documents and (y) any Lien on the Collateral created pursuant to any ABL Financing Document.

“All-In Yield” shall mean as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, an Adjusted LIBO Rate or ABR floor, or otherwise, in each case, incurred or payable by the Borrowers generally to all the lenders of such Indebtedness; provided that upfront fees and original issue discount shall be equated to interest rate based upon an assumed four year average life to maturity (e.g., 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity); provided, further, that “All-In Yield” shall exclude (a) any structuring, ticking, unused line, commitment, amendment, consent, underwriting and arranger fees or other similar fees payable in connection therewith (regardless of whether paid in whole or in part to the lenders or other holders such Indebtedness) and (b) any other fees not paid generally to all lenders or holders of such Indebtedness by the Borrowers in the primary syndication of such Indebtedness.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the sum of 1.0% plus the Adjusted LIBO Rate for Dollars for an Interest Period of one month on such day (or if such day is not a Business Day, on the immediately preceding Business Day); provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate (or if the LIBO Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 1.09, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Applicable Percentage” shall mean, for any day, (a) until delivery of financial statements and a related compliance certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 5.04, (i) with respect to any Eurocurrency Initial Term Loan, 3.75% per annum and (ii) with respect to any ABR Initial Term Loan, 2.75% per annum, and (b) thereafter, (i) with respect to any Eurocurrency Initial Term Loan or ABR Initial Loan, the percentages per annum set forth in the table below, based upon the Consolidated First Lien Debt Ratio as set forth in the most recent compliance certificate received by the Administrative Agent pursuant to Section 5.04(d):

Consolidated First Lien Debt Ratio	Eurocurrency Initial Term Loans	ABR Initial Term Loans
Greater than or equal to 4.50:1.00	3.75%	2.75%
Less than 4.50:1.00 and greater than or equal to 4.25:1.00	3.50%	2.50%
Less than 4.25:1.00	3.25%	2.25%

Any change in the Applicable Percentage pursuant to clause (b) above resulting from a change in the Consolidated First Lien Debt Ratio shall become effective as of the first Business Day immediately following the date the applicable compliance certificate is delivered pursuant to Section 5.04(d); provided, however, that if a compliance certificate was required to have been delivered pursuant to Section 5.04(d) but was not delivered within ten Business Days of the date when due, then, an Applicable Percentage of (x) 3.75% per annum for any Eurocurrency Initial Term Loan or (y) 2.75% per annum for any ABR Initial Term Loan, in each case, shall retroactively be deemed to apply from the date that is one Business Day after the date on which the compliance certificate was required to have been delivered pursuant to Section 5.04(d) without regard to the Consolidated First Lien Debt Ratio until the date on which such compliance certificate is delivered.

Notwithstanding the foregoing, after the consummation of a Qualified IPO of a Borrower or a Parent Company, each applicable rate set forth in clauses (a) and (b) above shall be reduced further by 0.25%.

Notwithstanding the foregoing, the Applicable Percentage with respect to any Extended Term Loans will be set forth in the applicable Extension Offer for such Class of Extended Term Loans, and the Applicable Percentage in respect of any Class of Refinancing Term Loans shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment and the Applicable Percentage in respect of any Incremental Facility shall be the applicable percentage per annum set forth in the relevant Incremental Amendment.

“Approved Bank” has the meaning specified in clause (iii) of the definition of “Cash Equivalents.”

“Asset Sale” means:

(i) the sale, lease, conveyance or other disposition of any assets or rights by Holdings or any of its Restricted Subsidiaries; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole will be governed by Section 6.07 and not by the provisions of Section 6.04; and

(ii) the issuance of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law or any Preferred Stock or Disqualified Stock of a Restricted Subsidiary of Holdings issued in compliance with the provisions of Section 6.03) by any of Holdings’ Restricted Subsidiaries or the sale by Holdings or any of its Restricted Subsidiaries of Equity Interests in any of Holdings’ Restricted Subsidiaries.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(i) any single transaction that involves assets, properties or Equity Interests having a Fair Market Value of less than the greater of (x) 10% of Closing Date LTM EBITDA and (y) 10% of LTM EBITDA;

(ii) a transfer of assets between or among Holdings and its Restricted Subsidiaries;

(iii) an issuance or sale of Equity Interests by a Restricted Subsidiary of Holdings to Holdings, to another Restricted Subsidiary of Holdings or to any other Person (in the case of any joint venture arrangement permitted by this Agreement);

(iv) the sale, lease or other transfer of products, equipment, inventory, services or accounts receivable in the ordinary course of business, the discount or forgiveness of accounts receivable or the conversion of accounts receivable into notes receivable in connection with the collection or compromise thereof, the disposition of a business not comprising the disposition of an entire line of business and any sale or other disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business, the sale of property no longer used or useful in the conduct of the business of Holdings or any of its Restricted Subsidiaries (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Holdings, no longer economically practicable or commercially reasonable to maintain or used or useful in any material respect, taken as a whole, in the conduct of the business of Holdings and its Restricted Subsidiaries taken as whole) and dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(v) licenses and sublicenses by Holdings or any of its Restricted Subsidiaries of software or intellectual property;

(vi) any surrender, termination or waiver of contract rights or settlement, release, waiver of, recovery on or surrender of contract, tort or other claims of any kind;

(vii) the granting of Liens not prohibited by Section 6.05;

(viii) (A) the sale or other disposition of scrap, cash, Cash Equivalents or Investment Grade Securities or (B) the disposition of other assets in the ordinary course of business;

(ix) a Restricted Payment that does not violate Section 6.01 or a Permitted Investment or Section 6.07;

(x) leases and subleases and licenses and sublicenses by Holdings or any of its Restricted Subsidiaries of real or personal property in the ordinary course of business;

(xi) any liquidation or dissolution of a Restricted Subsidiary of Holdings, provided that such Restricted Subsidiary’s direct parent is also either Holdings or a Restricted Subsidiary of Holdings and immediately becomes the owner of such Restricted Subsidiary’s assets;

(xii) any financing transaction with respect to property built, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Holdings or any Restricted Subsidiary of Holdings after the Closing Date, including, without limitation, Sale/Leaseback Transactions and Securitization Transactions permitted by this Agreement;

(xiii) the sale or discount (with or without recourse) or the granting of any option or other right to purchase, lease or otherwise acquire inventory, notes and delinquent accounts receivable in the ordinary course of business;

(xiv) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xv) the sale, transfer, termination or other disposition of Hedging Obligations incurred in compliance with this Agreement or the partial or total unwinding of any Cash Management Services or Hedging Obligations incurred in compliance with this Agreement;

(xvi) sales of assets received by Holdings or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(xvii) any disposition of (A) Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Transaction or Qualified Receivables Facility or (B) receivables in the ordinary course of business which does not constitute Indebtedness;

(xviii) any trade-in of equipment by Holdings or any of its Restricted Subsidiaries in exchange for other equipment; provided that in the good faith judgment of Holdings or such Restricted Subsidiary receives equipment having a Fair Market Value equal or greater than the equipment being traded in;

(xix) dispositions arising from foreclosures, condemnations, expropriations, eminent domain, seizure, nationalization or any similar action with respect to assets, and dispositions of property subject to casualty events (including, without limitation, resulting from any involuntary loss or damage to or destruction of any property or assets of Holdings or any of its Restricted Subsidiaries);

(xx) (A) the termination of leases and subleases in the ordinary course of business or (B) the expiration of any option agreement in respect of real or personal property;

(xxi) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(xxii) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements or rights of first refusal between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xxiii) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value than the assets exchanged, as determined in good faith by the Administrative Borrower;

(xxiv) any Sale/Leaseback Transaction of any property acquired or built after the Closing Date; provided that such sale is for at least Fair Market Value;

(xxv) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(xxvi) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are applied within 90 days of such disposition to the purchase price of such replacement property (which replacement property is purchased within 90 days of such disposition);

(xxvii) transfers, sales, leases, assignments, exchanges, conveyances or other dispositions in connection with a Permitted Reorganization or IPO Reorganization Transaction;

(xxviii) cancellation of Indebtedness owing to Holdings or any Restricted Subsidiary from members of management of Holdings, any Parent Company, the Borrowers or any of their Restricted Subsidiaries in connection with a repurchase or redemption of Capital Stock of any Parent Company; and

(xxix) dispositions of assets not constituting Collateral;

(xxx) any dispositions existing on, or made pursuant to binding commitments, agreements or arrangements existing on the Closing Date;

(xxxi) dispositions (i) of non-core assets acquired in connection with Permitted Acquisitions or any other acquisition or Permitted Investment, (ii) made to satisfy Holdings’ or any of its Restricted Subsidiary’s obligations under any non-compete agreement or (iii) made to obtain the approval of any anti-trust authority;

(xxxii) Holdings or any of its Restricted Subsidiaries may (i) terminate or otherwise collapse its cost-sharing agreements with Holdings or any Subsidiary and settle any crossing payments in connection therewith or (ii) surrender, terminate or waive contractual rights and settle or waive contractual or litigation claims;

(xxxiii) any issuance of Equity Interests in any Restricted Subsidiary to any officer, director, consultant, advisor, service provider or employee of Holdings or any of its Restricted Subsidiaries in respect of services provided to Holdings or any such Restricted Subsidiary in the ordinary course of business approved by the Company;

(xxxiv) any disposition of assets to the extent that the original consideration paid in exchange for such assets was in the form of cash equity contributions to the Borrowers or any of their Restricted Subsidiaries (this clause (xxxiv), the “Equity Purchased Assets”).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit B (with such amendments or modifications to be made as to satisfy the requirement under Section 9.04(m)(i), if applicable) or such other form as shall be approved by the Administrative Agent and the Administrative Borrower (such approval not to be unreasonably withheld or delayed).

“Audited Financial Statements” shall have the meaning assigned to such term in Section 4.02(n).

“Authorized Representative” means (i) in the case of the Obligations, the Collateral Agent, (ii) in the case of the 2026 Notes Obligations, the 2026 Notes Collateral Agent, and (iii) in the case of any Series of Additional First Lien Obligations that become subject to the terms of the Pari Passu Intercreditor Agreement, the authorized representative (and any successor thereto) named for such Series in the initial Pari Passu Intercreditor Agreement or any applicable joinder agreement.

“Available Amount” shall have the meaning assigned to such term in Section 6.01(a)(z).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency or receivership law for the relief of debtors, including common law, from time to time in effect in respect of voluntary or involuntary insolvency, liquidation, dissolution, wind-up, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, reorganization, or debtor relief.

“Basket” means any amount, threshold, exception or value (including by reference to the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio, the Interest Coverage Ratio, Consolidated EBITDA, LTM EBITDA or Consolidated Total Assets) permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in this Agreement.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (under ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Lending Affiliate” shall mean any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that, as reasonably determined by the Administrative Borrower or the Sponsor in consultation with the Administrative Agent, is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and similar extensions of credit in the ordinary course of business; provided that Bona Fide Lending Affiliates shall not include any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that engages in (A) the acquisition or trading of distressed debt (other than the disposal of distressed debt that was not distressed when acquired (or loaned) by that person) or (B) investment strategies that include the purchase of loans, other debt securities or equity securities with the intention of owning the equity or gaining control of a business (directly or indirectly).

“Borrower” and “Borrowers” has the meaning provided to such term in the preamble to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any given time means an amount equal to the sum of (a) 85% of the face amount of all accounts receivable; (b) the lesser of (x) 85% of the orderly liquidation value (net of all liquidation expenses) of all inventory and (y) 75% of the average cost of all inventory; (c) 100% of all cash held in a deposit account either (x) maintained with the administrative agent under the Credit Agreement or (y) over which the administrative agent under the Credit Agreement has a perfected security interest; minus (d) reserves against the Borrowing Base; in each case, of Holdings, the Borrowers and their Restricted Subsidiaries in accordance with GAAP, as of the most recently ended fiscal quarter for which consolidated financial statements are available (which may, at the Administrative Borrower’s election, be internal financial statements) immediately preceding the date of determination and measured as of the date of incurrence or establishment of commitments (at the Administrative Borrower’s election). The Borrowing Base shall be calculated on a pro forma basis to include any accounts receivable, inventory, credit card receivables, unbilled receivables and billings owned by an entity that is to be merged with or into Holdings, the Borrowers or any of their Restricted Subsidiaries or is to become a Restricted Subsidiary of Holdings on the date of determination, subject to customary field examination requirements, and to exclude any accounts receivable, inventory, credit card receivables, unbilled receivables and billings owned by an entity that is to be sold, leased, conveyed or otherwise disposed of by Holdings, the Borrowers or any of their Restricted Subsidiaries or is to become an Unrestricted Subsidiary of Holdings on the date of determination.

“Borrowing Request” shall mean a request by the Borrowers in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent and the Administrative Borrower.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16(a).

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of Holdings or a Borrower that is registered as a broker-dealer under the Exchange Act or any other applicable laws in the United States or any other applicable jurisdiction requiring such registration.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day that is not a London Business Day.

“Calculated Prepayment Amount” shall have the meaning assigned to such term in Section 2.13(c).

“Canadian Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of Canada or any province or territory thereof.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP (subject to accounting principles to be set forth in this Agreement).

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (subject to accounting principles to be set forth in this Agreement).

“Capital Stock” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership, partnership interests (whether general or limited);

(iv) in the case of a limited liability company, membership interests; and

(v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of Holdings that is subject to regulation as an insurance company and provides insurance to Holdings or its Restricted Subsidiaries.

“Cash” means, for purposes of certain agreements between and/or among certain Permitted Investors, Holdings and/or their respective affiliates (as applicable), cash and the defined term “Cash Equivalents.”

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the common equity capital of Holdings or any Restricted Subsidiary described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(i) (A) U.S. dollars, Sterling, Canadian dollars or Euros or any national currency of any Participating Member State of the EMU; and (B) in the case of any Non-Domestic Restricted Subsidiary or any jurisdiction in which Holdings or any of its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(ii) readily marketable obligations issued or directly and fully guaranteed or insured by the United States, the United Kingdom, Canada or any country that is a Participating Member

State of the EMU governments or any agencies or instrumentality thereof the securities of which are guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(iii) time deposits, Eurodollar time deposits or demand deposits with, insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that (A) is a lender under any Credit Agreement or (B) (I) is organized under the laws of any Covered Jurisdiction or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the laws of any Covered Jurisdiction or any member nation of the Organization for Economic Cooperation and Development and is a member of the United States Federal Reserve System or equivalent organization in such other jurisdiction, and (II) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (A) or (B) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(iv) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings), in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(v) marketable short-term money market and similar funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings);

(vi) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any Approved Bank;

(vii) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed (i) by any country, state, commonwealth, province or territory of any Covered Jurisdiction, or by any political subdivision or taxing authority of any such country, state, commonwealth, province or territory thereof or by (ii) any foreign government (other than of a Covered Jurisdiction), in each case, having an Investment Grade Rating from either S&P or Moody’s (or the equivalent thereof) (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings);

(viii) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings);

(ix) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(x) instruments equivalent to those referred to in clauses (i) through (ix) above denominated in any currency comparable in credit quality and tenor to U.S. dollars and those other currencies referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by Holdings or any of its Restricted Subsidiaries;

(xi) Investments, classified in accordance with GAAP as current assets of Holdings or any of its Restricted Subsidiaries, in money market investment programs which are registered under the Investment Company Act of 1940 (or any similar applicable Law in any applicable Covered Jurisdiction) or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (i) through (x) of this definition;

(xii) investment funds investing substantially all of their assets in securities of the types described in clauses (i) through (xi) above; and

(xiii) solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Law.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those specified in clause (i) above; provided that, except for amounts used to pay non-U.S. dollar-denominated obligations of Holdings or any of their Restricted Subsidiaries in the ordinary course of business, such amounts are converted into any currency listed in clause (i) above as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following services, and any agreement or other arrangement governing the provision of the same: automated clearing house transactions, treasury, depository, credit or debit card, purchasing card (including so-called “procurement cards” or “P-cards”), stored value card, automated clearinghouse, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, electronic fund transfer services, disbursement services and/ or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit, zero balance and other accounts and merchant services or other cash management arrangements in the ordinary course of business.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. Sections 9601 et seq.

“Certain Funds Provisions” shall have the meaning assigned to such term in Section 4.02(f).

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary if it has no material assets other than the Equity Interests (including any Indebtedness treated as equity for U.S. federal income tax purposes) and, if applicable, Indebtedness (and any cash or Cash Equivalents related thereto) of one or more (a) CFCs and/or (b) other Subsidiaries of Holdings that have no material assets other than the Equity Interests (including any Indebtedness treated as equity for U.S. federal income tax purposes) and, if applicable, Indebtedness (and any cash or Cash Equivalents related thereto) of one or more CFCs.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means the occurrence of any of the following:

(i) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Investors, acquires beneficial ownership of Voting Stock of Holdings representing more than 50% of the aggregate ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis); or

(ii) Holdings shall cease to own, beneficially and of record, directly or indirectly, 100% of the issued and outstanding Equity Interests (other than directors’ qualifying shares) of the Administrative Borrower.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Investors, the issued and outstanding Voting Stock of Holdings owned, directly or indirectly, by any Permitted Investors that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Other Term Loans, Extended Term Loans, Refinancing Term Loans of a given Refinancing Series, and, when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment, Incremental Term Commitment, Incremental Revolving Commitment or Refinancing Term Commitment of a given Refinancing Series.

“Closing Date” shall mean October 15, 2021.

“Closing Date Consolidated Total Assets” means, as of any date of determination, (a) $2,058,400,000 plus (b) if the Fenway Acquisition has been consummated on or prior to such date, $2,326,100,000.

“Closing Date LTM EBITDA” means, as of any date of determination, (a) $283,500,000 plus (b) if the Fenway Acquisition has been consummated on or prior to such date, $309,100,000.

“Closing Date Refinancing” shall mean, collectively, the Existing Seller Debt Release and the Existing Target Debt Refinancing.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations but shall exclude all Excluded Assets.

“Collateral Agent” shall have the meaning set forth in the preamble, or any successor collateral agent appointed in accordance with this Agreement.

“Collateral Proceeds Account” means one or more deposit accounts or securities accounts established by any Grantor or any representative of any Series of First Lien Obligations or other obligations (other than the representative in respect of the ABL Obligations) or its agent for the sole purpose of holding the proceeds of any sale or other disposition of any Fixed Asset Priority Collateral that are required to be held in trust in such account or accounts pursuant to the terms of any Fixed Asset Obligations Document.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Securities Act or the Exchange Act then the body performing such duties at such time.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Commitment, Incremental Revolving Commitment, Incremental Term Commitment and/or Refinancing Term Commitment of a given Refinancing Series.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Company” shall have the meaning set forth in the preamble,

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization or write-off of (a) intangible assets, non-cash organization costs and purchase accounting adjustments, including asset write-ups, (b) deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts, yield and other fees and charges, (c) unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, (d) Capitalized Software Expenditures, capitalized customer acquisition costs and incentive payments and capitalized conversion costs and contract acquisition costs and (e) favorable or unfavorable lease assets or liabilities of such Person and its Restricted Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(i) increased (without duplication) by the following, in each case, other than clauses (i)(7), (9) (11) and (12) below) to the extent deducted (and not added back) in determining Consolidated Net Income, for such period with respect to such Person and its Restricted Subsidiaries:

(1) total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of OID resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees and (G) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative instruments, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), plus

(2) provision for Taxes based on income or profits or capital gain, including, federal, state, local, provincial, territorial, franchise, property and similar Taxes and foreign withholding Taxes (including any future Taxes or other levies which replace or are intended to be in lieu of such Taxes and any penalties and interest related to such Taxes or arising from tax examinations), plus

(3) Consolidated Depreciation and Amortization Expense for such period, plus

(4) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Subsidiaries that are not Wholly-Owned Subsidiaries, plus

(5) the amount of management, monitoring, consulting, transaction, advisor, underwriting, placement, financing and other fees (including termination and exit fees) and indemnities and expenses paid or accrued in such period under a Sponsor Management Agreement or other arrangement or otherwise in connection with management, monitoring, consulting, transaction, advisory, underwriting, placement, financing services or in respect of other investment banking activities provided by the Permitted Investors (or other Persons with a similar interest) to such Person and its Subsidiaries to the extent otherwise permitted under this Agreement and fees and expenses paid to the outside directors of the Company or their direct or indirect parent companies, in each case to the extent otherwise permitted under Section 5.16, plus

(6) any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management, director or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock) solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 6.01(a)(z) and shall not be, and have not been, designated an Excluded Contribution, plus

(7) the amount of “run rate” cost savings, synergies and operating expense reductions or other operating improvements (including, in each case, as a result of certain specified transactions) projected by Holdings in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than 24 months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions or other operating improvements and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions or other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, operating expense reductions or other operating improvements and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Company (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); plus

(8) any fees and expenses related to a Qualified Securitization Transaction or a Qualified Receivables Facility, as applicable, to the extent such fees and expenses are included in computing Consolidated Net Income; plus

(9) the non-cash portion of straight line rent expense; plus

(10) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(11) the amount of loss on sales of Securitization Assets to a Securitization Entity in connection with a Qualified Securitization Transaction or Receivables Assets in connection with a Qualified Receivables Facility, as applicable, to the extent included in computing Consolidated Net Income, plus

(12) any adjustments (A) of the nature or type used in connection with (I) the Projections or (II) the calculation of “Pro Forma Adjusted EBITDA” as set forth in the Confidential Information Memorandum and other adjustments of a similar nature to the foregoing, (B) evidenced or contained in any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a “big four” or other nationally recognized accounting firm, consulting or advisory firm or other accounting, consulting or advisory firm or (C) consistent with IFRS, GAAP, Regulation S-X or any comparable law or standard in any applicable jurisdiction; and, and

(ii) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period, any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase, or was otherwise not included in, Consolidated EBITDA in any prior period.

For the avoidance of doubt, (i) Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with the definition of “Pro Forma Basis” in this Agreement and (ii) reference to Consolidated EBITDA of the Company means such Consolidated EBITDA calculated on a consolidated basis with respect to the Company and its Restricted Subsidiaries.

“Consolidated First Lien Debt Ratio” means, with respect to any Test Period, the ratio of (i) Consolidated First Lien Net Debt as of the last day of such Test Period to (ii) Consolidated EBITDA of the Company for such Test Period.

“Consolidated First Lien Net Debt” means, as of any date of determination, (i) any Indebtedness described in clause (i) of the definition of “Consolidated Total Net Debt” outstanding on such date, plus (ii) without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, in the case of both clauses (i) and (ii) hereof, that is secured by an Applicable Lien on the Collateral (but without regard to the control of remedies), minus (iii) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date; provided that (a) Consolidated First Lien Net Debt shall not include Indebtedness (1) that is available to be or may be redrawn (including loans under any revolving credit facility) other than Designated Revolving Commitments, (2) in respect of letters of credit, except to the extent of unreimbursed amounts under standby letters of credit; provided that any unreimbursed amount under standby letters of credit shall not be counted as Consolidated First Lien Net Debt until 3 Business Days after such amount is drawn, (3) owed by Unrestricted Subsidiaries, (4) obligations in respect of Cash Management Services and (5) in respect of any Receivables Facility or any Qualified Securitization Transaction; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated First Lien Net Debt, and (b) the Net Proceeds of any Incremental Facility, Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt used (1) to replace or replenish cash on a Borrower’s or any other Restricted Subsidiary’s balance sheet that was previously used to finance a Permitted Acquisition or other permitted Investment or (2) to finance a pending Permitted Acquisition or other permitted Investment may be included in the calculation of the amount of cash in clause (iii) above and may be netted in calculating the Consolidated First Lien Debt Ratio.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the cash interest expense (including imputed interest expense in respect of Capital Lease Obligations and synthetic lease obligations) of Holdings and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (b) the aggregate amount of all dividends in respect of Disqualified Stock paid in cash by Holdings and the Restricted Subsidiaries during such period. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdings or any Restricted Subsidiary with respect to interest rate Swap Contracts.

“Consolidated Net Income” means, with respect to any Person for any period, the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(i) any after-tax effect of extraordinary, non-recurring, exceptional or unusual gains or losses, charges or expenses (including all fees and expenses related thereto), losses, charges or expenses relating to any strategic initiatives (including any multi-year strategic initiatives), Transaction Expenses, Permitted Change of Control Costs, restructuring costs and reserves, relocation costs, Public Company Costs, severance costs and expenses, one-time compensation charges, opening, closing and consolidation or disruption costs for facilities, costs in connection with future lease agreements, stay, signing, upfront, retention or completion bonuses, executive recruiting and retention costs (including payments made to employees pursuant to non-compete agreements), loans and advances that constitute an advance on one-time bonus payments made in connection with recruitment or retention of independent contractors, transition costs, costs incurred in connection with non-ordinary course intellectual property development, integration costs (whether in connection with Permitted Acquisitions, other acquisitions or otherwise), business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs (including information technology systems), technology upgrades and implementation costs (including implementation of operational and reporting systems and technology initiatives (including, without limitation, the rollout of the warehouse management system) and project start-up costs), losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel and facilities, losses arising from natural disasters, operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans, in all cases above for such period, shall be excluded;

(ii) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded;

(iii) any effect of any fees (including finder’s fees, broker’s fees or any other fees), expenses or charges incurred during such period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any Investment (including loans to independent contractors), Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) permitted under this Agreement, disposition (other than in the ordinary course of business), or other transfer (other than any such transfer in the ordinary course of business), incurrence or repayment of indebtedness (including such fees, expenses or charges related to the offering and issuance of the ABL Obligations, the 2026 Notes, the Loans and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, Equity Offering, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities, the ABL Credit Agreement, any other credit facilities or any other debt instrument) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger or amalgamation costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic 805—Business Combinations), shall be excluded;

(iv) accruals and reserves that are established or adjusted within 18 months after the closing of the Transactions, any Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition in accordance with GAAP shall be excluded;

(v) any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, in each case other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(vi) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(vii) the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period by any Subsidiary of such Person that is not a Subsidiary or that is accounted for by the equity method of accounting;

(viii) solely for the purpose of determining the amount available for Restricted Payments under Section 6.01(a)(z)(A), the Net Income for such period of any Restricted Subsidiary (other than the Borrowers or any Guarantor (other than Holdings)) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or, without duplication, the amount that could have been paid in cash without violating any such restriction or requiring any such approval, to such Person in respect of such period, to the extent not already included therein;

(ix) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, credit balances and debt line items thereof), as the case may be, in relation to any consummated Permitted Acquisition or other acquisition (other than any such other acquisition in the ordinary course of business) or Investments permitted under this Agreement consummated prior to or after the Closing Date or the amortization or write-off or write-down of any amounts thereof pursuant to GAAP, net of taxes, shall be excluded;

(x) any effect of income (loss) from the early extinguishment or conversion of (1) Indebtedness, (2) Swap Contracts or (iii) other derivative instruments shall be excluded;

(xi) any impairment charge or asset write-off or write-down (other than write-offs, write-downs or impairments with respect to accounts receivable in the normal course or inventory), including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(xii) other non-cash expenses, charges and losses during such period shall be excluded, in each case other than (A) any non-cash expense, charge or loss charge either (i) expressly excluded from Consolidated Net Income pursuant to another clause of this definition or (ii) expressly added back to Consolidated EBITDA pursuant to the definition thereof or (B) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any non-cash charges or expenses referred to in this clause (l) represents an accrual or reserve for potential cash item in any future period, (i) such Person may elect not to exclude such non-cash charge or expense in the current period or (ii) to the extent such Person elects to exclude such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to such extent paid;

(xiii) other non-cash gains during such period shall be excluded other than (x) to the extent expressly excluded from Consolidated Net Income pursuant to another clause of this definition, (y) to the extent expressly deducted from Consolidated EBITDA pursuant to the definition thereof, or (z) any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been, or, had this Agreement been in effect at such time, would be, excluded in calculating Consolidated Net Income in accordance with this definition); provided that in the case of any non-cash gain, the cash receipt in such future period in respect of any non-cash gain which was excluded from the calculation of Consolidated Net Income pursuant to this clause (xiii) shall be added to Consolidated Net Income in such future period to such extent received;

(xiv) any equity- or phantom-equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(xv) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be paid for or reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact paid for or reimbursed within 365 days of the date of such determination (with a deduction to be applied to Consolidated Net Income in the applicable future period for any amount so added back in any prior period to the extent not so paid for or reimbursed within the applicable 365-day period), shall be excluded;

(xvi) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112 (or any successor provision or other financial accounting standard having a similar result or effect), and any other items of a similar nature, shall be excluded;

(xvii) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation—Stock Compensation or Accounting Standards Codification Topics 505-50 Equity-Based Payments to Non-Employees (or any successor provision or other financial accounting standard having a similar result or effect), shall be excluded; and

(xviii) the following items shall be excluded:

(1) any net unrealized gain or loss (after any offset) resulting in such period from Swap Contracts and the application of Accounting Standards Codification Topic 815—Derivatives and Hedging (or any successor provision or other financial accounting standard having a similar result or effect) and its related pronouncements or mark to market movement of non-U.S. currencies, Indebtedness, derivatives instruments or other financial instruments pursuant to GAAP, including Accounting Standards Codification Topic 825—Financial Instruments (or any successor provision or other financial accounting standard having a similar result or effect) or an alternative basis of accounting applied in lieu of GAAP;

(2) any non-cash adjustments resulting in such period from (x) deferred revenues and the application of Accounting Standards Codification Topic 606—Revenue from Contracts with Customers (or any successor provision or other financial accounting standard having a similar result or effect) and (y) lease assets and liabilities and the application of Accounting Standards Codification Topic 842—Leases (or any successor provision or other financial accounting standard having a similar result or effect);

(3) any net unrealized gain or loss (after any offset) and expenses incurred resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Swap Contracts for currency exchange risk and (B) resulting from intercompany indebtedness among such Person and its Restricted Subsidiaries) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(4) any non-cash adjustments resulting from the application of Accounting Standards Codification Topic 825—Financial Instruments (or any successor provision or other financial accounting standard having a similar result or effect) or any comparable regulation;

(5) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees or any comparable regulation; and

(6) earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person in any period and so long as the expenses, charges and losses with respect to which such amounts relate have not been excluded from Consolidated Net Income of such Person in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Permitted Acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

Notwithstanding the foregoing, for the purpose of Section 6.01 only (other than Section 6.01(a)(z)(D)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 6.01(a)(z)(D).

“Consolidated Secured Debt Ratio” means, with respect to any Test Period, the ratio of (i) Consolidated Secured Net Debt as of the last day of such Test Period to (ii) Consolidated EBITDA of the Company for such Test Period.

“Consolidated Secured Net Debt” means, as of any date of determination, (i) any Indebtedness described in clause (i) of the definition of “Consolidated Total Net Debt” outstanding on such date, plus (ii) without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, in the case of both clauses (i) and (ii) hereof, that is secured by a Lien on the Collateral and that is not Subordinated Indebtedness, minus (iii) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date; provided that (a) Consolidated Secured Net Debt shall not include Indebtedness (1) that is available to be or may be redrawn (including loans under any revolving credit facility) other than Designated Revolving Commitments, (2) in respect of letters of credit, except to the extent of unreimbursed amounts under standby letters of credit; provided that any unreimbursed amount under standby letters of credit shall not be counted as Consolidated Secured Net Debt until 3 Business Days after such amount is drawn, (3) owed by Unrestricted Subsidiaries, (4) obligations in respect of Cash Management Services and (5) in respect of any Receivables Facility or any Qualified Securitization Transaction; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Secured Net Debt, and (b) the Net Proceeds of any Incremental Facility, Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt used (1) to replace or replenish cash on a Borrower’s or any other Restricted Subsidiary’s balance sheet that was previously used to finance a Permitted Acquisition or other permitted Investment or (2) to finance a pending Permitted Acquisition or other permitted Investment may be included in the calculation of the amount of cash in clause (iii) above and may be netted in calculating the Consolidated Secured Debt Ratio.

“Consolidated Total Debt Ratio” means, with respect to any Test Period, the ratio of (i) any Consolidated Total Net Debt as of the last day of such Test Period to (ii) the Consolidated EBITDA of the Company for the most recently ended Test Period immediately preceding such date, calculated on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date of determination, (i) the aggregate principal amount of Indebtedness of the Borrowers and their Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet (but excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting or recapitalization accounting in connection with any Permitted Acquisition or any other acquisition permitted hereunder) consisting only of Indebtedness for borrowed money and obligations in respect of Capitalized Leases or other purchase money Indebtedness, plus, (ii) without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, minus (iii) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date; provided that (a) Consolidated Total Net Debt shall not include Indebtedness (1) that is available to be or may be redrawn (including revolving loans under any revolving credit facility) other than Designated Revolving Commitments, (2) in respect of letters of credit, bank guarantees, bankers’ acceptances and performance or similar bank obligations, except to the extent of unreimbursed amounts under standby letters of credit; provided that any unreimbursed amount under standby letters of credit shall not be counted as Consolidated Total Net Debt until 3 Business Days after such amount is drawn, (3) owed by Unrestricted Subsidiaries, (4) Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or any Qualified Securitization Transaction and (5) obligations in respect of Cash Management Services; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt, and (b) the Net Proceeds of any Incremental Facility, Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt used (1) to replace or replenish cash on a Borrower’s or any other Restricted Subsidiary’s balance sheet that was previously used to finance a Permitted Acquisition or other permitted Investment or (2) to finance a pending Permitted Acquisition or other permitted Investment may be included in the calculation of the amount of cash in clause (iii) above and may be netted in calculating the Consolidated Total Debt Ratio.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” means Indebtedness or issuance of Disqualified Stock of Holdings and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any of its Restricted Subsidiaries in an aggregate principal amount or liquidation preference not greater than 100% of the net cash proceeds of the fair market value of marketable securities or the fair market value of Qualified Proceeds received by Holdings from the issue or sale of Equity Interests of Holdings and the aggregate amount of cash contributions made to the common equity capital of Holdings or any Restricted Subsidiary of Holdings after the Closing Date, including through consolidation, amalgamation or merger (other than Excluded Contributions, Designated Preferred Stock, Disqualified Stock or cash contributed by Holdings or a Restricted Subsidiary of Holdings); provided that:

(i) the cash received or contributed shall not increase the amount available for making Restricted Payments to the extent Holdings or its Restricted Subsidiaries incurred Indebtedness in reliance thereon; and

(ii) the cash received or contributed shall be excluded for purposes of incurring Indebtedness to the extent Holdings or any of its Restricted Subsidiaries make a Restricted Payment in reliance on such cash.

“Consolidated Total Assets” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date, calculated on a Pro Forma Basis.

“Contractual Obligation” shall mean, as to any person, any provision of any security issued by such person or any agreement, instrument or other undertaking to which such person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than the Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Holdings and/or other companies.

“Covered Jurisdiction” means the collective reference to Canada and the United States, including for the avoidance of doubt, any country, state, province, territory (other than a territory of the United States) thereof.

“Covered Party” has the meaning specified in Section 9.23(a).

“Credit Agreement” means (i) the ABL Credit Agreement and (ii) whether or not the ABL Credit Agreement remains outstanding, if designated by the Administrative Borrower to be included in the definition of “Credit Agreement,” one or more (1) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (2) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (3) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under this Agreement), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors; provided that the term “Credit Agreement” shall not include this Agreement, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Cash Equivalents) of Holdings and the Restricted Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and the Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding loans under the ABL Credit Agreement and other revolving Indebtedness.

“Customary Bridge/Interim Debt” means, with respect to any Indebtedness permitted hereunder that is subject to a Stated Maturity and/or Weighted Average Life to Maturity requirement contained herein, customary bridge credit facility or customary escrow arrangements to the extent that the long-term Indebtedness into which such facility or arrangement is to be converted, exchanged or extended (or upon release of such escrow) would satisfy the applicable Stated Maturity and/or Weighted Average Life to Maturity requirement.

“Debt Fund Affiliate” shall mean any Affiliate of the Sponsor (other than a natural person) that is a bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that has (a) defaulted in its obligation to make a Loan required to be made by it hereunder within three Business Days of the date such Loan was required to be made hereunder, unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s good faith and reasonable determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (b) failed to pay the Administrative Agent or any other Lender or any other amount required to be paid by it hereunder, (c) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation (unless such writing states that such position is based on such Lender’s good faith and reasonable determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in writing or public statement) cannot be satisfied), or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally to which it commits to extend credit, (d) failed, within three Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent or the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent or the Administrative Borrower, as the case may be), or (e) become (or its direct or indirect parent company has become) (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) other than via an Undisclosed Administration, the subject of a proceeding under any bankruptcy or other debtor relief laws or has been taken over by any regulatory authority or agency or (iii) other than via an Undisclosed Administration, the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Administrative Borrower and each Lender.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to a certificate of a Responsible Officer of the Administrative Borrower, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.04.

“Designated Preferred Stock” means Preferred Stock of Holdings or any Parent Company (other than Disqualified Stock), that is issued for cash (other than to Holdings or any of its Subsidiaries or an employee stock plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in Section 6.01(a)(z).

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis (or delayed draw basis) to Holdings or any of its Restricted Subsidiaries by any Person other than Holdings or any of its Restricted Subsidiaries that have been designated in a certificate of a Responsible Officer of the Administrative Borrower as “Designated Revolving Commitments” until such time as the Administrative Borrower subsequently delivers a certificate of a Responsible Officer to the Administrative Agent to the effect that such commitments shall no longer constitute “Designated Revolving Commitments”; provided that during such time (including at the time of the incurrence of such Designated Revolving Commitments), (1) such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Interest Coverage Ratio, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio and the availability of any Baskets hereunder and (2) commencing on the date such Designated Revolving Commitments are established after giving Pro Forma Effect to the incurrence of the entire committed amount of the Indebtedness thereunder (but without netting any cash proceeds thereof except to the extent expressly provided in the definitions of Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio and Consolidated Total Debt Ratio), such committed amount under such Designated Revolving Commitments may thereafter be borrowed (and reborrowed, if applicable), in whole or in part, from time to time, without further compliance with any Basket or financial ratio or test under this Agreement (including the Interest Coverage Ratio, the Consolidated Total Debt Ratio, the Consolidated First Lien Debt Ratio and the Consolidated Secured Debt Ratio).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the board of directors (or similar governing body) of the Company (or, if no such body exists at the Company, at a Parent Company) having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the board of directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company, Holdings or any Parent Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualifying Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Obligations), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualifying Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Obligations), (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b), (c) and (d), prior to the date that is 91 days after the latest Maturity Date then outstanding at the time of issuance of such Equity Interests; provided that any Equity Interests held by any future, current or former employee, director, officer, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries, any Parent Company or any other entity in which Holdings or any of its Restricted Subsidiaries has an Investment and is designated in good faith as an “affiliate” by the Company, in each case pursuant to any co-invest agreement, equity subscription or shareholders’ agreement, any management, shareholder, director or employee equity plan, any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or any Parent Company or any of their respective Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, independent contractor’s or consultant’s termination of employment or service, as applicable, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Disqualified Institution” shall mean (a) those banks, financial institutions and other institutional lenders (or related funds of such institutional lenders), in each case that have been identified in writing by the Administrative Borrower or the Sponsor prior to the Closing Date, (b) those persons who are competitors of Holdings or its Subsidiaries or Affiliates of competitors or any of their respective subsidiaries that have been identified in writing by the Administrative Borrower or the Sponsor to the Lead Arrangers prior to the Closing Date or to the Administrative Agent from time to time thereafter, (c) any Affiliate of the persons referenced in clause (a) or (b) that is (x) identified in writing by the Administrative Borrower or the Sponsor to the Administrative Agent from time to time or (y) reasonably identifiable as an Affiliate of such person on the basis of such person’s name or otherwise or which is commonly known to be an Affiliate of such person and (d) any Excluded Party; provided that the Administrative Borrower, upon reasonable notice to the Administrative Agent, may update any list provided pursuant to this definition as contemplated above, which updated list shall become effective one Business Day after delivery thereof to the Administrative Agent; provided, further that, no updates to any list shall be deemed to retroactively disqualify any parties that have properly acquired an assignment or participation interest in respect of the Loans in accordance with this Agreement from continuing to hold or vote such properly acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Institutions.

“Dollars” or “$” shall mean lawful currency of the United States of America.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of Holdings that was formed under the laws of the United States or any state of the United States or the District of Columbia (and, for the avoidance of doubt, excluding Puerto Rico or any territory of the United States).

“Domestic Subsidiary” means any Subsidiary of Holdings that was formed under the laws of the United States or any state of the United States or the District of Columbia (and, for the avoidance of doubt, excluding Puerto Rico or any territory of the United States).

“ECF Prepayment Date” shall have the meaning assigned to such term in Section 2.13(c).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but, subject to the following proviso, in any event excluding any natural person, Holdings and its Affiliates and any Disqualified Institution; provided that notwithstanding the foregoing, (i) subject to Section 9.04(p), a Debt Fund Affiliate shall be an Eligible Transferee, (ii) subject to Section 9.04(m), an Affiliated Lender shall be an Eligible Transferee, and (iii) subject to Section 9.04(n), each of Holdings, the Borrowers and each if their Subsidiaries shall be an Eligible Transferee. For the avoidance of doubt, no limited partner of any Sponsor shall be deemed to be an Affiliate of Holdings for the purposes of this definition of “Eligible Transferee”.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any Environmental Permit (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the Environment under any applicable Environmental Law, including but not limited to any Environmental Law related to Hazardous Materials.

“Environmental Laws” shall mean all former, current and hereafter in effect Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements in each case, relating to protection of the Environment, human health and safety (to the extent relating to exposure to Hazardous Materials) or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) actual or alleged non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials in violation of any Environmental Laws, (c) exposure to any Hazardous Materials or (d) the Release of any Hazardous Materials, including, in each case, any such liability which has been retained or assumed either contractually or by operation of law.

“Environmental Permit” shall mean any permit, approval, identification number, license, consent or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock whether or not such debt securities include any right of participation with Equity Interests, until any such conversion).

“Equity Offering” means (a) a public or private sale either (1) of Equity Interests of Holdings or the Company (other than Disqualified Stock and other than to a Subsidiary of Holdings or any Parent Company) or (2) of Equity Interests of a Parent Company (other than to Holdings, a Subsidiary of Holdings or any other Parent Company), in each case, other than public offerings registered on Form S-8 or (b) any Qualified IPO.

“Equity Purchased Assets” shall have the meaning set forth in the definition of the term “Asset Sales”.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414 (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a contribution required to be made with respect to any Plan or any Multiemployer Plan has not been timely made; (c) the Borrowers or any ERISA Affiliate has incurred any liability to or on account of any Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code; (d) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (e) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (f) the incurrence by the Borrowers or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including any Withdrawal Liability) of the Borrowers or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (g) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (h) the receipt by the Borrowers or any of their ERISA Affiliates from the PBGC or a plan administrator of any written notice relating to the intention to terminate any Plan or to appoint a trustee to administer any such Plan; or (i) the receipt by the Borrowers or any of their ERISA Affiliates of any notice that a Multiemployer Plan is, or is expected to be, insolvent or in endangered or critical status, within the meaning of Section 4245 or Section 305 of ERISA, respectively.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of Holdings, the excess of:

(a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of Holdings and the Restricted Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year, except to the extent resulting from the writedown of inventory or accounts receivable), other than any such reductions arising from acquisitions or dispositions completed during such period, exchange rate fluctuations or the application of purchase accounting, over

(b) the sum, without duplication, of:

(i) the amount of any Taxes payable in cash by Holdings and the Restricted Subsidiaries with respect to such fiscal year (and, without duplication, all Tax distributions made in reliance on Section 6.01(b)(6) during such period),

(ii) Consolidated Interest Expense and letter of credit issuance costs for such fiscal year,

(iii) other than to the extent referred to in the second proviso to Section 2.13(c), capital expenditures made in cash during such fiscal year (or, at the option of the Administrative Borrower, on or prior to the applicable ECF Prepayment Date with respect to such fiscal year (without counting such amounts in the calculation of Excess Cash Flow for the subsequent fiscal year)) (or, at the option of the Administrative Borrower, on or prior to the applicable ECF Prepayment Date with respect to such fiscal year (without counting such amounts in the calculation of Excess Cash Flow for the subsequent fiscal year)), in each case except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) or Equity Interests that have been issued for such purpose,

(iv) repayments or repurchases of Indebtedness (other than (1) mandatory prepayments of Loans under Section 2.13(c) and (2) voluntary prepayments (or purchases) of Indebtedness referred to in clauses (A) and (B) of the second proviso to Section 2.13(c)) made by Holdings and the Restricted Subsidiaries during such fiscal year (or, at the option of the Administrative Borrower, on or prior to the applicable ECF Prepayment Date with respect to such fiscal year (without counting such amounts in the calculation of Excess Cash Flow for the subsequent fiscal year)), but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn (at the time a prepayment with respect to Excess Cash Flow is required hereunder) and do not occur in connection with a refinancing of all or any portion of such Indebtedness with the proceeds of long-term Indebtedness (other than revolving Indebtedness),

(v) to the extent not included as a charge or expense in calculating Consolidated Net Income or added back in calculating Consolidated EBITDA, in each case for the relevant period, cash payments in respect of long-term liabilities other than Indebtedness made during such fiscal year to the extent not funded with long-term Indebtedness (other than revolving Indebtedness),

(vi) other than to the extent referred to in the second proviso to Section 2.13(c), Restricted Payments and Investments permitted under Section 6.01 and made in cash during such fiscal year (or, at the option of the Administrative Borrower, on or prior to the applicable ECF Prepayment Date with respect to such fiscal year (without counting such amounts in the calculation of Excess Cash Flow for the subsequent fiscal year)), other than Restricted Payments (1) made with any proceeds of (x) any issuance and sale of Equity Interests of Holdings that is contributed to the Administrative Borrower or (y) any cash capital contribution to Holdings that is contributed to the Administrative Borrower, or (2) made in reliance on clauses (B), (C), (G) and (I) of Section 6.01(a)(z),

(vii) cash expenditures made during such fiscal year (or, at the option of the Administrative Borrower, on or prior to the applicable ECF Prepayment Date with respect to such fiscal year (without counting such amounts in the calculation of Excess Cash Flow for the subsequent fiscal year)) in respect of accruals and reserves in effect as of the Closing Date,

(viii) other cash expenditures during such fiscal year (or, at the option of the Administrative Borrower, on or prior to the applicable ECF Prepayment Date with respect to such fiscal year (without counting such amounts in the calculation of Excess Cash Flow for the subsequent fiscal year)) that were either excluded in determining Consolidated Net Income pursuant to the definition of the term “Consolidated Net Income” or added back in determining Consolidated EBITDA pursuant to the definition of the term “Consolidated EBITDA”,

(ix) cash payments made by Holdings and the Restricted Subsidiaries during such fiscal year (or, at the option of the Administrative Borrower, on or prior to the applicable ECF Prepayment Date with respect to such fiscal year (without counting such amounts in the calculation of Excess Cash Flow for the subsequent fiscal year)) as a purchase price adjustment pursuant to the Acquisition Agreement or in connection with any Permitted Acquisition or permitted Investment (including financing and refinancing fees and any premium or penalty paid in connection with redeeming or retiring Indebtedness in connection with such acquisition or investment),

(x) cash payments by Holdings or any Restricted Subsidiary in respect of premiums, make-whole fees and similar amounts in connection with repayments or repurchases of Indebtedness during such fiscal year (or, at the option of the Administrative Borrower, on or prior to the applicable ECF Prepayment Date with respect to such fiscal year (without counting such amounts in the calculation of Excess Cash Flow for the subsequent fiscal year)),

(xi) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year, except to the extent resulting from the writedown of inventory or accounts receivable), other than any such additions arising from acquisitions or dispositions completed during such period, exchange rate fluctuations or the application of purchase accounting, and

(xii) an amount equal to the amount of all other non-cash items to the extent added back in arriving at Consolidated EBITDA.

For the avoidance of doubt, for purposes of calculating Consolidated EBITDA in clause (a)(i) of this definition, the Consolidated EBITDA of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with or into Holdings, a Borrower or any other Restricted Subsidiary shall be excluded.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

i.

(A) any fee owned Real Property (other than Material Real Properties); provided that any fee-owned Real Property located in the United States that is located in a flood or mudslide hazard area or subject to any flood insurance due diligence, flood insurance requirements or compliance with flood insurance laws shall not be included in the Collateral and (B) any leasehold rights and interests in Real Property (including any obligation to obtain landlord or other third-party waivers, non-disturbance agreements, estoppels, bailee waivers, warehouseman waivers and collateral access letters);

ii.	motor vehicles, airplanes and other assets subject to certificates of title;

iii.	commercial tort claims where the amount of damages claimed by the Borrowers or the applicable Guarantor is less than $10,000,000;

iv.

any governmental or regulatory licenses or federal, state, provincial, territorial or local franchises, charters and authorizations and any other property and assets to the extent that the Collateral Agent may not (or is restricted from) validly possess a Lien therein under applicable law (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a Lien in any asset which would require governmental, regulatory or third party consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained (it being understood and agreed that the Borrowers and the Guarantors shall be under no obligation to obtain such consent, approval, license or authorization)), other than to the extent such prohibition, limitation or restriction is rendered ineffective under the UCC or other applicable law;

v.

any particular asset or right under contract (including any lease, license, permit or agreement), if the pledge thereof or the Lien therein (A) is prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or regulatory authority), other than to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable law and (B) to the extent and for so long as it would violate or invalidate the terms of such contract (in each case, after giving effect to the relevant provisions of the UCC or other applicable requirements of law) or would give rise to a termination right of a third party (other than Holdings, a Borrower or any Restricted Subsidiary) thereunder or require consent, approval, license or authorization of a third party (other than Holdings, a Borrower or any Restricted Subsidiary) thereunder (except to the extent such provision is overridden by the UCC or other applicable requirements of law), in each case, only to the extent that such limitation on such pledge or security interest is not otherwise prohibited;

vi.

(A) margin stock, (B) Equity Interests in, and property and assets of, any Person other than Wholly-Owned Restricted Subsidiaries, and (C) Equity Interests in, and property and assets of, any broker-dealer Subsidiary, Unrestricted Subsidiary, Captive Insurance Subsidiary, not-for-profit Subsidiary or special purpose securitization vehicle (or similar entity) or any Subsidiary that is an Immaterial Subsidiary, in each case of this clause (C) that are not Guarantors;

vii.

any lease, license or agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement permitted by this Agreement, in each case, to the extent that a grant of a Lien therein (A) would violate or invalidate such lease, license or agreement, or purchase money or similar arrangement or create a right of termination in favor of any other party thereto other than the Borrowers or any Guarantor (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or (B) would require governmental, regulatory or third-party (other than the Borrowers or any Guarantor) approval, consent or authorization pursuant to the terms thereof (in each case after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) (other than proceeds and receivables thereof, the assignment of which is deemed effective under the UCC or other applicable law notwithstanding such prohibition) not obtained (without any requirement to obtain such approval, consent or authorization) (in each case of clauses (A) and (B), after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law but only to the extent that such limitation on such pledge or Lien is not otherwise prohibited under this Agreement);

viii.

letter of credit rights, except to the extent perfection of the Lien therein is accomplished by the filing of a UCC financing statement or equivalent financing statement, financing change statement or registration (it being understood that no actions shall be required to perfect a Lien in letter of credit rights, other than the filing of a UCC financing statement or equivalent financing statement, financing change statement or registration);

ix.

any intent-to-use trademark application of any Guarantor that is a Domestic Restricted Subsidiary prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto;

x.

the creation or perfection of pledges of, or security interests in, any property or assets that could reasonably be expected to result in adverse tax consequences and/or adverse regulatory consequences and assets where the burden or cost (including adverse tax or regulatory consequences) of obtaining a Lien therein or perfection thereof exceeds the practical benefit to the Secured Parties afforded thereby as reasonably determined by the Administrative Borrower in good faith and notified in writing to the Collateral Agent;

xi.	segregated funds held in a fiduciary capacity for others (that are the Borrowers or a Guarantor);

xii.	Receivables Assets sold to or otherwise pledged, factored, transferred or sold in connection with any Receivables Facility;

xiii.

any property subject to a Lien permitted by clauses (iv), (vi) (limited to Capitalized Leases, attributable indebtedness and purchase money security interest and other similar arrangements incurred pursuant thereto), or (xii) of the definition of “Permitted Liens” (in the case of clause (xii) to the extent relating to a Lien originally incurred pursuant to clause (iv) or (vi)) in each case, to the extent the documents governing such lien do not permit any other lien on such property;

xiv.	cash collateral held solely for the benefit of holders of Permitted Debt;

xv.

voting Equity Interests (and Indebtedness treated as equity for U.S. federal income tax purposes) of any Subsidiary that is (A) a CFC or (B) a CFC Holdco, in each case, in excess of 65% of the issued and outstanding voting Equity Interests (and Indebtedness treated as equity for U.S. federal income tax purposes) of such CFC or CFC Holdco;

xvi.

any assets of (A) any Foreign Subsidiary that is a CFC or a CFC Holdco or (B) any Subsidiary of such a CFC or CFC Holdco (including Equity Interests of any such Subsidiary of such a CFC or CFC Holdco);

xvii.	segregated lockboxes and collection accounts (and any cash and Cash Equivalents therein) maintained solely in connection with any factoring facility; and

xviii.

any assets located or titled outside the United States or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets under such non-U.S. jurisdiction, including any Intellectual Property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (i) through (xviii) (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to in clauses (i) through (xviii)); provided, further, that, other than assets owned by any Canadian Restricted Subsidiary (which shall secure the ABL Obligations but not the Obligations) no assets shall constitute an Excluded Asset unless such asset also constitutes an “Excluded Asset” under and as defined in the ABL Credit Agreement.

So long as the ABL Intercreditor Agreement is in effect and prior to the repayment in full of the obligations under the ABL Credit Agreement, if the ABL Collateral Agent determines that any property that would be ABL Priority Collateral if such property constituted Collateral shall be excluded by falling within the definition of “Excluded Asset” (in each case as defined in the ABL Credit Agreement), the Collateral Agent shall automatically be deemed to accept such determination under this Agreement and the Security Documents with respect to the Obligations and shall execute any documentation requested by the Administrative Borrower or Holdings, if applicable, in connection therewith, in each case, other than pursuant to a repayment or refinancing of the ABL Credit Agreement, including the immediately preceding paragraph. The Administrative Borrower shall provide written notice (which may be by email) to the Collateral Agent certifying as to any such determination made by the ABL Collateral Agent which shall be binding upon the Collateral Agent and the Lenders in accordance with the terms of this Agreement and such Security Documents.

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or Fair Market Value of marketable securities or the fair market value of Qualified Proceeds received by Holdings, a Borrower or any Guarantor after the Closing Date from:

(i) contributions to its common equity capital;

(ii) dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(iii) the sale (other than to Holdings or to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings or any Subsidiary of Holdings) of Capital Stock (other than Refunding Capital Stock, Disqualified Stock or Designated Preferred Stock) of Holdings;

in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent, the proceeds of which are excluded from the calculation set forth in Section 6.01(a)(z).

“Excluded Parties” shall mean, with respect to any Lead Arranger, any of its Affiliates that are (a) engaged as principals primarily in private equity, mezzanine financing or venture capital or (b) engaged or potentially engaged directly or indirectly in a sale of the Group Companies as sell-side representative (it being understood that Excluded Parties shall not include, and disclosure may be made to, a limited number of employees who are required, in accordance with industry regulations or the applicable Lead Arranger’s bona fide internal policies and procedures to act in a supervisory capacity and the Lead Arrangers’ internal legal, compliance, risk management or credit approval professionals or investment committee members, in the case of each of the foregoing, solely in their respective capacities as such).

“Excluded Subsidiaries” means, (i) any direct or indirect Subsidiary that is not a Wholly-Owned Subsidiary of a Borrower or a Guarantor, (ii) Unrestricted Subsidiaries, (iii) Immaterial Subsidiaries, (iv) special purpose vehicle (or similar entity, including any Securitization Subsidiary or Receivables Subsidiaries), (v) Regulated Subsidiaries or Broker-Dealer Regulated Subsidiary, (vi) Not-for-Profit Subsidiaries, (vii) any direct or indirect Foreign Subsidiary and any CFC Holdco, (viii) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (ix) Captive Insurance Subsidiaries, (x) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the date of this Agreement (or, in the case of any newly acquired Subsidiary, existing at the time of acquisition thereof after the date of this Agreement (so long as such prohibition did not arise in contemplation of avoiding the guarantee and collateral requirements under this Agreement), in each case, from guaranteeing the Obligations or which would require governmental (including regulatory) or third party consent, approval, license or authorization or could reasonably expected to result in adverse tax consequences as reasonably determined by the Administrative Borrower, (xi) any Subsidiary where the burden, difficulty or consequence of obtaining a guarantee by such Subsidiary (taking into account any adverse tax or regulatory consequences to Holdings or any of its Parent Companies (including the imposition of withholding or other Taxes that are not de minimis)) would outweigh the practical benefit to be obtained by the Secured Parties as reasonably determined by the Administrative Borrower in good faith and (xii) any Subsidiary acquired pursuant to a permitted acquisition or other permitted Investment that is prohibited from providing a guarantee pursuant to the terms of any permitted Indebtedness (and such prohibition was not entered into in anticipation of such acquisition); provided, that no Subsidiary shall constitute an Excluded Subsidiary unless such Subsidiary also constitutes (x) an “Excluded Subsidiary” under and as defined in the ABL Credit Agreement and (y) an “Excluded Subsidiary” under and as defined in the 2026 Notes Indenture.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers or any other Loan Party hereunder, (a) income or franchise Taxes imposed on (or measured by) such recipient’s net income (however denominated) or overall gross income , in each case imposed (i) by any jurisdiction as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, such jurisdiction (or any political subdivision thereof) or (ii) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document), (b) any branch profits or similar Taxes imposed by any jurisdiction described in clause (a) above, (c) (i) any Tax that is attributable to such recipient’s failure to comply with Section 2.20(e), (ii) any U.S. federal withholding Tax imposed on amounts payable to such Lender pursuant to a Law in effect on the date such Lender becomes a party to this Agreement (other than pursuant to a request by the Administrative Borrower under Section 2.21(a)) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers or any other Loan Party with respect to such withholding Tax pursuant to Section 2.20(a), and (d) any Taxes arising under FATCA.

“Existing Receivables Facilities” means the Account Purchase Agreement among Alexandria Moulding, Inc., Moulure Alexandria Moulding Inc., Wells Fargo Bank, National Association and Wells Fargo Capital Finance Corporation Canada, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Administrative Borrower) as replaced (whether or not upon termination, and whether with the original purchasers or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including by adding Restricted Subsidiaries as additional parties thereto and whether by the same or any other purchaser or group of purchasers.

“Existing Seller Credit Agreements” shall mean (a) the Construction and Permanent Loan Agreement dated as of January 12, 2015 among Ruhle & Kerr Associates, LLC, as borrower, the guarantors party thereto and Manufacturers and Traders Trust Company, (b) the Construction and Permanent Loan Agreement dated as of September 15, 2016 among Ruhle & Kerr Associates, LLC, as borrower, the guarantors party thereto and M&T Bank, and (c) the Loan and Security Agreement dated as of June 14, 2012 among Ruhle & Kerr Associates, LLC and Ruhle & Kerr DSD, LLC, as borrowers, the guarantors party thereto and Manufacturers and Traders Trust Company, in each case, as amended, supplemented or otherwise modified.

“Existing Target Credit Agreement” shall mean the Amended and Restated Loan Agreement dated as of November 14, 2014 among Reeb Millwork Corporation, Reeb Millwork Corporation of New York, Reeb Millwork of New England, Inc., Reeb Millwork Corporation of Maryland, Inc., Reeb Millwork Corporation – Southeast and R And K Logistics, Incorporated, as borrowers, and Manufacturers and Traders Trust Company, as amended, supplemented or otherwise modified.

“Extended Term Loans” shall have the meaning assigned thereto in Section 2.27(a)(iii).

“Extension” shall have the meaning assigned thereto in Section 2.27(a).

“Extension Amendment” shall have the meaning assigned thereto in Section 2.27(c).

“Extension Date” shall mean the date on which Extended Term Loans are established.

“Extension Offer” shall have the meaning assigned thereto in Section 2.27(a).

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities, contingent or otherwise, associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction, determined in good faith by the Company (unless otherwise provided in this Agreement).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, convention or treaties implementing any of the foregoing (together with any law implementing such agreements or treaties).

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Fee Letter” shall mean that certain Fee Letter, dated as of September 10, 2021, by and among the Administrative Agent, the Lead Arrangers and the Administrative Borrower.

“Fenway Acquisition” means the acquisition by any Borrower and/or one or more Wholly-Owned Restricted Subsidiaries of the Borrowers of 100% of the Equity Interests of DW Distribution, Inc., a Texas corporation (or its successor).

“Financial Officer” of any person shall mean the president, chief financial officer, principal accounting officer, treasurer or controller of such person (or other officer of such person with similar responsibilities).

“First Lien Documents” means the credit, guarantee and security documents governing the First Lien Obligations.

“First Lien Obligations” means, collectively (i) the Obligations, (ii) the 2026 Notes Obligations and (iii) each Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (i) the Secured Parties, (ii) the 2026 Notes Secured Parties and (iii) any Additional First Lien Secured Parties.

“First Lien Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing First Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case to the extent relating to the collateral securing the First Lien Obligations.

“Fitch” means Fitch Ratings, Ltd, and its successors.

“Fixed Asset Obligations” means the Initial Fixed Asset Obligations and any Additional Fixed Asset Obligations.

“Fixed Asset Obligations Documents” means, collectively, the documentation in respect of the Fixed Asset Obligations, including the First Lien Documents.

“Fixed Asset Priority Collateral” means the portion of Collateral that is not ABL Priority Collateral, including all real estate, equipment and intellectual property of any Grantor and any unit, membership or equity interests of any subsidiary of any Grantor (including, for the avoidance of doubt, any such property and interests in property that, but for the application of Section 552 of the Bankruptcy Code (or any provision of any other Bankruptcy Laws) would constitute Fixed Asset Priority Collateral).

“Fixed GAAP Date” means the Closing Date; provided that at any time after the Closing Date, the Administrative Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (i) the definitions of the terms “Interest Coverage Ratio,” “Consolidated Net Income,” “Consolidated Total Debt Ratio,” “Consolidated Total Indebtedness,” “Consolidated EBITDA” and “Indebtedness,” (ii) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (iii) any other term or provision of this Agreement that, at the Administrative Borrower’s election, may be specified by the Administrative Borrower by written notice to the Administrative Agent from time to time; provided that the Administrative Borrower may elect to remove any term from constituting a Fixed GAAP Term.

“Foreign Lender” shall mean any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary of Holdings or a Borrower that is not a Domestic Restricted Subsidiary.

“Fund Affiliates” shall mean, with respect to any person, any other person which (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such person and (b) is organized by the former such person (or by a person Controlling both of such persons) primarily for the purpose of making equity or debt investments in one or more companies, but, in each case, not including any of such person’s portfolio companies.

“GAAP” means International Financial Reporting Standards or any accounting principles that are recognized as generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the Commission applicable only to public companies); provided that all terms of an accounting or financial nature used in this Agreement shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value,” as defined therein and (b) any lease (or similar arrangement conveying the right to use) that would have been characterized as an operating lease in accordance with GAAP in force prior to December 15, 2018 (whether or not such lease was in effect on such date) shall be accounted for as, and deemed to be, an operating lease (and not as Indebtedness or as a Capitalized Lease) for all purposes of this Agreement regardless of the implementation of any change in GAAP following such date that would otherwise require such lease to be recharacterized as Indebtedness or as a Capitalized Lease; provided, further, that if any such accounting principle changes after the Closing Date, the Administrative Borrower may, at its option, elect to employ such accounting principle as in effect on the Closing Date, as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement); provided that the Administrative Borrower may at any time elect by written notice to the Administrative Agent to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. Following such election, all ratios, computations and references to accounting standards based on GAAP contained in this Agreement shall be computed in conformity with IFRS; provided that notwithstanding any other provision contained herein, (a) any lease (or similar arrangement conveying the right to use) that would have been characterized as an operating lease in accordance with IFRS in force prior to December 15, 2018 (whether or not such lease was in effect on such date) shall be accounted for as, and deemed to be, an operating lease (and not as Indebtedness or as a Capitalized Lease) for all purposes of this Agreement regardless of the implementation of IFRS 16, leases or otherwise any change in IFRS following such date that would otherwise require such lease to be recharacterized as Indebtedness or as a Capitalized Lease. For the purposes of this Agreement, the term “consolidated,” with respect to any Person, shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“General Debt Basket” shall have the meaning provided to such term in Section 6.03(b)(21)(i).

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Grantors” means Holdings, the Borrowers and the other Guarantors.

“Group” means, collectively, Holdings and each of Holdings’ Restricted Subsidiaries.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantee and Collateral Agreement” shall mean the Term Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among Holdings, the Borrowers, the Subsidiary Guarantors and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” means Holdings and the Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(i) any Swap Contract;

(ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(iii) other agreements or arrangements (including any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements)) designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, or asbestos containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, per-or polyfluoroalkyl substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Holdings” shall have the meaning set forth in the preamble.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immaterial Subsidiary” means any Restricted Subsidiary of Holdings that is not a Material Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including, in each case, adoptive relationships) and/or any direct lineal descendants and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incentive Arrangements” shall mean any (a) customary earn-out arrangements, (b) share or stock appreciation rights, (c) “phantom” share or stock plans, (d) non-competition agreements and (e) other incentive and bonus plans entered into by Holdings or any Restricted Subsidiary for the benefit of, and in order to retain, executives, officers, directors, consultants or employees of persons or businesses in connection with the Acquisition or the Permitted Acquisition of, or other permitted Investment in, such person or business after the Closing Date.

“Incremental Amendment” shall mean an amendment to this Agreement pursuant to Section 2.24 or 2.25, as applicable, among the Borrowers and one or more Incremental Term Lenders or Incremental Revolving Lenders, as applicable.

“Incremental Equivalent Debt” shall mean Indebtedness (which may be in the form of loans or notes and may be unsecured or secured on a pari passu basis with or junior lien basis to the Initial Term Loans) in an amount not to exceed the Incremental Facility Amount issued in lieu of loans under any Incremental Term Facility consisting of the issuance of senior or subordinated notes or loans, in each case which may be issued in a public offering, Rule 144A or other private placement or bridge in lieu of the foregoing, or senior or subordinated “mezzanine” Indebtedness; provided that (i) the All-In Yield applicable to such Incremental Equivalent Debt shall be determined by the Administrative Borrower and the applicable lenders or other debtholders providing such Incremental Equivalent Debt, (ii) such Incremental Equivalent Debt (x) will have a final scheduled maturity date no earlier than the then-final scheduled maturity date of the Initial Term Loans then in existence and (y) shall have a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Initial Term Loans then in effect; provided that this clause (ii) shall not apply to (a) Indebtedness in an aggregate principal amount of up to the Incremental Maturity Carveout immediately prior to the time of issuance of such Incremental Equivalent Debt and (b) Customary Bridge/Interim Debt, (iii) except as otherwise expressly set forth herein, such Incremental Equivalent Debt shall have other terms as determined by the Borrowers and the lenders providing such Indebtedness, (iv) such Incremental Equivalent Debt, as determined by the Administrative Borrower in its sole discretion, (x) may rank pari passu in right of payment with or junior in right of payment to the Obligations that are senior in right of payment (and, if ranking junior in right of payment to such Obligations, shall be subject to customary subordination documentation reasonably satisfactory to the Administrative Agent and the Administrative Borrower), (y) may be secured by Liens on the Collateral and may rank pari passu in right of security with or junior in right of security to the Initial Term Loans (and, if secured by Liens on the Collateral, shall be subject to a Pari Passu Intercreditor Agreement or Junior Lien Priority Intercreditor Agreement, as applicable) or (z) may be unsecured; provided, that (I) such Incremental Equivalent Debt may be Guaranteed by any Loan Party, but shall not be subject to any Guarantee by any person other than a Loan Party and (II) if such Incremental Equivalent Debt is secured, the obligations in respect thereof shall not be secured by a Lien on any asset other than any asset constituting Collateral (except to the extent that any additional collateral security is added to the Collateral to secure, and additional guarantees are added for the benefit of, the Initial Term Loans), (v) subject to clause (ii) above, the amortization schedule (if any) applicable to such Incremental Equivalent Debt shall be determined by the Administrative Borrower and the applicable lenders or other debtholders providing such Incremental Equivalent Debt, (vi) any fees payable in connection with any such Incremental Equivalent Debt shall be determined by the Administrative Borrower and the arrangers and/or the lenders or other debtholders providing such Incremental Equivalent Debt, and (vii) such Incremental Equivalent Debt may provide for the ability to participate in any mandatory prepayments on a pro rata basis or less than pro rata basis with the then outstanding Initial Term Loans or Incremental Term Facilities).

“Incremental Facility” shall have the meaning ascribed to such term in Section 2.25(a).

“Incremental Facility Amount” shall mean an aggregate principal amount not to exceed

(a) an unlimited amount, provided that after giving Pro Forma Effect to the incurrence of such amount (and after giving Pro Forma Effect to any acquisition, other investment or repayment of Indebtedness consummated in connection therewith), and in the case of any Incremental Revolving Commitments, assuming a full draw on such Incremental Revolving Commitments, (A) if such Incremental Facility or Incremental Equivalent Debt ranks pari passu in right of payment and security with the Initial Term Loans, either (1) the Consolidated First Lien Debt Ratio calculated on a Pro Forma Basis as of the last day of the Test Period most recently ended does not exceed 5.00:1.00 or (2) in the case of any Incremental Facility or Incremental Equivalent Debt secured by Liens on the Collateral on a pari passu basis in right of security with the Initial Term Loans incurred in connection with a Permitted Acquisition or any other investment not prohibited hereunder, the Consolidated First Lien Debt Ratio calculated on a Pro Forma Basis as of the last day of the Test Period most recently ended either (x) does not exceed 5.00:1.00 or (y) is not greater than the Consolidated First Lien Debt Ratio immediately prior to such Permitted Acquisition or other investment not prohibited hereunder, (B) if such Incremental Facility or Incremental Equivalent Debt is secured but ranks junior in right of security to the Obligations that are secured on a first lien basis, either (1) the Consolidated Secured Debt Ratio calculated on a Pro Forma Basis as of the last day of the Test Period most recently ended does not exceed 6.00:1.00 or (2) in the case of any Incremental Facilities or Incremental Equivalent Debt incurred on a junior basis in connection with a Permitted Acquisition or any other investment not prohibited hereunder, the Consolidated Secured Debt Ratio calculated on a Pro Forma Basis as of the last day of the Test Period most recently ended either (x) does not exceed 6.00:1.00 or (y) is not greater than the Consolidated Secured Debt Ratio immediately prior to such Permitted Acquisition or other investment not prohibited hereunder, and (C) if such Incremental Facility or Incremental Equivalent Debt is unsecured or secured by Liens on assets other than Collateral, either (1)(x) the Consolidated Total Debt Ratio calculated on a Pro Forma Basis as of the last day of the Test Period most recently ended does not exceed 6.75:1.00 or (y) the Interest Coverage Ratio on a Pro Forma Basis as of the last day of the Test Period most recently ended is not less than 1.75:1.00 or (2) in the case of any unsecured Incremental Facilities, Incremental Facilities secured by Liens on assets other than Collateral or Incremental Equivalent Debt incurred in connection with a Permitted Acquisition or any other investment not prohibited hereunder, either (x) the Consolidated Total Debt Ratio calculated on a Pro Forma Basis either (I) does not exceed 6.75:1.00 or (II) is not greater than the Consolidated Total Debt Ratio immediately prior to such Permitted Acquisition or other investment not prohibited hereunder or (y) the Interest Coverage Ratio on a Pro Forma Basis as of the last day of the Test Period most recently ended either (I) is not less than 1.75:1.00 or (II) is not less than the Interest Coverage Ratio immediately prior to such Permitted Acquisition or other investment not prohibited hereunder, in each case, subject to the limitations in Section 1.07 in connection with a Limited Condition Transaction, plus (b) the greater of (A) 100% of Closing Date LTM EBITDA and (B) the aggregate amount of LTM EBITDA, less any amount used pursuant to Section 6.03(a)(1)(A) or 6.03(b)(13)(i)(1) (this clause (b), the “Incremental Starter Amount”), plus (c) the amount of any optional prepayment of any Loan in accordance with Section 2.12, prepayments of Term Loans pursuant to Section 2.21(a), voluntary prepayments, purchases or reductions of Indebtedness secured on a pari passu basis with the Initial Term Loans, the amount of purchases of the Loans pursuant to Section 9.04(n) in an amount equal to the face value of such Indebtedness and/or the amount of any permanent reduction of any Incremental Revolving Commitment, so long as, in the case of any such optional prepayment or purchase, such prepayment was not funded with the proceeds of any long-term Indebtedness (other than proceeds of loans under any revolving credit facility), plus (d) any amounts available for use under the General Debt Basket, plus (e) the Available Amount; provided that (i) the Administrative Borrower may select utilization under clause (a), (b), (c), (d) or (e) above in its sole discretion, (ii) indebtedness under any Incremental Facility or Incremental Equivalent Debt may be incurred simultaneously under clauses (a), (b), (c), (d) and/or (e), and proceeds from any such incurrence may be utilized in a single transaction by, unless the Administrative Borrower elects otherwise, first calculating the incurrence under clause (a) above and then calculating the incurrence under clauses (b), (c), (d) and/or (e) above, (iii) in the event the Borrowers incur loans under any revolving credit facility (including any Incremental Revolving Loans) on the same date the Borrowers incur any Incremental Facility or Incremental Equivalent Debt under clause (a) above, unless the Administrative Borrower elects otherwise, such borrowing of loans under any revolving credit facility (including any Incremental Revolving Loans) shall be disregarded for purposes of any calculation of Indebtedness made under clause (a) and (iv) in the event that the Borrowers incur Indebtedness under an Incremental Facility or Incremental Equivalent Debt under clauses (b), (c), (d) and/or (e) above and, subsequent to such incurrence, all or any portion of such Indebtedness would be permitted to be incurred under clause (a) above, such Indebtedness shall automatically be reclassified as having been incurred under clause (a) above and the Borrowers’ availability under clauses (b), (c), (d) and (e) above, as applicable, shall be deemed restored to the extent of such reclassification.

“Incremental Maturity Carveout” shall mean, on any date, an aggregate amount equal to (1) (i) the greater of (x) 100% of Closing Date LTM EBITDA and (y) 100% of LTM EBITDA, minus (ii) the aggregate outstanding principal amount of Indebtedness incurred under Section 2.24, Incremental Equivalent Debt, Incurred Acquisition Debt, Refinancing Term Loans and Ratio Debt (and Refinancing Indebtedness of any of the foregoing), in each case to which the Incremental Maturity Carveout has previously been applied and/or (2) the amount of any Indebtedness incurred in connection with a Permitted Acquisition or other Investments permitted hereunder.

“Incremental Revolving Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.25, in respect of Incremental Revolving Loans.

“Incremental Revolving Facility” shall have the meaning assigned to such term in Section 2.25(a).

“Incremental Revolving Increase” shall have the meaning assigned to such term in Section 2.25(a).

“Incremental Revolving Lender” shall mean a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans” shall mean revolving loans made by one or more Incremental Revolving Lenders to the Borrowers pursuant to Section 2.01(c).

“Incremental Starter Amount” shall have the meaning provided to such term in the definition of “Incremental Facility Amount”.

“Incremental Term Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Term Loans to the Borrowers.

“Incremental Term Facility” shall have the meaning ascribed to such term in Section 2.24(a).

“Incremental Term Increase” shall have the meaning assigned to such term in Section 2.24(a).

“Incremental Term Lender” shall mean a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Amendment.

“Incremental Term Loan Repayment Date” shall mean the date scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Amendment.

“Incremental Term Loans” shall mean term loans made by one or more Incremental Term Lenders to the Borrowers pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.24 and provided for in the relevant Incremental Amendment, Other Term Loans.

“Incurred Acquisition Debt” shall have the meaning assigned thereto in Section 6.03(b)(13)(i).

“Indebtedness” means, with respect to any specified Person, without duplication, any indebtedness of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(iii) in respect of banker’s acceptances, bank guarantees, surety bonds, performance bonds and similar instruments issued or created for the account of such Person;

(iv) representing Capital Lease Obligations;

(v) representing the balance of deferred and unpaid purchase price of any property due more than 60 days after such property is acquired (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligations, including deferred or other contingent purchase price obligations (including deferred performance incentives, whether or not a service component is required from the transferor or its related party), until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable (unless such obligations are being contested in good faith pursuant to the terms of such earn-out) and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(vi) net obligations of such Person under any Hedging Obligations;

(vii) all obligations of such Person in respect of Disqualified Stock, if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP;

(viii) to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness described in clauses (i) through (vii) in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (1) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (2) in the case of Holdings, the Borrowers and their Restricted Subsidiaries, exclude all intercompany Indebtedness in the ordinary course of business having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and (3) exclude (A) deferred compensation payable to officers, directors or employees of such Person or any of its Subsidiaries, (B) deferred rent, deferred revenue and deferred Taxes, in each case, in the ordinary course of business, (C) payments and distributions to dissenting stockholders of such Person pursuant to applicable law, (D) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (E) trade liabilities and accounts and accrued expenses payable in the ordinary course of business, (F) any purchase price adjustment or earn-out obligation until such obligation is not paid after becoming due and payable, (G) accruals for payroll, obligations under employment arrangements and other liabilities accrued in the ordinary course of business, (H) obligations under or in respect of Qualified Securitization Transactions or Qualified Receivables Facilities, (I) Indebtedness of any Parent Company appearing on the balance sheet of the Company solely by reason of push down accounting under GAAP and (J) obligations arising under agreements of Holdings or a Restricted Subsidiary providing for indemnification or Incentive Arrangements (except to the extent specifically included in the definition of Indebtedness pursuant to clause (v) above) in each case incurred in connection with the disposition or acquisition of the assets of any person, a business of any person or the Equity Interests in any person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such debt. The amount of Indebtedness of any Person for purposes of clause (vii) that is made non-recourse or limited recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (1) the aggregate unpaid amount of such Indebtedness and (2) the fair market value of the property encumbered thereby as determined by such Person in good faith.

The term “Indebtedness” shall not include any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business. Indebtedness shall be calculated without giving effect to the provisions of ASC 815, Derivatives and Hedging and related interpretations to the extent such provisions would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Taxes” shall mean all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business, in each case of nationally recognized standing that is, in the good faith determination of the Administrative Borrower, qualified to perform the task for which it has been engaged.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Fixed Asset Obligations” means the Obligations and the 2026 Notes Obligations.

“Initial Term Loans” shall mean the Term Loans made on the Closing Date pursuant to Section 2.01(a).

“Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, industrial designs, trademarks, trademark licenses, service marks, service mark licenses, technology, know-how and processes, recipes, formulas, trade secrets and all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreements” means the collective reference to the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Junior Lien Priority Intercreditor Agreement.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) LTM EBITDA to (b) Consolidated Interest Expenses paid or payable in cash during the Test Period most recently ended on or prior to such date.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each fiscal quarter, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, the date of any prepayment of a Eurocurrency Borrowing or conversion of a Eurocurrency Borrowing to an ABR Borrowing.

“Interest Period” shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter (or a shorter period or 12 months, as applicable, thereafter if, at the time of the relevant Borrowing, the Administrative Agent and all Lenders participating therein agree to make an Interest Period of such duration available for the interest rate applicable to the relevant currency), in each case as the Administrative Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing, to the extent the Borrowers have elected to borrow Initial Term Loans on the Closing Date as Eurocurrency Loans, the Interest Period may, at the election of the Administrative Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), have a different duration (it being understood that any such Interest Period will be calculated based on the next longest Interest Period referred to above), such that such Interest Period ends on the next succeeding quarterly amortization date with respect to the Initial Term Loans.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Rate (for the longest period for which the LIBO Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Rate for the shortest period (for which that LIBO Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Investment Grade Securities” means:

(i) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(ii) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act;

(iii) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(iv) instruments of the general type described in clauses (i), (ii) or (iii) above in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel, and similar advances to any future, present or former employees, directors, officers, independent contractors, members of management, manufacturers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business, book of business or division of such Person (excluding, in the case of Holdings, the Borrowers and their Restricted Subsidiaries, intercompany advances or indebtedness in the ordinary course of business having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms)). For purposes of the definitions of “Unrestricted Subsidiary” and “Permitted Investments” and the covenants described under Sections 6.01 and 5.12, “Investments” shall include the portion (proportionate to Holdings’ Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time of the original Investment), without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment (not in excess of the original amount of such Investment); provided that in lieu of treating any Returns as a deduction to the amount of any applicable Investment, the Administrative Borrower may instead elect that such Returns be used to increase Section 6.01(a)(z)(D)(i) to the extent such Returns would otherwise be permitted to increase such clause pursuant to the terms thereof.

“IPO Reorganization Transaction” means any re-organization or other similar activities among Holdings and any of its Restricted Subsidiaries in connection with and reasonably related to consummating an Equity Offering, so long as, after giving effect thereto, (a) the Borrowers and the Guarantors are in compliance with the requirements in this Agreement for executing the Guarantee and Collateral Agreement and other obligations to deliver, perfect or otherwise provide collateral and further assurances section in this Agreement, (b) taken as a whole, the value of the Collateral securing the Borrowers’ obligations under this Agreement and the Guarantees of the Guarantors under the Guarantee and Collateral Agreement are not materially reduced, and (c) the Liens in favor of the Collateral Agent for the benefit of the Secured Parties under the collateral documents are not materially impaired.

“IRS” shall mean the Internal Revenue Service or any successor thereto.

“Junior Lien Priority” means Indebtedness that is secured by a Lien that is junior in priority to the Liens on the Collateral securing the Obligations and subject to the Intercreditor Agreements on a basis that is no more favorable to the holders of such Indebtedness than the provisions described in any Junior Lien Priority Intercreditor Agreement and the ABL Intercreditor Agreement applicable to the holders of Permitted Junior Lien Obligations.

“Junior Lien Priority Intercreditor Agreement” means a senior priority/junior priority intercreditor agreement with (together with other relevant Persons) any collateral agent and/or other authorized representative of any Indebtedness having Junior Lien Priority in form and substance reasonably satisfactory to the Administrative Agent and the Administrative Borrower (in each case, as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, including pursuant to any joinder agreement thereto), which intercreditor agreement shall provide for the subordination of Liens on such Indebtedness to the Liens securing the Obligations.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, ruling, order, injunction, writ, decree, judgment, authorization or approval of any Governmental Authority.

“LCT Election” shall have the meaning assigned to such term in Section 1.07.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.07.

“Lead Arrangers” shall mean Barclays Bank PLC, Truist Securities Inc., RBC Capital Markets, LLC, Nomura Securities International, Inc. and Golub Capital LLC, in their capacities as the joint lead arrangers and joint bookrunners for the credit facilities initially provided for herein.

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance, an Incremental Amendment or Refinancing Amendment.

“LIBO Rate” shall mean, subject to Section 1.09, for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Thomson

Reuters screen at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, with tenor equal to such Interest Period (or, in the event such rate does not appear on a Thomson Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion).

“LIBOR Replacement Amendment” shall have the meaning assigned to such term in Section 1.09.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), hypothec, charge, or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Condition Transaction” means (i) any Investment, Permitted Acquisition or other acquisition (whether by merger, arrangement, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) whose consummation is not conditioned on the availability of, or on obtaining, third party financing (including for any Indebtedness contemplated or incurred in connection therewith), (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or any Preferred Stock, (iii) any Restricted Payment, and (iv) any Asset Sale or other disposition permitted hereunder.

“Loan Documents” shall mean this Agreement, the Security Documents, each Incremental Amendment, each promissory note executed and delivered pursuant to Section 2.04(e) and, solely with respect to Article VIII, Section 9.05 and Section 9.08, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Junior Lien Priority Intercreditor Agreement, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean the Term Loans, any Incremental Term Loans, any Incremental Revolving Loans, any Extended Term Loans or any Refinancing Term Loans.

“London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recently ended Test Period, with such adjustments giving effect to such Indebtedness, acquisition, Investment or other transaction or event, as applicable, since the start of such Test Period on a Pro Forma Basis.

“Management Stockholder” means any present or former members of management of any Group member who are investors in any Group member or any direct or indirect parent thereof, including, for the avoidance of doubt any future members of management of any Group member who are investors in any Group member or any direct or indirect parent thereof, including, for the avoidance of doubt any future member of management who is elected, appointed or hired when the Permitted Investors (excluding such future Person) have the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors (or similar governing body) of the Company.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of Holdings, the Borrowers or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to the exception to Section 6.01(b)(12) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” shall mean (i) on the Closing Date, a Material Adverse Effect (as defined in the Acquisition Agreement) and (ii) after the Closing Date (a) a material adverse effect on the business, assets or financial condition of Holdings, the Borrowers and their Restricted Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of any one or more of Holdings and its Subsidiaries in an aggregate outstanding principal amount exceeding the greater of (a) 45% of Closing Date LTM EBITDA and (b) 45% of LTM EBITDA.

“Material Real Property” means any fee-owned Real Property located in the United States that is owned by a Borrower or any Guarantor with a fair market value in excess of $5,000,000 (at September 30, 2020 or, with respect to fee-owned Real Property located in the United States acquired after September 30, 2020, at the time of acquisition, in each case, as reasonably estimated by Holdings in good faith).

“Material Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each Restricted Subsidiary of Holdings which has earnings before interest, tax, depreciation and amortization (calculated (I) on an unconsolidated basis and (II) by excluding goodwill, intra-Group items and investments in subsidiaries (in each case to the extent applicable) and (III) otherwise on the same basis as Consolidated EBITDA) representing 5% or more of Consolidated EBITDA; provided that: (a) such calculation shall be determined by reference to the most recent compliance certificate required to be delivered by the Borrowers in respect of the latest annual financial statements delivered to the Administrative Agent in accordance with the reporting requirements hereunder (and, in respect of any period pursuant to the delivery of a compliance certificate, the most recent audited consolidated financial statements of the Company); (b) any entity having negative earnings before interest, tax, depreciation and amortization shall be deemed to have zero earnings before interest, tax, depreciation and amortization; and (c) other than for purposes of determining an Event of Default hereunder, each Restricted Subsidiary which is an Excluded Subsidiary will not be considered a Material Subsidiary.

“Maturity Date” shall mean the Term Loan Maturity Date and, with respect to any Incremental Term Loans, Incremental Revolving Loans, Other Term Loans, Extended Term Loans or Refinancing Term Loans of a given Refinancing Series, the maturity date of the applicable Class of such Loans or Commitments.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“MFN Provision” shall have the meaning specified in Section 2.24(b)(iii).

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.27(b).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Guarantors in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on any Material Real Property for which a Mortgage is required pursuant to the terms of this Agreement, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA which is contributed to by (or to which there is an obligation to contribute of) the Borrowers or an ERISA Affiliate, and each such plan for the five plan years immediately preceding the Closing Date or otherwise with respect to which the Borrowers or any ERISA Affiliate shall have any liability.

“Net Income” means, with respect to any Person, the net income/(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents actually received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed asset or other consideration received in any other non-cash form) any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received), net of (including, without limitation, in connection with the sale and disposition of such Designated non-cash Consideration) (i) out-of-pocket fees and expenses actually incurred in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith), (ii) the principal amount of any Indebtedness (other than Indebtedness owed to Holdings or any of its Restricted Subsidiaries) that is secured by a Lien (other than a Lien that ranks pari passu with or junior to the Liens securing the Note Obligations) on the asset subject to such Asset Sale and that is required to be repaid in connection with such Asset Sale (other than Indebtedness under this Agreement), together with any applicable premium, penalty, make-whole payment, interest, breakage costs and other similar amounts, (iii) in the case of any Asset Sale by a Restricted Subsidiary of Holdings that is not a Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of Holdings or any of its Wholly-Owned Restricted Subsidiaries as a result thereof, (iv) taxes (or distributions, including Permitted Payments to Parent, permitted by this Agreement) paid or reasonably estimated to be payable, directly or indirectly, as a result thereof (including taxes that are or would be imposed on the distribution or repatriation of any such Net Proceeds), (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iv) above) (x) related to any of the applicable assets and (y) retained by Holdings or any of its Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to Holdings or any of its Restricted Subsidiaries, such amounts net of any related expenses shall constitute Net Proceeds).

Notwithstanding the foregoing and anything to the contrary contained in Section 2.13, for purposes of any mandatory prepayment required under Section 2.13(b):

(a) Holdings and the Borrowers (or the applicable Restricted Subsidiary) will be deemed not to have received Net Proceeds, and will be deemed to have complied with the provisions set forth in Section 2.13(b), to the extent that, (i) within 450 days after the receipt of the Net Proceeds from the Asset Sale that generated the Net Proceeds, Holdings or the Borrowers (or the applicable Restricted Subsidiary) has entered into and not abandoned or rejected a binding agreement to make a Permitted Asset Sale Reinvestment with such Net Proceeds and that Permitted Asset Sale Reinvestment is thereafter completed within 180 days after the end of such 450-day period or (ii) in the event such binding agreement described in the preceding clause (i) is canceled or terminated for any reason before such Net Proceeds are applied, Holdings, such Borrower (or the applicable Restricted Subsidiary) enter into another such binding commitment within 180 days of such cancellation or termination of the prior binding commitment. Pending the final application of any such amount of Net Proceeds, Holdings, the Borrowers or any Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Net Proceeds in any manner not prohibited by this Agreement.

(b) To the extent such Net Proceeds are not reinvested pursuant to clause (a) above, Holdings or the Borrowers (or the applicable Restricted Subsidiary) shall be deemed to have received such Net Proceeds from any Asset Sale not reinvested pursuant to clause (a) above at the end of the period referenced in clause (a) above; provided that if any second binding commitment is later canceled or terminated for any reason before such Net Proceeds are applied within 180 days of such second binding commitment, then such Net Proceeds shall be deemed to constitute “Net Proceeds” received by Holdings or the Borrowers (or the applicable Restricted Subsidiary) on the date such second binding commitment is canceled or terminated.

(c) Subject to the provisions of the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and other any Intercreditor Agreement then in effect:

(i) to the extent such Net Proceeds are from an Asset Sale of Fixed Asset Priority Collateral, such Net Proceeds shall be subject to the provisions of Section 2.13(h) and “Other Applicable Indebtedness” shall not include any Indebtedness under the ABL Credit Agreement for such Net Proceeds; and

(ii) to the extent such Net Proceeds are from an Asset Sale of ABL Priority Collateral, such Net Proceeds may (A) first, at the election of the Administrative Borrower, be applied to repay Indebtedness and other obligations under the ABL Credit Agreement (without any requirement that commitments thereunder be permanently reduced) and (B) second, to the extent any such Net Proceeds remain, shall be subject to the provisions of Section 2.13(h) and “Other Applicable Indebtedness” shall not include any Indebtedness under the ABL Credit Agreement for such Net Proceeds.

(d) No prepayment shall be required under Section 2.13(b) with the Net Proceeds of all Asset Sales in any fiscal year generating Net Proceeds not in excess of the greater of (A) 20% of Closing Date LTM EBITDA and (B) 20% of LTM EBITDA in such fiscal year (and any such prepayment shall be limited to the amount of Net Proceeds in excess of such threshold).

“Net Short Lender” shall have the meaning assigned to such term in Section 9.08(g).

“Non-Debt Fund Affiliate” shall mean any Affiliate of Holdings but excluding (a) Holdings and any of its Subsidiaries, (b) any Debt Fund Affiliate and (c) any natural person.

“Non-Guarantor Subsidiary” means a Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness:

(i) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(ii) as to which the obligees in respect of such Indebtedness have been notified in writing that they will not have any recourse to the stock or assets of Holdings, or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Not-for-Profit Subsidiary” means an entity, including entities qualifying under Section 501 (c)(3) of the Code, that uses surplus revenue to achieve its goals rather than distributing them as profit or dividends.

“Obligations” shall mean (a) (i) the due and punctual payment of (A) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (B) all other monetary obligations of the Borrowers to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (ii) the due and punctual performance of all other obligations of the Borrowers under or pursuant to this Agreement and each of the other Loan Documents, and (iii) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents, (b) the due and punctual payment and performance of all obligations of each Loan Party under each Specified Swap Contract, and (c) the due and punctual payment and performance of all obligations of each Loan Party under each Specified Cash Management Agreement, in each case under clause (b) above, excluding, with respect to any Guarantor at any time, Excluded Swap Obligations, with respect to such Guarantor at such time.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Applicable Indebtedness” shall have the meaning assigned to such term in Section 2.13(h).

“Other Connection Taxes” shall mean, with respect to any Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers or any other Loan Party hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, documentary, recording or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21), and excluding for the avoidance of doubt, any Excluded Taxes.

“Other Term Loans” shall mean Incremental Term Loans with terms different from the then existing Term Loans.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of Holdings.

“Pari Passu Intercreditor Agreement” means (a) the Pari Passu Intercreditor Agreement dated as of the Closing Date among the Collateral Agent, the 2026 Notes Collateral Agent and each Authorized Representative for holders of additional First Lien Obligations that may be incurred after the Closing Date or (b) another pari passu intercreditor agreement with (together with other relevant Persons) any collateral agent and/or other authorized representative of any Indebtedness having Pari Passu Lien Priority in form and substance reasonably satisfactory to the Administrative Agent and the Administrative Borrower (in each case, as may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, including pursuant to any joinder agreement thereto).

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral (without regard to any waterfall provisions or the ability to exercise remedies) and subject to the Pari Passu Intercreditor Agreement.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Payment Block” shall have the meaning assigned to such term in Section 2.13(g).

“Payment” has the meaning assigned to it in Section 8.02(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” has the meaning specified in clause (iii) of the definition of “Permitted Investments.”

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents; provided, that any cash and Cash Equivalents received are applied in accordance with Section 6.04.

“Permitted Asset Sale Reinvestment” means, with respect to the Net Proceeds of any Asset Sale, the use of such Net Proceeds:

(a) to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Holdings;

(b) to make (i) acquisitions of properties (including fee and leasehold interests) and other assets, (ii) a capital expenditure or (iii) investments in Additional Assets;

(c) to replace the businesses, properties and/or assets that are the subject of such Asset Sale;

(d) to acquire other assets (other than current assets) that are used or useful in a Permitted Business; or

(e) any combination of the foregoing.

“Permitted Business” means any business, service or activity that is the same as, not substantially different from, or reasonably related, incidental, ancillary, complementary or similar to, or that is a reasonable extension or development of, any of the businesses, services or activities in which Holdings and its Restricted Subsidiaries are engaged, or proposed to be in engaged, on the Closing Date.

“Permitted Change of Control Costs” means all fees, costs and expenses incurred or payable by Holdings, any Parent Company or any of its Restricted Subsidiaries in connection with a “Permitted Change of Control” (as defined in the 2026 Notes Indenture).

“Permitted Intercreditor Documentation” shall have the meaning assigned to such term in Section 9.19(a).

“Permitted Investors” shall mean (a) the Sponsor and its Fund Affiliates, (b) any person which makes an investment (directly or indirectly) in the Equity Interests of Holdings on or prior to the Closing Date or within 90 days thereafter and its respective Fund Affiliates and (c) the management, employees, consultants and directors of Holdings or any Subsidiary on the Closing Date or within 90 days thereafter that directly or indirectly hold Equity Interests of Holdings on the Closing Date or by such later date; provided that, (i) for the purposes of making determinations pursuant to the definition of “Change of Control”, the aggregate number of Equity Interests (whether voting, economic or of any other class) of Holdings that are held directly or indirectly by all such persons described in clauses (b) and (c) (taken together) that may be treated as Equity Interests held by “Permitted Investors” shall in no event exceed 30% (calculated on a fully diluted basis) of the aggregate number of Equity Interests (whether voting, economic or of any other class) of Holdings then outstanding, (ii) any Permitted Investors pursuant to clauses (b) and (c) who are not Permitted Investors as of the Closing Date shall be identified to the Administrative Agent and (iii) as of the 90th day after the Closing Date, the Sponsor and its Fund Affiliates shall continue to own a majority of the Equity Interests of Holdings.

“Permitted Investments” means:

(i) any Investment in Holdings or in a Restricted Subsidiary of Holdings (including in any Capital Stock of Holdings or any Restricted Subsidiary);

(ii) any Investment in cash, Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(iii) any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person (each, a “Permitted Acquisition”); provided that:

(1) such Investment is in the form of an acquisition of all or substantially all of the assets of a Person or a line of business of such Person, or 50% or more of the Equity Interests of a Person (including any Investment in any Subsidiary the effect of which is to increase a Borrower’s or such other Subsidiary’s ownership of Equity Interests in such Person) (referred to herein as the “Acquired Entity”);

(2) subject to Section 1.07, on a Pro Forma Basis immediately after giving effect to such transaction, no Event of Default under clause (b), (c), (g) or (h) of Article VII shall have occurred and be continuing; and

(3) with respect to any acquisition of an Acquired Entity that is to be designated an Unrestricted Subsidiary, except to the extent consisting of, or financed with the proceeds of, Equity Interests of, or capital contributions to, Holdings (other than

Disqualified Stock) issued or made substantially contemporaneously with such acquisition, the portion of the total consideration paid by the Borrowers and their Subsidiaries in connection with such acquisition allocable to such Acquired Entity, together with the portion of the total consideration paid by the Borrowers and the Guarantors in connection with any other acquisitions pursuant to this clause (iii) of Acquired Entities that are to be designated Unrestricted Subsidiaries, shall not in the aggregate after the Closing Date exceed the sum of (x) the greater of (I) 12.5% of Closing Date Consolidated Total Assets and (II) 12.5% of Consolidated Total Assets (determined after giving Pro Forma Effect to such transaction) plus (y) the Available Amount;

(iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with Section 6.04 or from any disposition of property or assets not constituting an Asset Sale;

(v) any Investment solely in exchange for, or out of the proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of Holdings or of any Parent Company;

(vi) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business, including as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or otherwise in respect of any secured Investment or other transfer of title with respect to any secured Investment in default; or (b) litigation, arbitration or other disputes;

(vii) Investments represented by Hedging Obligations or any Cash Management Services;

(viii) loans or advances to, or guaranties of Indebtedness of, any future, present or former directors, officers, employees, independent contractors, consultants, advisors, service providers or members of management (and their Controlled Investment Affiliates and Immediate Family Members) in an aggregate principal amount not to exceed the greater of 17.5% of Closing Date LTM EBITDA and 17.5% of LTM EBITDA (with the amount of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(ix) to the extent constituting an Investment, repurchases of the Term Loans and other Indebtedness that is not Subordinated Indebtedness;

(x) (1) any guarantee of Indebtedness permitted to be incurred by Section 6.03 and (2) the creation of Liens on the assets of Holdings or any of its Restricted Subsidiaries in compliance with Section 6.05;

(xi) any Investment existing on, or made pursuant to binding commitments, agreements or arrangements existing on the Closing Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any investment existing on, or made pursuant to a binding commitment, agreements or arrangements existing on the Closing Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Agreement;

(xii) Investments acquired after the Closing Date as a result of the acquisition by Holdings or any Restricted Subsidiary of Holdings of another Person, including by way of a merger, arrangement, amalgamation or consolidation with or into Holdings or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.07 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, arrangement, amalgamation or consolidation and were in existence on the date of such acquisition, merger, arrangement, amalgamation or consolidation;

(xiii) Investments by Holdings or its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords or in connection with bidding on government contracts made in the ordinary course of business;

(xiv) guaranties, keepwells and similar arrangements made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of Holdings or its Subsidiaries and performance guarantees with respect to the obligations that are permitted by this Agreement or incurred in the ordinary course of business;

(xv) any Investment acquired by Holdings or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of Holdings, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(xvi) Investments made in connection with a Permitted Acquisition (including the payment of the purchase consideration, promissory notes and other deferred payment obligations) or consisting of a Permitted Reorganization or IPO Reorganization Transaction;

(xvii) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xviii) Investments in joint ventures and Permitted Businesses and Unrestricted Subsidiaries of Holdings or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (xviii) that are at the time outstanding, not to exceed the greater of (x) 25% of Closing Date LTM EBITDA and (y) 25% of LTM EBITDA, at any one time outstanding (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any cash returns to Holdings or any of its Restricted Subsidiaries (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income or similar amounts) in respect of such Investments;

(xix) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or contributions of intellectual property or leases, in each case, in the ordinary course of business; provided, however, that if any Investment pursuant to this clause (xix) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xix) for so long as such Person continues to be a Restricted Subsidiary of Holdings;

(xx) (1) Investments by Holdings or a Restricted Subsidiary of Holdings in any Receivables Facility or any Securitization Entity or any Investments by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Transaction or any related Indebtedness or (2) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction or a Receivables Facility;

(xxi) loans and advances to or notes received from employees, directors, officers, members of management, independent contractors, advisors, service providers and consultants for business-related travel expenses, entertainment expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or to future, present and former employees, directors, officers, members of management, independent contractors, advisors, service providers and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of Holdings or any Parent Company;

(xxii) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 5.16 (except transactions described in Sections 5.16(b)(6), 5.16(b)(10), 5.16(b)(11) and 5.16(b)(13));

(xxiii) any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of Holdings or any contribution to the common equity of Holdings; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (xxiii) will be excluded from Section 6.01(a)(z)(B);

(xxiv) other Investments in any Person having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (xxiv) that are at the time outstanding not to exceed the greater of (x) 50% of LTM EBITDA and (y) 50% of LTM EBITDA (with the amount of each Investment and LTM EBITDA being measured at the time such Investment is made and without giving effect to subsequent changes in value but subject to adjustment as set forth in the definition of “Investment”); provided, however, that if any Investment pursuant to this clause (xxiv) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xxiv) for so long as such Person continues to be a Restricted Subsidiary of Holdings;

(xxv) any Investment by Holdings or any of its Restricted Subsidiaries in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xxv) that are at the time outstanding, not to exceed the greater of (x) 30% of Closing Date LTM EBITDA and (y) 30% of LTM EBITDA (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (xxv) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xxv) for so long as such Person continues to be a Restricted Subsidiary of Holdings;

(xxvi) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xxvi) that are at that time outstanding not to exceed (x) the greater of (I) 12.5% of Closing Date Consolidated Total Assets and (II) 12.5% of Consolidated Total Assets (determined after giving Pro Forma Effect to such transaction) plus (y) the Available Amount, at any one time outstanding plus (z) the amount of any cash returns to Holdings or any of its Restricted Subsidiaries (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income or similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this clause (xxvi) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xxvi) for so long as such Person continues to be a Restricted Subsidiary of Holdings;

(xxvii) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(xxviii) contributions to a “rabbi” trust for the benefit of employees or other grantor trusts subject to claims of creditors in the case of bankruptcy of Holdings;

(xxix) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 (or equivalent) endorsements for collection of deposit and Article 4 (or equivalent) customary trade arrangements with customers;

(xxx) Investments consisting of promissory notes issued by Holdings or any Guarantor to future, present or former officers, directors and employees, members of management, or consultants of Holdings or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is a permitted by Section 6.01;

(xxxi) Investments at any time outstanding that are made with Excluded Contributions that, together with the Restricted Payments that are made with Excluded Contributions pursuant to Section 6.01(b)(13), shall not exceed the aggregate amount of Excluded Contributions;

(xxxii) any Investments if on a pro forma basis after giving effect to such Investment, the Consolidated Total Debt Ratio would be equal to or less than 4.50 to 1.00 as of the last day of the most recently ended Test Period;

(xxxiii) advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business by Holdings or any Restricted Subsidiary;

(xxxiv) any Investment in any Subsidiary or any joint venture or any Unrestricted Subsidiary in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(xxxv) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(xxxvi) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(xxxvii) the purchase or other acquisition of any Indebtedness of Holdings or any of its Restricted Subsidiaries to the extent not otherwise prohibited hereunder;

(xxxviii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to Holdings or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or permitted by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(xxxix) acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of any direct or indirect parent company of Holdings, Holdings or any Subsidiary of Holdings in connection with such director’s, officer’s, employee’s, consultant’s or independent contractor’s acquisition of Equity Interests of Holdings or any direct or indirect parent of Holdings, to the extent no cash is actually advanced by Holdings or any of its Restricted Subsidiaries to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;

(xxxx) Investments in deposit accounts, securities accounts and commodities accounts maintained by Holdings or any of its Restricted Subsidiaries, so long as such accounts are used only to maintain cash and Cash Equivalents;

(xxxxi) Investments constituting promissory notes issued by any employee or independent contractors of Holdings or any of its Restricted Subsidiaries in favor of Holdings or any of its Restricted Subsidiaries in connection with any Permitted Acquisition permitted hereunder of a Person that becomes a Restricted Subsidiary as a result thereof (the “Target”) by Holdings or any of its Restricted Subsidiaries in which such employee or independent contractor purchases Equity Interests of the Target, which purchase is financed with funds loaned or advanced by Holdings or any of its Restricted Subsidiaries to such employee or independent contractor in connection with such Permitted Acquisition; provided that no Event of Default under Section 6.01(a)(2) or, with respect to the Borrowers, Sections 6.01(a)(6) or 6.01(a)(7) has occurred and is continuing or would result therefrom;

(xxxxii) Investments in any Person to which Holdings, the Borrowers or any of their Restricted Subsidiaries outsources operational activities or otherwise related to the outsourcing of operational activities in the ordinary course of business in an aggregate amount not to exceed $2.5 million;

(xxxxiii) loans and advances to employees or independent contractors of Holdings or any of its Restricted Subsidiaries so long as such loan or advance (x) constitutes an advance of one-time payment for the purpose of recruitment or retention or (y) is made as an advance on projected payments under any agreement with an independent contractor (including any promissory note issued by such independent contractor to the extent such advances are ultimately earned or repaid) or for the purposes of funding of capital expenditures in the ordinary course of business; or

(xxxxiv) Investments in joint ventures in an aggregate amount, taken together with all other Investments made pursuant to this clause (xxxxiv) that are at the time outstanding, not to exceed the greater of (x) 62.5% of Closing Date LTM EBITDA and (y) 62.5% of LTM EBITDA, at any one time outstanding (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any cash returns to Holdings or any of its Restricted Subsidiaries (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income or similar amounts) in respect of such Investments.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (i) through (xxxxiii) above, or is otherwise entitled to be incurred or made pursuant to Section 6.01, Holdings will be entitled to divide, classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or in Section 6.01.

“Permitted Junior Lien Obligations” means any Indebtedness having Junior Lien Priority related to the Obligations with respect to the Collateral and is not secured by any other assets, except to the extent permitted by any applicable Intercreditor Agreement then in effect; provided that (i) an authorized representative of the holders of such Indebtedness shall have executed a joinder to the ABL Intercreditor Agreement and each applicable Junior Lien Priority Intercreditor Agreement, (ii) no such Indebtedness, to the extent incurred by the Borrowers or any Guarantor, shall be guaranteed by any Person other than the Borrowers or any Guarantor, (iii) no such Indebtedness have a final maturity prior to the maturity date of the Initial Term Loans; provided that this clause (iii) shall not apply to (A) at the option of the Administrative Borrower, Permitted Junior Lien Obligations in an aggregate principal amount of up to the Incremental Maturity Carveout in effect immediately prior to the time of incurrence of such Indebtedness and (B) Customary Bridge/Interim Debt, (iv) any “asset sale” mandatory prepayment provision or offer to prepay covenant included in the agreement governing such Indebtedness, to the extent incurred by any Borrower or any Guarantor, shall provide that the Borrowers or the respective Guarantor shall be permitted to repay obligations, and terminate commitments, under this Agreement before prepaying or offering to prepay such Indebtedness, (v) in the case of any such Indebtedness incurred by the Borrowers or any Guarantor that is secured (a) such Indebtedness is secured by only assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Borrowers and the Guarantors, and not secured by any property or assets of Holdings or any of its Subsidiaries other than the Collateral except to the extent permitted by any applicable Intercreditor Agreement then in effect (provided that liens having priority over ABL Priority Collateral under the ABL Intercreditor Agreement shall not be deemed to be junior-lien for purposes of this definition), and (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents.

“Permitted Liens” means:

(i) Liens on assets of Holdings or any of its Restricted Subsidiaries securing Indebtedness and other Obligations that were incurred pursuant to clause (i) (provided that (1) if any such Indebtedness has Pari Passu Lien Priority relative to the Obligations with respect to the Collateral then it shall not be secured by any other assets that do not constitute Collateral, except to the extent permitted by any applicable Intercreditor Agreement then in effect and (2) if the Liens securing such Indebtedness on the ABL Priority Collateral are senior to the Liens securing the Obligations, then, in such case, the Liens securing such Indebtedness on the Fixed Asset Priority Collateral shall rank junior to the Liens securing the Obligations on such Fixed Asset Priority Collateral pursuant to the terms of the applicable Intercreditor Agreement), Sections 6.03(b)(8), 6.03(b)(15), 6.03(b)(22) or 6.03(b)(29) (solely in the case of Section 6.03(b)(29), subject to the parenthetical above);

(ii) Liens in favor of the Borrowers or Guarantors, if any;

(iii) Liens on assets, property or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of Holdings or is merged or amalgamated with or into or consolidated with Holdings or a Restricted Subsidiary of Holdings; provided that such Liens were not created in contemplation of such Person becoming a Restricted Subsidiary of Holdings or such merger, amalgamation or consolidation and do not extend to any Collateral;

(iv) Liens on assets or on property (including Capital Stock) existing at the time of acquisition of the assets or property by Holdings or any Subsidiary of Holdings; provided that such Liens (1) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (2) do not extend to any other assets of Holdings or any of its Subsidiaries (other than (A) after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition, (B) customary security deposits in connection therewith, (C) proceeds and products thereof, (D) insurance on such assets and the books and records regarding the foregoing and (E) in the case of financings of equipment, such other property permitted by clause (vi) hereof), it being agreed and understood that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) (1) Liens, pledges or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, warranties, governmental contracts, insurance and other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), judgments, surety or appeal bonds, workers’ compensation obligations, performance bonds, unemployment insurance obligations, social security obligations or other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business (including Liens to secure letters of credit issued, or bank guarantees incurred, to assure payment of such obligations and pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), (2) or pledges or deposits as security for contested Taxes or import or customs duties or for the payment of rent, or other obligations of like nature, incurred in the ordinary course of business and (3) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Subsidiary of Holdings;

(vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of “Permitted Debt” covering only the assets acquired with or financed by such Indebtedness, other than the property financed by such Indebtedness and the proceeds and products thereof, customary security deposits, insurance on such assets and books and records regarding the foregoing, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that individual financings of property or equipment provided by one lender may be cross collateralized to other financings of property or equipment provided by such lender;

(vii) Liens existing on the Closing Date (other than with respect to the ABL Credit Agreement, the 2026 Notes and this Agreement);

(viii) Liens for Taxes, assessments or governmental charges or claims (A) that are not yet overdue for a period of more than 30 days (or any applicable grace period related thereto, if longer) or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP (or the equivalent accounting principles in the relevant local jurisdiction) has been made therefor or (B) where the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ix) Liens imposed by statutory or common law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, workmen’s, repairmen’s and mechanics’ Liens or other customary Liens, so long as, in each case, such Liens secure amounts not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or are being contested in good faith and by appropriate actions or where the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(x) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, taken as a whole;

(xi) Liens on assets of Holdings or any of its Restricted Subsidiaries securing the Obligations;

(xii) Liens to secure any Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that

(1) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted to be incurred under this Agreement, (B) customary security deposits in connection therewith, (C) proceeds and products thereof and (D) in the case of financings of equipment, such other property permitted by clause (vi) hereof, it being agreed and understood that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender); and

(2) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount (or accreted amount, if applicable, or, if greater, committed amount) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(xiii) Liens arising by operation of law or contract on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(xiv) filing of UCC financing statements or similar financing statements, financing change statements or registrations (or similar filings in other applicable jurisdictions) as a precautionary measure;

(xv) (1) bankers’ Liens, rights of set-off, Liens arising out of judgments, decrees, orders or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP and (2) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default;

(xvi) Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(xvii) Liens on specific items of inventory or other goods and the proceeds thereof (including documents, instruments, accounts, chattel paper, letter of credit rights, general intangibles, supporting obligations, and claims under insurance policies relating thereto) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xviii) leases, subleases, licenses or sublicenses (including licenses or sublicenses of software and other technology or intellectual property) and terminations thereof, in each case granted to others in the ordinary course of business (or other agreements under which Holdings or any Restricted Subsidiary of Holdings has granted rights to end users to access and use Holdings’ or any of its Restricted Subsidiaries’ products, technologies or services in the ordinary course of business), which do not materially interfering with the conduct of the business of Holdings or any of its Restricted Subsidiaries, taken as a whole;

(xix) Liens arising out of conditional sale, title retention, hire purchase, consignment, bailment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(xx) statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including the right of set-off or similar rights and remedies);

(xxi) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Agreement is issued (including this Agreement);

(xxii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(xxiii) Liens (1) on assets or the Capital Stock of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted to be incurred in accordance with Section 6.03 and (2) Liens on property of any Non-Guarantor Subsidiary, which Liens secure Indebtedness of any Non-Guarantor Subsidiary permitted to be incurred in accordance with Section 6.03 or other obligations of any Non-Guarantor Subsidiary not constituting Indebtedness;

(xxiv) Liens securing Hedging Obligations (including with respect to any hedge agreement, Liens on any margin or collateral posted by Holdings or any of its Restricted Subsidiaries under a hedge agreement as a result of any regulatory requirement, swap clearing organization, or other similar regulations, rule, or requirement) and not for speculative purposes; provided that such Hedging Obligations are permitted to be incurred under this Agreement;

(xxv) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Agreement for so long as such agreements are in effect;

(xxvi) other Liens with respect to obligations that do not exceed the greater of (x) 75% of Closing Date LTM EBITDA and (y) 75% of LTM EBITDA determined as of the date of incurrence; provided that at the Administrative Borrower’s election, if such Liens are secured by the Collateral, such Liens may rank pari passu in right of security with or junior in right of security to the Obligations (and, if secured by Liens on the Collateral, shall be subject to the ABL Intercreditor Agreement, a Pari Passu Intercreditor Agreement or Junior Lien Priority Intercreditor Agreement, as applicable);

(xxvii) Liens securing Indebtedness or other Obligations of Holdings or a Restricted Subsidiary of Holdings owing to Holdings or another Restricted Subsidiary of Holdings permitted to be incurred in accordance with Section 6.03;

(xxviii) (1) leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries, (2) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets and (3) ground leases in respect of real property on which facilities owned or leased by Holdings or any of its Restricted Subsidiaries are located;

(xxix) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Securitization Transaction or Qualified Securitization Transaction and Liens on Receivables Assets arising in connection with a Receivables Facility, including Liens on such receivables resulting from precautionary UCC or similar filings or registrations or from re-characterization of any such sale as a financing or a loan;

(xxx) Liens on the real property and tangible personal property (and any related intangible property) that has been sold or transferred by Holdings or any of its Restricted Subsidiaries to a third Person to secure Obligations in respect of such Sale/Leaseback Transaction permitted under this Agreement; provided that any Indebtedness incurred in connection therewith is permitted by Section 6.03(b)(5);

(xxxi) Liens incurred to secure any Cash Management Services;

(xxxii) Liens (1) solely on any cash earnest money deposits, escrow arrangements or similar arrangements or other cash advances made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement or other Investment permitted under this Agreement and (2) deemed to exist in connection with Investments in repurchase agreements permitted under the terms of this Agreement;

(xxxiii) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Capital Stock of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary or any joint venture or similar arrangement pursuant to the agreement evidencing such joint venture or similar arrangement;

(xxxiv) Liens that may arise on inventory or equipment in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons (including, without limitation, any client or supplier) other than Holdings or any of its Restricted Subsidiaries;

(xxxv) (1) Liens securing the 2026 Notes Obligations and (2) Liens securing Additional First Lien Obligations and Permitted Junior Lien Obligations permitted to be incurred pursuant to Section 6.03 (including Incremental Equivalent Debt, Ratio Debt and Incurred Acquisition Debt); provided, that any Indebtedness permitted to be secured under this clause (xxxv) except to the extent permitted by any applicable Intercreditor Agreement then in effect shall not be secured by a Lien on any assets other than the Collateral or any other assets that secure the Obligations and shall constitute Additional First Lien Obligations or Permitted Junior Lien Obligations, as applicable, to the extent such Indebtedness is secured by a Lien;

(xxxvi) (1) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which Holdings or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto, (2) any condemnation, expropriation or eminent domain proceedings affecting any real property, (3) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating leases, reciprocal easement or similar agreements entered into in the ordinary course of business and (iv) deposits of cash with the owner or lessor of premises leased and operated by Holdings or any Subsidiary of Holdings to secure the performance of Holdings’ or such Subsidiary’s obligations under the terms of the lease for such premises;

(xxxvii) Liens (1) on assets or property of a Non-Guarantor Subsidiary or the assets or property of any joint venture, in each case securing Indebtedness of any Non-Guarantor Subsidiary or joint venture, as applicable, that was permitted by the terms of this Agreement to be incurred, (2) in favor of Holdings or a Restricted Subsidiary of Holdings on assets of a Non-Guarantor Subsidiary, (3) in favor of the Borrowers or any Guarantor on assets of Holdings or a Restricted Subsidiary of Holdings or (4) in favor of any Captive Insurance Subsidiary on assets of Holdings or any Restricted Subsidiary of Holdings securing Indebtedness owed to any Captive Insurance Subsidiary by Holdings or such Restricted Subsidiary;

(xxxviii) Liens (1) of a collection bank (including those arising under Section 4-208 or 4-210 of the Uniform Commercial Code) on items in the course of collection and (2) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

(xxxix) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary;

(xxxx) any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases, subleases, licenses or sublicenses entered into by Holdings or any Restricted Subsidiary of Holdings in the ordinary course of business;

(xxxxi) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary of Holdings to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers or suppliers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(xxxxii) Liens on property of any Foreign Subsidiary arising mandatorily under the laws of the jurisdiction of organization of such Foreign Subsidiary;

(xxxxiii) Liens on equipment or vehicles of Holdings or any Restricted Subsidiary granted in the ordinary course of business;

(xxxxiv) Liens securing obligations in respect of Indebtedness constituting Additional Fixed Asset Obligations or Indebtedness secured by Liens on assets not constituting Collateral permitted to be incurred pursuant to clauses (13) or (17) of “Permitted Debt”; provided that if any such Liens secure Indebtedness for borrowed money, such Liens shall be subject to the applicable Intercreditor Agreement(s) (except to the extent such Liens are on property that does not constitute Collateral); and

(xxxxv) Liens arising in connection with any Permitted Reorganization or IPO Reorganization Transaction.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of OID and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this definition of “Permitted Liens”.

“Permitted Payments to Parent” means the declaration and payment of dividends, distributions or other payments to, or the making of loans to, any Parent Company in amounts required for any Parent Company (and, in the case of clause (iii) below, its direct or indirect owners or members), to pay, in each case without duplication:

(i) general corporate operating and overhead costs and expenses (including, without limitation, expenses related to reporting obligations and any franchise and similar taxes, and other fees and expenses, required to maintain their corporate existence) of any Parent Company;

(ii) (1) fees and expenses (including ongoing compliance costs and listing expenses, and other than to Affiliates of Holdings) incurred in connection with any debt or equity offering or other financing transaction by any Parent Company (whether or not consummated) and (2) to pay reasonably and customary listing fees and other costs and expenses of a Parent Company attributable to being a publicly traded company;

(iii) (1) for any taxable year (or portion thereof) for which the Borrowers or any of their Subsidiaries is a member or disregarded entity of a group filing a consolidated, combined, group, affiliated or unitary tax return with any Parent Company, any dividends or other distributions with respect to such Taxes in an amount not to exceed the amount of any Taxes that the Borrowers and their Subsidiaries would have been required to pay on a consolidated basis calculated as if the Borrowers and their Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Borrowers and their Subsidiaries; and (2) for any taxable year (or portion thereof) for which the Borrowers are treated as a disregarded entity, partnership, or other flow-through entity for U.S. federal, state, provincial, territorial, and/or local income Tax purposes and clause (1) above does not apply, the payment of dividends or other distributions to the direct or indirect owner or owners of equity of the Borrowers in an amount not to exceed the aggregate amount of each of the direct or indirect owners’ Tax Amount. Each direct or indirect owner’s “Tax Amount” is the product of (A) the taxable income of the Borrowers and their Subsidiaries allocated to such owner for U.S. federal income tax purposes for such taxable year (or portion thereof) and (B) the highest combined marginal federal, state and/or local income tax rate applicable to any direct or indirect equity owner of the Borrowers (including any taxes imposed on net investment income and any self-employment taxes); provided, however, that in calculating the aggregate Tax Amounts, the taxable income of the Borrowers and their Subsidiaries shall not be counted more than once;

(iv) fees and expenses owed by Holdings, any direct or indirect parent of Holdings, as the case may be, or Holdings’ Restricted Subsidiaries to Affiliates, in each case, to the extent permitted by Section 5.16(b)(7);

(v) salary, bonus, severance, indemnification obligations and other benefits payable to officers, directors, members of management, independent contractors, consultants and employees of any Parent Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries and any payroll, social security or similar Taxes thereof (including any pension plan contributions and employment insurance premiums);

(vi) to finance Investments or other acquisitions or investments otherwise permitted to be made pursuant to this covenant if made by Holdings; provided, that (1) such Restricted Payment must be made within 120 days of the closing of such Investment, acquisition, or investment, (2) such Parent Company must, promptly following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the capital of Holdings or any of its Restricted Subsidiaries or (B) the merger, arrangement, amalgamation, consolidation, or sale of the Person formed or acquired into Holdings or any of its Restricted Subsidiaries (to the extent not prohibited by Section 6.07) in order to consummate such Investment, acquisition or investment, (3) such Parent Company and its Affiliates (other than Holdings or any of its Restricted Subsidiaries) receives no consideration or other payment in connection with such transaction except to the extent Holdings or any of its Restricted Subsidiaries could have given such consideration or made such payment in compliance with this Agreement, (4) any property received by Holdings shall not increase amounts available for Restricted Payments pursuant to 6.01(a)(z) and (E) to the extent constituting an Investment, such Investment shall be deemed to be made by Holdings or any such Restricted Subsidiary pursuant to another provision of this covenant or pursuant to the definition of “Permitted Investments” (other than clause (xxiii) thereof);

“Permitted Reorganization” means any re-organization or other similar activities among Holdings and its Restricted Subsidiaries related to Tax planning and re-organization, so long as, after giving effect thereto, (a) Holdings and the Guarantors are in compliance with the requirements in this Agreement for executing the Guarantee and Collateral Agreement and other obligations to deliver, perfect or otherwise provide collateral and further assurances section in this Agreement, (b) taken as a whole, the value of the Collateral securing the Borrowers’ obligations under this Agreement and the Guarantees of the Guarantors under the Guarantee and Collateral Agreement are not materially reduced, (c) the Liens in favor of the Collateral Agent for the benefit of the Secured Parties under the collateral documents are not materially impaired and (d) no Unrestricted Subsidiaries are formed except as otherwise permitted under this Agreement.

“Permitted Transferees” means (a) in the case of the Sponsor, (i) any Affiliate of the Sponsor (but excluding any portfolio company of any of the foregoing), (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any of its Affiliates (the Persons described in clauses (i) and (ii), collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate, (iv) any Immediate Family Member of a Sponsor Associate and (v) any Controlled Investment Affiliate of any Sponsor Associate or his or her Immediate Family Members; and (b) in the case of any Management Stockholder, (i) his or her heirs, executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) his or her Immediate Family Members or (iii) any Controlled Investment Affiliate of any Management Stockholder or his or her Immediate Family Members.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” shall mean any “employee pension benefit plan,” as defined in section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrowers or an ERISA Affiliate, or in respect of which the Borrowers or an ERISA Affiliate presently is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or under which the Borrowers or an ERISA Affiliate has any liability.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pledged Collateral” shall mean all “Pledged Collateral” as defined in the Guarantee and Collateral Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Pro Forma Balance Sheet” shall have the meaning assigned thereto in Section 4.02(n).

“Pro Forma Basis”, “pro forma basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any proposed incurrence or repayment or repurchase of Indebtedness (in each case, other than any Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes), any proposed Restricted Payment, any proposed Permitted Acquisition or other Investment, any proposed Asset Sale or any other event that by the terms of this Agreement requires such test or covenant to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event, using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold or to be acquired or sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such incurrence or repayment or repurchase of Indebtedness, Restricted Payment, Permitted Acquisition, Investment, Asset Sale or other event, and all other incurrences or repayments or repurchases of Indebtedness (in each case, other than any Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes), Restricted Payments, Permitted Acquisitions or other Investments, Asset Sales or other such events that have been consummated during the period or after the end of such period and on or prior to the applicable date of determination, and any other liabilities incurred in connection with any such transaction, had been consummated and incurred at the beginning of such period. In making the calculations referred to above, pro forma effect shall be given to events that are directly attributable to the proposed Restricted Payment, Permitted Acquisition, Investment, Asset Sale or other event, or have otherwise occurred since the date of the most recent financial statements of such person, are factually supportable and are expected to have a continuing impact (a) as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the staff of the Commission, and/or (b) as reasonably determined by the Administrative Borrower, subject to the limitations set forth in clause (i)(7) of the definition of “Consolidated EBITDA”.

“Projections” shall mean the Sponsor model that was prepared by or on behalf of Holdings in connection with the Transactions and dated September 15, 2021.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to Holdings’ or its Restricted Subsidiaries’ status as a reporting issuer or company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act, the Exchange Act, any similar applicable law in any applicable Covered Jurisdiction and the rules of national securities exchanges relating to companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“QFC Credit Support” has the meaning specified in Section 9.23.

“Qualified Counterparty” means with respect to (a) any Specified Swap Contract or Specified Cash Management Obligations, any counterparty thereto that, at the time such Specified Swap Contract or Specified Cash Management Obligations were entered into or, in the case of a Specified Swap Contract or Specified Cash Management Obligations, as the case may be, existing on the Closing Date, on the Closing Date, was the Administrative Agent, a Lead Arranger, a Lender or an Affiliate or branch of any of the foregoing, regardless of whether any such Person shall thereafter cease to be the Administrative Agent, a Lead Arranger, a Lender or an Affiliate or branch of any of the foregoing and (b) any Specified Cash Management Obligations, any counterparty providing such Specified Cash Management Obligations as of the Closing Date that (i) is designated by the Administrative Borrower as a “Qualified Counterparty” with respect to such Specified Cash Management Obligations and (ii) delivers to the Administrative Agent a letter agreement reasonably satisfactory to the Administrative Agent (A) appointing the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (B) agreeing to be bound by Sections 9.04, 9.08(b), 9.11, 9.15, 9.19, 9.20 and Section VIII as if such Qualified Counterparty were a Lender.

“Qualified IPO” shall mean any transaction or series of transactions that results in any common equity interests of Holdings or any other Parent Company being publicly traded on any United States national securities exchange or over the counter market, or any analogous exchange or market in Canada, the United Kingdom, Hong Kong or any country of the European Union.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a similar business.

“Qualified Receivables Facility” means (1) any of the Existing Receivables Facilities and (2) any other Receivables Facility that meets the following conditions: (x) Holdings or the Company shall have determined in good faith that such Qualified Receivables Facility (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to Holdings or the applicable Restricted Subsidiary and any Receivables Subsidiary subject thereto; (y) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Administrative Borrower) and may include Standard Receivables Undertakings; and (z) such arrangements are non-recourse to Holdings and the Restricted Subsidiaries and their assets, other than with respect to Receivables Repurchase Obligations.

“Qualified Reporting Subsidiary” shall have the meaning assigned to such term in Section 5.04.

“Qualified Securitization Transaction” means any Securitization Transaction of a Securitization Entity that meets the following conditions:

(i) Holdings or the Company shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to the Borrowers and the Securitization Entity;

(ii) all sales of accounts receivable and related assets to the Securitization Entity are made at Fair Market Value (as determined in good faith by the Administrative Borrower, and which may include any discounts customary for a Securitization Transaction) and may include Standard Securitization Undertakings; and

(iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Administrative Borrower) and may include Standard Securitization Undertakings.

Notwithstanding anything to the contrary, for the avoidance of doubt, the grant of a Lien in any accounts receivable of Holdings, the Borrowers or any of their Restricted Subsidiaries (other than a Securitization Entity) to secure Indebtedness or other obligations under the ABL Credit Agreement shall not be deemed a Qualified Securitization Transaction.

“Qualifying Equity Interests” means Equity Interests of a Person other than Disqualified Stock.

“Qualifying Term Loans” shall mean any broadly syndicated floating rate Incremental Term Loans that are (a) secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations, (b) pari passu in right of payment with the Initial Term Loans, (c) funded in Dollars, (d) incurred within six (6) months after the Closing Date pursuant to clause (a)(A) of the definition of “Incremental Facility Amount” (without giving effect to any reclassification of Indebtedness initially incurred in reliance on clauses (b), (c), (d) or (e) of the definition of “Incremental Facility Amount” for this purpose), (e) mature less than twelve (12) months after the maturity date of the Initial Term Loans, (f) not incurred in connection with a Permitted Acquisition or other Investment permitted hereunder and (g) in an aggregate principal amount that exceeds the greater of (i) 100% of Closing Date LTM EBITDA and (ii) 100% of LTM EBITDA.

“Ratio Debt” shall have the meaning assigned thereto in Section 6.03(a).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” means (1) any accounts receivable owed to Holdings or a Restricted Subsidiary of Holdings subject to a Receivables Facility and the proceeds thereof and (2) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with an accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by Holdings to a commercial bank or other investor thereof in connection with a Receivables Facility.

“Receivables Facility” means an arrangement pursuant to which Holdings, the Borrowers or their Restricted Subsidiaries, as applicable, sells (directly or indirectly) its accounts receivable, together with any other Receivables Assets related thereto, which accounts receivable may be sold at a market discount (as determined in good faith by Holdings, the Borrowers or such Restricted Subsidiary), to (a) a Person that is not a Restricted Subsidiary of Holdings or the Borrowers or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary of Holdings or the Borrowers or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person. Each of the Existing Receivables Facilities shall be considered a Receivables Facility hereunder.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Receivables Facility to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means any Wholly-Owned Restricted Subsidiary of Holdings which is designated by the Company (as provided below) as a Receivables Subsidiary and engages in no activities other than in connection with facilitating or entering into, one or more Receivables Facilities and in each case engages only in activities reasonably related or incidental thereto and: (x) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Holdings, the Borrowers or any of its Restricted Subsidiaries (other than any Receivables Subsidiary) (excluding guarantees of obligations pursuant to Standard Receivables Undertakings), (b) is recourse to or obligates Holdings or any of its Restricted Subsidiaries (other than the Receivables Subsidiary) in any way other than pursuant to Standard Receivables Undertakings or (c) subjects any asset of Holdings or any of its Restricted Subsidiaries (other than the Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Receivables Undertakings; (y) with which neither Holdings nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings (except in respect of the transfer of Receivables Assets to the Receivables Subsidiary and the Standard Receivables Undertakings); and (z) to which neither Holdings nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any designation by the Company shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certificate of a Responsible Officer of the Administrative Borrower certifying that such designation complied with the foregoing conditions.

“Recipient” has the meaning assigned to it in Section 8.02(a).

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 2.26(b).

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrowers and (b) each Lender (or Eligible Transferee party thereto (if any)) that agrees to provide any portion of Refinancing Term Loans or Refinancing Term Commitments incurred or established pursuant thereto, in accordance with Section 2.26.

“Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.03(b)(5).

“Refinancing Series” shall mean all Refinancing Term Loans or Refinancing Term Commitments that are incurred or established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield (other than, for this purpose, any original issue discount or upfront fees), if applicable, and amortization schedule.

“Refinancing Term Commitments” shall mean one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Facility” shall have the meaning assigned thereto in Section 2.26(b).

“Refinancing Term Loans” shall mean one or more Classes of term loans hereunder that result from a Refinancing Amendment.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulated Bank” means a commercial bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulated Subsidiary” means any entity that is subject to United States or foreign federal, state or local regulation over its ability to incur Indebtedness or create Liens (including Liens with respect to its own Capital Stock).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business and not classified as current assets under GAAP; provided that assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary will not qualify as Related Business Assets if they consist of securities of a Person, unless upon receipt of such securities such Person becomes a Restricted Subsidiary of Holdings.

“Related Fund” shall mean, with respect to any Lender, any fund or investment vehicle that invests in bank loans and is administered, advised or managed by the same investment advisor or manager as such Lender or by an Affiliate of such investment advisor or manager.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and its and their respective directors, officers, members, partners, employees, agents, advisors and other representatives acting at its or their discretion.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, seeping, migration, leaching or discharge into the Environment.

“Repayment Date” shall have the meaning assigned to such term in Section 2.11(a). Unless the context otherwise requires, the term “Repayment Date” shall also include each Incremental Term Loan Repayment Date.

“Repricing Event” shall mean (a) any prepayment or repayment of any Initial Term Loans incurred with the proceeds of, or any conversion of any Initial Term Loans into, any new or replacement tranche of broadly syndicated senior secured term loans the primary purpose (as determined in good faith by the Administrative Borrower) of which is to reduce the All-In Yield from the All-In Yield applicable to such Initial Term Loans (including in the case of any assignment pursuant to “yank-a-bank” provisions in connection with a consummated Repricing Event) or (b) any amendment to this Agreement the primary purpose (as determined in good faith by the Administrative Borrower) of which is to reduce the All-In Yield applicable to the Initial Term Loans; provided that any refinancing or repricing of Term Loans in connection with (1) any transformative disposition, (2) any dividend recapitalization, (3) any transaction that would result in an increase in the aggregate amount of the Initial Term Loans, (4) any Qualified IPO, (5) any material acquisition (A) that is not a Permitted Acquisition, (B) that is financed using the proceeds of Indebtedness not permitted hereunder or (C) the consummation of which would cause the Loan Documents to not provide Holdings and its Subsidiaries with adequate flexibility for the continuation or expansion of their combined operations following such consummation, as determined by the Administrative Borrower acting in good faith or (6) a “change of control” transaction (including a sale of Holdings, the Borrowers or all or substantially all of their respective assets) shall, in each case, not constitute a Repricing Event.

“Required Specified Debt Conditions” means, with respect to any incurrence, issuance or assumption of Ratio Debt or Incurred Acquisition Debt, each of the following conditions is satisfied: (i) immediately after giving Pro Forma Effect to the incurrence or issuance of such Indebtedness, including the use of such proceeds, no Event of Default shall have occurred and be continuing; provided that this clause (i) shall not apply in the case of a Limited Condition Transaction, (ii) such Indebtedness may be Guaranteed by a Loan Party, and, if incurred by a Loan Party, shall not be incurred by or subject to any Guarantee by any person other than a Loan Party (except to the extent that any additional guarantees are added for the benefit of the Initial Term Loans), (iii) with respect to any such Indebtedness that is secured by Liens on Collateral (other than (1) purchase money Indebtedness, Capital Lease Obligations, synthetic lease obligations, mortgage Indebtedness, industrial revenue or development bonds and other similar Indebtedness and (2) Customary Bridge/Interim Debt), (x) the final scheduled maturity date of such Indebtedness shall be no earlier than the final scheduled maturity date of any Initial Term Loans then in existence and (y) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of any Initial Term Loans then in existence; provided that at the option of Borrower, this clause (iii) shall not apply to Indebtedness in an aggregate principal amount of up to the Incremental Maturity Carveout immediately prior to the time of issuance of such Indebtedness, (iv) if such Indebtedness is secured by Liens on Collateral (other than purchase money Indebtedness, Capital Lease Obligations, synthetic lease obligations, mortgage Indebtedness, industrial revenue or development bonds and other similar Indebtedness), the obligations in respect thereof may be secured by the Collateral and may rank pari passu in right of security with or junior in right of security to the Initial Term Loans (and if secured by Liens on the Collateral, shall be subject to the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement or Junior Lien Priority Intercreditor Agreement, as applicable) and (v) except as otherwise required or permitted in clauses (i) through (vi) above, all other terms of such Ratio Debt shall have other terms reasonably agreed between the applicable Borrower and the lenders providing such Indebtedness.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Term Commitments representing more than 50% of the sum of all Loans outstanding and unused Term Commitments, of all the Lenders at such time; provided, however, that the Loans and unused Term Commitments, as applicable, of any Defaulting Lender shall be disregarded in the determination of Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Amount” shall have the meaning assigned thereto in Section 2.13(g).

“Restricted Cash” means cash and Cash Equivalents which are listed as “Restricted” on the consolidated statement of financial condition of Holdings and its Restricted Subsidiaries; provided, that (i) cash and Cash Equivalents restricted under the Security Documents, the First Lien Financing Documents or any other agreement, document or instrument evidencing secured Indebtedness permitted hereunder shall not be deemed to be “Restricted Cash” as a result of such restrictions and (ii) cash and Cash Equivalents maintained by any Restricted Subsidiary that is subject to minority shareholder approval before being distributed to Holdings (a “Shareholder Restriction”) shall not be deemed to be “Restricted Cash” as a result of such Shareholder Restriction.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subordinated Prepayment” shall have the meaning assigned thereto in Section 6.01(a)(3).

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Retained Asset Sale Proceeds” shall have the meaning assigned to such term in Section 2.13(b).

“Retained Declined Proceeds” shall have the meaning assigned to such term in Section 2.13(e).

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a disposition or otherwise) and other amounts received or realized by Holdings or any of its Restricted Subsidiaries in respect of such Investment.

“S&P” means Standard & Poor’s Ratings Group, and its successors.

“Sale/Leaseback Transaction” means any arrangement relating to property now owned or hereafter acquired by Holdings or any of its Restricted Subsidiaries whereby Holdings or a Restricted Subsidiary of Holdings transfers such property to a Person and Holdings or such Restricted Subsidiary of Holdings leases it from such Person, other than leases between Holdings and a Restricted Subsidiary of Holdings or between Holdings’ Restricted Subsidiaries.

“Sanctioned Person” means, at any time, any Person listed in on the “Specially Designated Nationals and Blocked Person List” maintained by OFAC.

“Sanctions” shall mean any economic or financial sanctions administered by the U.S. government via OFAC.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means (1) any accounts receivable, real estate asset, mortgage receivables or related assets and the proceeds thereof subject to a Qualified Securitization Transaction and the proceeds thereof and (2) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such accounts and all records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in each case subject to a Qualified Securitization Transaction.

“Securitization Entity” means a Wholly-Owned Restricted Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with Holdings in which Holdings or any Restricted Subsidiary of Holdings makes an Investment and to which Holdings or any Restricted Subsidiary of Holdings transfers accounts receivable and related assets) which is designated by the Company (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of accounts receivable and other Securitization Assets of Holdings and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and:

(i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Holdings or any of its Restricted Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates Holdings or any of its Restricted Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of Holdings or any of its Restricted Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(ii) with which neither Holdings nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings (except in respect of the transfer of Securitization Assets to the Securitization Entity and the Standard Securitization Undertakings); and

(iii) to which neither Holdings nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation by the Company shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certificate of a Responsible Officer of the Administrative Borrower certifying that such designation complied with the foregoing conditions.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary of Holdings or any of its Restricted Subsidiaries in connection with, a Qualified Securitization Transaction.

“Securitization Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Securitization Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Transaction” means any transaction or series of transactions that may be entered into by Holdings, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which Holdings, such Restricted Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a Lien in for the benefit of, (1) a Securitization Entity, Holdings or any of its Restricted Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by Holdings or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of Holdings or any of its Restricted Subsidiaries which arose in the ordinary course of business of Holdings or such Restricted Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which Liens are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Security Documents” means, collectively, the Pari Passu Intercreditor Agreement (if any), the Junior Lien Priority Intercreditor Agreement (if any), the ABL Intercreditor Agreement, the Guarantee and Collateral Agreement, other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral applicable to the Collateral, each for the benefit of the Collateral Agent, as amended, amended and restated, modified, renewed or replaced from time to time.

“Senior Indebtedness” means:

(i) all Indebtedness of the Borrowers or any Guarantor outstanding under the ABL Credit Agreement or the Agreement (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Borrowers or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Closing Date or thereafter created or incurred) and all obligations of the Borrowers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(ii) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the ABL Credit Agreement) or any of its Affiliates (or any Person that was a Lender or an Affiliate or branch of such Lender at the time the applicable agreement giving rise to such Hedging

Obligation was entered into) or, with respect to commodity hedges expressly designated in writing to the Administrative Agent (as defined in the ABL Credit Agreement) and consented to by such Administrative Agent, any other counterparty providing commodity hedges as of the Closing Date, provided that such Hedging Obligations are permitted to be incurred under the terms of this Agreement;

(iii) all obligations under any Cash Management Services (and guarantees thereof) owing to a Lender (as defined in the ABL Credit Agreement) or any of its Affiliates (or any Person that was a Lender or an Affiliate or branch of such Lender at the time the applicable agreement giving rise to such obligations was entered into) or as otherwise permitted to be incurred and under, and secured by the ABL Priority Collateral pursuant to, the ABL Credit Agreement;

(iv) any other Indebtedness of the Borrowers or any Guarantor permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Obligations; and

(v) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to Holdings or any of its Subsidiaries;

(2) any liability for federal, state, provincial, territorial, local or other Taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Agreement.

“SEDAR” means the System for Electronic Document Analysis and Retrieval or successor filing system.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Secured Parties (in their capacity as such), (ii) the 2026 Notes Secured Parties (in their capacity as such) and (ii) the Additional First Lien Secured Parties that become subject to the Pari Passu Intercreditor Agreement after the date hereof that are represented by a common representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Obligations, (ii) the 2026 Notes Obligations and (iii) the Additional First Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the Pari Passu Intercreditor Agreement by a common representative (in its capacity as such for such Additional First Lien Obligations).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as deemed in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Agreement.

“Solvent” shall mean, with respect to Holdings and its Restricted Subsidiaries, on a consolidated basis, on any date of determination, that on such date (a) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of Holdings and its Subsidiaries, taken as a whole, (b) the capital of Holdings and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof, (c) Holdings and its Restricted Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debts as they become due (whether at maturity or otherwise) and (d) Holdings and its Restricted Subsidiaries are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statements of Financial Accounting Standards No.5).

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Acquisition Agreement Representations” shall mean such of the representations and warranties made by the Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or its applicable Affiliate) has the right (taking into consideration any cure provisions) to terminate its obligations pursuant to Section 13.01(b) of the Acquisition Agreement or otherwise decline to consummate (without liability) the Acquisition pursuant to Section 10.01 of the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Cash Management Agreement” means any agreement governing or evidencing Specified Cash Management Obligations.

“Specified Cash Management Obligations” means obligations owed by Holdings, a Borrower or any other Restricted Subsidiary to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and the Administrative Borrower in writing to the Administrative Agent as a “Specified Cash Management Obligation”.

“Specified Representations” shall mean the representations and warranties, solely with respect to the Loan Parties, set forth in Sections 3.01(a)(i) (solely with respect to the valid existence of the Loan Parties), 3.01(d) (solely with respect to the execution, delivery, and performance of the Loan Documents, incurrence of the Loans by the Borrowers hereunder and the granting of the Guarantees and the security interests in respect thereof by the applicable Loan Parties pursuant to the Guarantee and Collateral Agreement), 3.02(a) (solely with respect to the execution, delivery, and performance of the Loan Documents, incurrence of the Loans by the Borrowers hereunder and the granting of the Guarantees and the security interests in respect thereof by the applicable Loan Parties pursuant to the Guarantee and Collateral Agreement), 3.02(b)(i)(A)(y) (solely with respect to the execution, delivery, and performance of the Loan Documents, incurrence of the Loans by the Borrowers hereunder and the granting of the Guarantees and the security interests in respect thereof by the applicable Loan Parties pursuant to the Guarantee and Collateral Agreement), 3.02(b)(i)(C) (solely with respect to the execution, delivery, and performance of the Loan Documents, incurrence of the Loans by the Borrowers hereunder and the granting of the Guarantees and the security interests in respect thereof by the applicable Loan Parties pursuant to the Guarantee and Collateral Agreement violating the ABL Credit Agreement or the 2026 Notes Indenture), 3.03 (solely with respect to the execution, delivery, and performance of the Loan Documents, incurrence of the Loans by the Borrowers hereunder and the granting of the Guarantees and the security interests in respect thereof by the applicable Loan Parties pursuant to the Guarantee and Collateral Agreement), 3.11(b) (solely as it relates to the use of proceeds on the Closing Date), 3.12, 3.19(a) (subject to the Certain Funds Provisions), 3.22, 3.24 (solely as it relates to use of proceeds on the Closing Date) and 3.25 (solely as it relates to use of proceeds on the Closing Date).

“Specified Swap Contract” means any agreement governing or evidencing Specified Swap Obligations.

“Specified Swap Obligations” means obligations owed by Holdings, a Borrower or any other Restricted Subsidiary to any Qualified Counterparty in respect of or in connection with Swap Contract and designated by such Qualified Counterparty and the Administrative Borrower in writing to the Administrative Agent as a “Specified Swap Obligation”.

“Specified Transaction” means (a) the Transactions, (b) any designation of operations or assets of Holdings or any of its Restricted Subsidiaries as discontinued operations, (c) any Investment that results in a Person becoming a Restricted Subsidiary, (d) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (e) any Permitted Acquisition, (f) [reserved], (g) any Disposition that results in a Restricted Subsidiary of Holdings ceasing to be a Subsidiary of Holdings or any Disposition of a business unit, line of business, book of business or division of Holdings or any of its Restricted Subsidiaries, in each case whether by merger, arrangement consolidation, amalgamation or otherwise or (h) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit other than Designated Revolving Commitments), issuance of Equity Interests or a Restricted Payment or other transaction, in each case, that by the terms of this Agreement requires a financial ratio or test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Sponsor” means The Resolute Fund V, L.P. and any of its Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including, however, any portfolio company of any of the foregoing.

“Sponsor Management Agreement” means a management services agreement or similar agreement among the Sponsor or certain of the management companies associated with the Sponsor or its advisors, if applicable, and one or more of Holdings, the Borrowers or any other Guarantor (and/or any of their direct or indirect parent companies).

“Standard Receivables Undertakings” means representations, warranties, covenants, indemnities and guarantees of obligations thereunder entered into by Holdings or any of its Subsidiaries which Holdings has determined in good faith to be customary in a Receivables Facility including, without limitation, those relating to the servicing of the assets of a seller of Receivables Assets, it being understood that any Receivables Repurchase Obligation and a non-credit related recourse accounts receivable factoring arrangement shall each be deemed to be a Standard Receivables Undertaking; it being understood, for the avoidance of doubt, that such obligations pursuant to the Existing Receivables Facilities shall be deemed to be Standard Receivables Undertakings with respect to the Existing Receivables Facilities.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of obligations thereunder entered into by Holdings or any of its Subsidiaries which Holdings has determined in good faith to be customary in a Securitization Transaction including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means (a) with respect to the Borrowers, any Indebtedness of the Borrowers s which is by its terms expressly subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee pursuant to the Guarantee and Collateral Agreement.

“Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(ii) any partnership, joint venture or limited liability company or similar entity of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(iii) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of Holdings on the Closing Date that is listed on Schedule 1.01, and each other Subsidiary (other than the Borrowers) that is or becomes a party to the Guarantee and Collateral Agreement in accordance with the terms hereof and thereof; provided, that for the avoidance of doubt, (x) no Subsidiary (other than a Discretionary Guarantor) that is an Excluded Subsidiary shall be a Subsidiary Guarantor until and unless it ceases to be an Excluded Subsidiary, and (y) the

Administrative Borrower may, in its sole discretion, cause any Restricted Subsidiary that is an Excluded Subsidiary to guarantee the Obligations by causing such Excluded Subsidiary to become a Guarantor under the Guarantee and Collateral Agreement and a grantor under the applicable Security Documents in accordance with Section 2.22.

“Supported QFC” has the meaning specified in Section 9.23.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, commodity hedges, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Taxes” shall mean all present and future taxes, levies, imposts, duties, assessments, deductions, withholdings (including backup withholding), fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Commitment” shall mean, with respect to each Term Lender, its commitment set forth on Schedule 2.01 (or in the Assignment and Acceptance pursuant to which it assumed its Term Commitment), to make Term Loans (including Initial Term Loans) to the Borrowers, as the same may be (a) increased from time to time pursuant to Section 2.24, (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.04, (c) refinanced or extended from time to time pursuant to Section 2.26 or 2.27, respectively, or (d) reduced pursuant to Section 2.09. The aggregate amount of Term Commitments as of the Closing Date is $800,000,000.

“Term Lender” shall mean a Lender with a Term Commitment and/or an outstanding Term Loan, and unless the context shall otherwise require the Incremental Term Lenders.

“Term Loan Maturity Date” shall mean October 15, 2028.

“Term Loans” shall mean the term loans made by the Term Lenders to the Borrowers pursuant to clause (i) of Section 2.01(a), any Incremental Amendment or any Refinancing Amendment, including as extended pursuant to any Extension Amendment. Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans, Refinancing Term Loans and Extended Term Loans.

“Termination Date” shall have the meaning assigned to such term in the lead-in to Article V.

“Test Period” shall mean, on any date of determination, the most recent period of twelve consecutive months for which financial statements have been or are required to have been delivered pursuant to Section 5.04(a) or (b), or, if earlier, are internally available to the Borrowers and furnished to the Administrative Agent (or, prior to the first delivery of any such financial statements, the period of four consecutive fiscal quarters ended on or about June 30, 2021).

“Transactions” shall mean, collectively, (a) the consummation of the Acquisition and other transactions contemplated by the Acquisition Agreement, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and, in the case of the Borrowers, the incurrence of the initial Indebtedness hereunder and the use of proceeds thereof, (c) the Closing Date Refinancing and (d) the payment of Transaction Expenses.

“Transaction Expenses” means any fees or expenses incurred or paid by any Parent Company, Holdings or any of its (or their) Subsidiaries in connection with the Transactions (including fees and expenses in connection with the entry into this Agreement and the transactions contemplated hereby).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” shall have the meaning specified in Section 4.02(n).

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any successor statute) as in effect from time to time in the relevant jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of Holdings or the Borrowers that is designated by Holdings or the Administrative Borrower as an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(i) has no Indebtedness other than Non-Recourse Debt;

(ii) is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to Holdings or such Restricted Subsidiary than those that might have been obtained at the time of any such agreement, contract, arrangement or understanding than those that could have been obtained from Persons who are not Affiliates of Holdings;

(iii) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries.

Any designation by the Company shall be evidenced by delivering to the Administrative Agent a certificate of a Responsible Officer of the Administrative Borrower certifying that such designation complied with the foregoing conditions.

“U.S. Special Resolution Regimes” has the meaning specified in Section 9.23.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.20(e)(ii)(B)(3).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the board of directors (or similar governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i) the sum of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (2) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(ii) the then outstanding principal amount of such Indebtedness;

provided that AHYDO Payments and the effects of any prepayments or amortization made on such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” means, with respect to any Person, a direct or indirect Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms thereof. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall, except as otherwise provided herein, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, and (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

Section 1.03 Pro Forma Calculations. With respect to any period during which any Permitted Acquisition, other Investment not prohibited hereunder or Asset Sale or other disposition occurs, Consolidated EBITDA, Consolidated Total Assets, the Interest Coverage Ratio, the Consolidated Total Debt Ratio, the Consolidated Secured Debt Ratio and the Consolidated First Lien Debt Ratio shall be calculated with respect to such period and such Permitted Acquisition, Investment or Asset Sale or other disposition on a Pro Forma Basis. For purposes of determining compliance at any time with Sections 5.16, 6.01, 6.02, 6.03, 6.04, 6.05 and 6.07 in the event that any affiliate transaction, Indebtedness, Lien, Restricted Payment, contractual restriction, Investment, disposition or Restricted Subordinated Prepayment, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Section 5.16, 6.01, 6.02, 6.03, 6.04, 6.05 or 6.07, as applicable the Administrative Borrower, in its sole discretion, may classify or reclassify such transaction or item (or portion thereof) within such section and will only be required to include the amount and type of such transaction (or portion thereof) in any one category under such section.

Section 1.04 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Initial Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Initial Term Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Initial Term Borrowing”).

Section 1.05 Timing of Payments or Performance. Unless expressly stated otherwise, when payment of any obligation or the performance of any covenant, duty or obligation under any Loan Document is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.06 Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans, Loans in connection with any Incremental Revolving Commitment, Refinancing Term Facility, Extended Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement and cashless rolls shall be deemed not to violate the provisions hereof.

Section 1.07 Certain Calculations and Tests. Notwithstanding anything to the contrary herein, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(a) determining compliance with any provision of this Agreement or any other Loan Document which requires the calculation of any financial ratio or test (including, without limitation, Section 6.10, any Consolidated Total Debt Ratio test, any Consolidated First Lien Debt Ratio test, any Consolidated Secured Debt Ratio test or any Interest Coverage Ratio test);

(b) testing availability under baskets set forth in this Agreement or any other Loan Document (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets); or

(c) determining compliance with representations, warranties or the absence of a Default or Event of Default (or any type of Default or Event of Default),

in each case, at the option of the Administrative Borrower (the Administrative Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be on (w) in the case of a Limited Condition Transaction constituting an Investment, a Permitted Acquisition or other acquisition, the date the definitive agreements for such Limited Condition Transaction are entered, (x) in the case of a Limited Condition Transaction constituting a Restricted Payment, either the date of (i) the declaration of such Restricted Payment or (ii) the making of such Restricted Payment, (y) in the case of a Limited Condition Transaction constituting a prepayment, repayment, repurchase, refinancing or redemption of Indebtedness or Disqualified Stock, either the date of (i) delivery of notice (which may be conditional) with respect to such prepayment, repayment, repurchase, refinancing or redemption of Indebtedness or Disqualified Stock or (ii) the making of such prepayment, repayment, repurchase, refinancing or redemption of Indebtedness or Disqualified Stock or (z) the case of a Limited Condition Transaction constituting an Asset Sale or other disposition, either the date of (i) the definitive agreements for such Asset

Sale or other disposition are entered or (ii) of consummation of such Asset Sale or disposition, in each case, after giving Pro Forma Effect to such Limited Condition Transaction and the actions to be taken in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Transaction and other actions had occurred on such date (each such date, the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Company are available, the applicable Loan Party could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket, representation and warranty or no Default or Event of Default condition, such ratio, basket, representation and warranty or Default or no Event of Default condition shall be deemed to have been complied with. For the avoidance of doubt, if the Administrative Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Company or other person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Administrative Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness (other than under any Incremental Facility or any Incremental Equivalent Debt, which shall remain subject to the terms thereof with respect to the impact, if any of a Limited Condition Transaction) or Liens, or the making of Investments or Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrowers, the repayment, redemption, repurchase or refinancing of Indebtedness or Disqualified Stock, or the designation of an Unrestricted Subsidiary (each, for purposes of this Section 1.07, a “subsequent transaction”) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or the declaration of a Restricted Payment or notice of Restricted Subordinated Prepayment is revoked or rescinded, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and any subsequent transactions in connection therewith have been consummated.

Section 1.08 Currency; Calculation of Amounts.

(a) For purposes of determining compliance with this Agreement, amounts incurred (or first committed, in the case of revolving credit debt), distributed, paid, invested or outstanding in currencies other than Dollars shall be translated into Dollars at the exchange rates in effect on the last Business Day of the calendar month immediately preceding the calendar month in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Administrative Borrower by reference to customary indices.

(b) For purposes of determining compliance with this Agreement or any other Loan Document, with respect to any amounts incurred, paid, distributed or invested in a currency other than Dollars, (i) no Default or Event of Default shall be deemed to have occurred, no representation shall be treated as being untrue or inaccurate, and no covenant or other undertaking shall be deemed to be breached solely as a result of changes in rates of currency exchange occurring after the time Holdings or one of its Subsidiaries is contractually obligated with respect to such incurrence, payment, distribution or investment (so long as, in the case of a contractual obligation, at the time of entering into the contract with respect to such incurrence, payment, distribution or investment, it was permitted hereunder) and once contractually obligated to be incurred, paid, distributed or invested, such amount shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates and (ii) in the case of any Indebtedness outstanding under any clause of Section 6.03 and/or secured under any clause of Section 6.05 that contains a limitation expressed in Dollars and that, as a result of changes in exchange rates, is so exceeded, such Indebtedness (and the related Liens) will be permitted to be refinanced with Refinancing Indebtedness in respect thereof incurred under such clause notwithstanding that, after giving effect to such refinancing, such excess shall continue (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

(c) In the event that any action or transaction meets the criteria of one or more than one of the categories of exceptions, thresholds or baskets pursuant to any applicable covenant in Article VI, such action or transaction (or portion thereof) may be divided and classified, and later (on one or more occasions) be redivided and/or reclassified under one or more of such exceptions, thresholds or baskets as the Administrative Borrower may elect from time to time, including reclassifying any utilization of fixed (subject to grower components) exceptions, thresholds or baskets (for purposes of this Section 1.08, “fixed baskets”) as incurred under any available incurrence-based exception, threshold or basket (for purposes of this Section 1.08, “incurrence-based baskets”), and if any applicable ratios or financial tests for such incurrence-based baskets would be satisfied in any subsequent fiscal quarter, such reclassification shall be deemed to have automatically occurred if not elected by the Administrative Borrower.

(d) Notwithstanding anything contained in the definition of “Pro Forma Basis” to the contrary, in the event any fixed baskets or utilization of revolving credit commitments are intended to be utilized together with any incurrence-based baskets in a single transaction or series of related transactions, (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of any Indebtedness or other applicable transaction or action to be incurred under any incurrence-based baskets shall first be calculated without giving effect to amounts being utilized pursuant to any fixed baskets or the utilization of revolving credit commitments, but giving full Pro Forma Effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed baskets, any incurrence and repayments of Indebtedness) and all other permitted pro forma adjustments, and (ii) thereafter, incurrence of the portion of such Indebtedness or other applicable transaction or action to be incurred under any fixed baskets shall be calculated.

Section 1.09 LIBOR Discontinuation. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, if the Administrative Borrower notifies the Administrative Agent that the Administrative Borrower requests an amendment to this Agreement to replace ICE LIBOR with an alternative rate of interest for periods following the last date on which ICE LIBOR is determinable (a “LIBOR Replacement Amendment”) (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders request a LIBOR Replacement Amendment or if the Administrative Agent and the Administrative Borrower reasonably determine (which determination shall be final and conclusive) that there exists, at such time, a broadly accepted market convention for determining a rate of interest for syndicated loans denominated in Dollars in the United States in lieu of ICE LIBOR), regardless of whether any such notice is given before or after such date, then notwithstanding any other provision of this Agreement or the other Loan Documents to the contrary the Administrative Agent and the Administrative Borrower shall promptly negotiate in good faith a LIBOR Replacement Amendment in form and substance reasonably satisfactory to the Administrative Borrower and the Administrative Agent to reflect then prevailing market convention for determining a rate of interest for syndicated loans denominated in Dollars in the United States at such time (as reasonably determined by the Administrative Borrower and the Administrative Agent), and such LIBOR Replacement Amendment shall become effective upon the execution and delivery thereof by the Administrative Agent and the Administrative Borrower (and, for the avoidance of doubt, without the need for consent of any other party); provided, however, that the applicable replacement rate of interest shall not be less than 0.50% with respect to the Initial Term Loans.

The interest rate on Eurocurrency Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBO Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. The Administrative Agent will notify the Administrative Borrower in advance of any change to the reference rate upon which the interest rate on LIBO Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.10 Divisions. In connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) consummated by a Loan Party in its discretion if any new person comes into existence, such new person shall be deemed, solely for purposes of Section 5.09(a), to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

THE CREDITS

Section 2.01 Commitments.

(a) Subject to the terms and conditions and relying upon the applicable representations and warranties herein set forth, each Term Lender agrees, severally and not jointly, to make an Initial Term Loan to the Borrowers on the Closing Date, in a principal amount not to exceed its Term Commitment. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b) Incremental Term Loans. Each Lender having an Incremental Term Commitment hereby agrees, severally and not jointly, on the terms and subject to the conditions set forth herein and in the applicable Incremental Amendment and, subject to the terms of Section 2.24, in reliance on the representations and warranties set forth herein and in the other Loan Documents, to make Incremental Term Loans to the Borrowers, as specified in the applicable Incremental Amendment, in an aggregate principal amount not to exceed its Incremental Term Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

(c) Incremental Revolving Loans. Each Lender having an Incremental Revolving Commitment hereby agrees, severally and not jointly, on the terms and subject to the conditions set forth herein and in the applicable Incremental Amendment and, subject to the terms of Section 2.25, in reliance on the representations and warranties set forth herein and in the other Loan Documents, to make Incremental Revolving Loans to the Borrowers at any time and from time to time following the effectiveness of the applicable Incremental Revolving Commitments, as specified in the applicable Incremental Amendment, in an aggregate principal amount at any time outstanding not to exceed such Lender’s total Incremental Revolving Commitments. Subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Incremental Revolving Loans.

Section 2.02 Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Term Commitments, Incremental Revolving Commitments or Incremental Term Commitments, as the case may be. The failure of any Lender to make any Loan required to be made by it hereunder shall not relieve any other Lender of its obligations hereunder; provided, however, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make any Loan as required hereunder. Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $500,000 (except, with respect to any Incremental Term Commitment, to the extent otherwise provided in the related Incremental Amendment) or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.02(f), 2.08 and 2.15, each Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith. Each Lender may at its option make any Eurocurrency Loan by causing any branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than nine (or such greater number as may be approved by the Administrative Agent) Eurocurrency Borrowings of the Borrowers being outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 11:00 a.m., New York City time, in the case of a Eurocurrency Borrowing, or 2:00 p.m., New York City time, in the case of an ABR Borrowing, and the Administrative Agent shall promptly transfer the amounts so received to the account designated by the Administrative Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been satisfied, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error) for the first three days and the interest rate applicable at the time to the Loans comprising such Borrowing thereafter. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

Section 2.03 Borrowing Procedure. In order to request a Borrowing, the Administrative Borrower shall deliver via email or fax (or give telephonic notice promptly confirmed by delivery via email or fax) to the Administrative Agent a duly completed and fully executed Borrowing Request, (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided, however, it is agreed and understood that the Borrowing Request in respect of Borrowings to be made on the Closing Date may be delivered not later than 1:00 p.m., New York City time, on the Business Day immediately preceding the Closing Date (or such later time as the Administrative Agent may approve in its sole discretion). Each Borrowing Request shall be irrevocable (except as set forth in the last sentence of this Section 2.03), shall be signed by or on behalf of the Administrative Borrower and shall specify the following information: (i) the Class of such Borrowing and whether such Borrowing is to be a Eurocurrency Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurocurrency Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified, then the Administrative Borrower shall be deemed to have selected an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing. Notwithstanding anything to the contrary contained herein, the notice in respect of any Borrowing on the Closing Date, or in connection with any Permitted Acquisition or other acquisition permitted under this Agreement, or in connection with any Borrowing under any Incremental Amendment, Refinancing Amendment or Extension Amendment, may be rescinded, or revised to change the requested date for the making of the Loans contemplated thereby, by the Administrative Borrower by giving written notice to the Administrative Agent prior to 10:00 a.m., New York City time (or, such later time as the Administrative Agent may approve in its sole discretion), on the date of the proposed Borrowing.

Section 2.04 Evidence of Debt; Repayment of Loans.

(a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Term Lender the principal amount of each Term Loan of such Term Lender made to the Borrowers as set forth in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender to the Borrowers from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or on behalf of the Borrowers or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that (i) in the event of any inconsistency between any account maintained pursuant to clause (b) above and any account maintained pursuant to clause (c) above, the account maintained pursuant to clause (c) above shall be conclusive absent manifest error and (ii) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans made to it in accordance with their terms; provided further that in the event of a conflict between such accounts and the Register, the Register shall control.

(e) Any Lender may request that Loans of any Class made by it hereunder be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender, if requested by such Lender, and its permitted registered assigns, and in a form and substance reasonably acceptable to the Administrative Agent and the Administrative Borrower, and such Lender (and/or its applicable assigns) shall return such promissory note to the Administrative Borrower upon the occurrence of the Termination Date or the assignment of its applicable Loans (or as promptly thereafter as practicable).

Section 2.05 Administrative Agent Fees.

(a) The Borrowers agrees to pay to the Administrative Agent, for its own account, an annual agency fee (the “Administrative Agent Fees”) as separately agreed to with the Administrative Agent.

(b) All Administrative Agent Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Administrative Agent Fees shall be refundable under any circumstances (except as otherwise expressly agreed).

Section 2.06 Interest on Loans.

(a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Loan shall be payable to the Administrative Agent on the applicable Interest Payment Dates except as otherwise provided in this Agreement. The applicable Alternate Base Rate and Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07 Default Interest. Upon the occurrence and during the continuance of an Event of Default under clause (b), (c), (g) or (h) of Article VII, all overdue amounts owing under the Loan

Documents in each case shall bear interest, to the extent permitted by law (after as well as before judgment), payable on demand, in the case of principal, at the rate otherwise applicable thereto pursuant to Section 2.06, or in the case of interest or other amounts, the rate applicable to the Borrowings to which such amount relates, in each case, plus 2.00% per annum.

Section 2.08 Alternate Rate of Interest. Subject to Section 1.09, which shall control in the event of a conflict (as reasonably determined by the Administrative Agent and the Administrative Borrower) between this Section 2.08 and Section 1.09, in the event, and on each occasion, that on the day two London Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Administrative Agent shall have determined that deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurocurrency Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Administrative Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Administrative Borrower for a Eurocurrency Borrowing denominated in Dollars pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09 Termination and Reduction of Commitments.

(a) The Term Commitments (other than the Incremental Term Commitments, which shall terminate as provided in the related Incremental Amendment) shall automatically terminate on the Closing Date upon the funding of the Term Loans pursuant to Section 2.01(a).

(b) Upon at least three Business Days’ prior irrevocable (provided, that such notice may be conditioned upon the occurrence of certain events and revocable in the event that such events do not occur on the applicable date or dates) email or fax notice (or telephonic notice promptly confirmed by email or fax notice) to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, any Class of Commitments extended to the Borrowers; provided, however, that each partial reduction of any Class of Commitments shall be in an integral multiple of $100,000 and in a minimum amount of $500,000.

(c) Each reduction of any Class of Commitments hereunder shall be made ratably among the applicable Lenders of such Class in accordance with their respective Commitments of such Class.

Section 2.10 Conversion and Continuation of Borrowings. The Administrative Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 1:00 p.m., New York City time, on the day of conversion, to convert any Eurocurrency Borrowing into an ABR Borrowing, (b) not later than 1:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurocurrency Borrowing or to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing for an additional Interest Period and (c) not later than 1:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurocurrency Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the applicable Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting continued or converted Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each applicable Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount, and accrued interest on any Eurocurrency Loan (or portion thereof) being converted shall be paid by the Borrowers at the time of conversion;

(iv) if any Eurocurrency Borrowing is converted at a time prior to the last day of the Interest Period applicable thereto, the Borrowers shall pay, upon demand, any amounts due to the applicable Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing;

(vi) any portion of a Eurocurrency Borrowing denominated in Dollars that cannot be converted into or continued as a Eurocurrency Borrowing denominated in Dollars by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurocurrency Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurocurrency Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

(viii) upon notice to the Administrative Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, (A) no outstanding Borrowing may be converted into, or continued as, a Eurocurrency Borrowing, and (B) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Administrative Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurocurrency Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurocurrency Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Borrowing, the Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the applicable Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Administrative Borrower shall not have given notice in accordance with this Section 2.10 to continue any Eurocurrency Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof) automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

Section 2.11 Repayment of Term Borrowings.

(a) The Borrowers shall pay to the Administrative Agent, for the account of the applicable Term Lenders, on March 31, June 30, September 30 and December 31 of each year (commencing on June 30, 2022) (each such date being called a “Repayment Date”), a principal amount of the Term Loans (excluding Other Term Loans which shall be governed by Section 2.11(b)) equal to 0.25% of the aggregate principal amount of all Term Loans made on the Closing Date (as adjusted from time to time pursuant to Sections 2.12, 2.13(e) and 2.24), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) The Borrowers shall pay to the Administrative Agent, for the account of the applicable Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13(e)) equal to the amount set forth for such date in the applicable Incremental Amendment, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(c) To the extent not previously paid, all Initial Term Loans shall be due and payable on the Term Loan Maturity Date and all Incremental Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d) All repayments pursuant to this Section 2.11 shall be applied to the applicable Borrowings as the Administrative Borrower shall specify (provided that, if the Administrative Borrower shall not specify any such order of application, it shall be deemed to have requested that such application shall be made first, to ABR Borrowings and then to Eurocurrency Borrowings in the chronological order in which their respective Interest Periods terminate), but shall otherwise be without premium or penalty.

Section 2.12 Optional Prepayments.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing requested by the Borrowers that was made to it by the applicable Lenders, in whole or in part, upon (i) at least three Business Days’ prior email or fax notice (or telephonic notice promptly confirmed by email or fax notice) in the case of Eurocurrency Loans and (ii) email or fax notice (or telephonic notice promptly confirmed by email or fax notice) on the Business Day of such prepayment in respect of ABR Loans, in each case to the Administrative Agent before 12:00 (noon), New York City time, on the relevant date; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.

(b) Optional prepayments of Term Loans shall be allocated to any Class or Classes of Term Loans as determined by the Administrative Borrower, and failing such determination shall be allocated pro rata among the Term Loans and, in each case, shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans as directed by the Administrative Borrower (and failing such direction, shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of applicable Class or Classes in the direct order of maturity thereof).

(c) Each notice of prepayment shall specify the prepayment date and the Class and principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable (provided, that such prepayment may be conditioned upon the occurrence of certain events and revocable in the event that such events do not occur on the applicable date or dates) and shall commit the Borrowers to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Sections 2.12(d) and 2.16, but shall otherwise be without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d) In the event that, on or prior to the date that is six (6) months following the Closing Date, a Repricing Event occurs, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders (including any Lender removed, replaced or prepaid pursuant to Section 2.21 in connection with such Repricing Event), (A) in the case of clause (a) of the definition of “Repricing Event”, a prepayment premium of 1.00% of the aggregate principal amount of such Initial Term Loans so prepaid, refinanced, substituted or replaced and (B) in the case of clause (b) of the definition of “Repricing Event”, a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans subject to such amendment. Such amounts shall be due and payable on the date of effectiveness of such amendment or prepayments, as the case may be.

Section 2.13 Mandatory Prepayments.

(a) [Reserved].

(b) Not later than the fifth Business Day following the deemed receipt (pursuant to the definition of “Net Proceeds”) of Net Proceeds in respect of any Asset Sale of Collateral, the Borrowers shall apply an amount equal to 100% of such Net Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(e); provided, however, that such percentage (i) shall be reduced to 50% if the Consolidated First Lien Debt Ratio calculated on a Pro Forma Basis as of the last day of the Test Period most recently ended at the time such prepayment is required to be made is less than or equal to 4.50:1.00 but greater than 4.25:1.00 and (ii) shall be reduced to 0% if the Consolidated First Lien Debt Ratio calculated on a Pro Forma Basis as of the last day of the Test Period most recently ended at the time such prepayment is required to be made is less than or equal to 4.25:1.00 (any Net Proceeds in respect of any such Asset Sale not required to be applied in accordance with this Section 2.13(b) as a result of the application of this proviso shall collectively constitute “Retained Asset Sale Proceeds”).

(c) Commencing with respect to the fiscal year ending on or about December 31, 2022, no later than the fifth Business Day after the financial statements with respect to each such fiscal year are delivered pursuant to Section 5.04(a) (the “ECF Prepayment Date”), the Borrowers shall prepay outstanding Term Loans in accordance with Section 2.13(e) in an aggregate principal amount equal to 50% of Excess Cash Flow for the fiscal year then ended; provided, however, that such percentage (i) shall be reduced to 25% if the Consolidated First Lien Debt Ratio at the end of such fiscal year shall have been greater than 4.25:1.00 but less than or equal to 4.50:1.00 calculated on a Pro Forma Basis as of the last day of such fiscal year as adjusted by the After Year-End Deductions and (ii) shall be reduced to 0% if the Consolidated First Lien Debt Ratio at the end of such fiscal year shall have been less than or equal to 4.25:1.00 calculated on a Pro Forma Basis as of the last day of such fiscal year as adjusted by the After Year-End Deductions; provided, further, that (A) voluntary prepayments of (x) Term Loans (including any Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Initial Term Loans), (y) loans under the ABL Credit Agreement or any Incremental Revolving Loans, in each case to the extent accompanied by a permanent commitment reduction, and (z) any other Indebtedness secured on a pari passu basis with, or senior basis to, the Initial Term Loans, (B) purchases of Term Loans made pursuant to Section 9.04(n) (or of (I) Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Initial Term

Loans or (II) any other Indebtedness secured on a pari passu basis with or senior basis to the Initial Term Loans) prior to such time in an amount equal to the actual cash amount paid by Holdings, the Borrowers or any other Subsidiary pursuant to such Section 9.04(n) (or pursuant to the documentation governing such Incremental Equivalent Debt) for such purchase and (C) the aggregate amounts used for capital expenditures, Permitted Acquisitions, Investments made under clauses (viii), (xviii), (xxiv), (xxv) and (xxvi) of “Permitted Investment”, Investments made under Section 6.01(a) and Investments made under 6.01(b)(21)(iii), earn-outs paid or to be paid following the closing date of any Permitted Acquisition or other Investment, and Restricted Payments (other than (x) Restricted Subordinated Prepayments and Investments and (y) Restricted Payments (1) made with any proceeds of (x) any issuance and sale of Equity Interests of Holdings that is contributed to the Administrative Borrower or (y) any cash capital contribution to Holdings that is contributed to the Administrative Borrower, or (2) made in reliance on clauses (B), (C), (G) and (I) of Section 6.01(a)(z)), or, in the case of any expenditure committed to be made (it being understood that to the extent such expenditure is not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period), in each case, (x) made during such fiscal year or, at the option of the Administrative Borrower, on or prior to the applicable ECF Prepayment Date (without counting such amounts to reduce the amount of prepayments required by this Section 2.13(c) with respect to the subsequent fiscal year) and (y) not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness), shall, at the election of the Administrative Borrower, reduce on a dollar-for-dollar basis the amount otherwise required to be prepaid pursuant to this clause (c) (such amount required to be prepaid each fiscal year, the “Calculated Prepayment Amount”); provided, further, that to the extent the voluntary prepayments, purchases and expenditures pursuant to the preceding proviso would reduce the required prepayments with respect to any fiscal year to an amount less than $0, such excess voluntary prepayments, purchases and expenditures may be credited against the applicable percentage of Excess Cash Flow for any subsequent fiscal year in which the required prepayments under this Section 2.13(c) exceed $0 until such excess amount has been fully applied; provided, further, that the Consolidated First Lien Debt Ratio shall be recalculated to give Pro Forma Effect to any amount referred to in the second preceding proviso above that is prepaid or the actual cash amount used to purchase, as applicable, the applicable Loans after the end of the applicable fiscal year but on or prior to the applicable ECF Prepayment Date (collectively, the “After Year-End Deductions”) as if such After Year-End Deductions were made during the fiscal year of the applicable Excess Cash Flow prepayment and the applicable percentage of Excess Cash Flow for purposes of making such Excess Cash Flow prepayment shall be determined by reference to such recalculated Consolidated First Lien Debt Ratio; provided, further that no prepayment with Excess Cash Flow shall be required if the Calculated Prepayment Amount for the applicable period is not greater than the greater of (x) 15% of Closing Date LTM EBITDA and (y) 15% of LTM EBITDA (and the required prepayment amount shall be the amount of such Calculated Prepayment Amount in excess of such threshold, if any); provided, further, that, if the Consolidated First Lien Debt Ratio on a Pro Forma Basis after giving effect to any Excess Cash Flow prepayment would result in the percentage in respect of the applicable fiscal year being reduced to 25% or 0%, then such reduced percentage applicable to the Excess Cash Flow prepayment required to be made shall apply to the remaining portion of Excess Cash Flow prepayment required to be made after such ratio is attained.

(d) In the event that Holdings or any Subsidiary shall receive Net Proceeds from the issuance of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted pursuant to Section 6.01 (other than Refinancing Term Loans and Refinancing Indebtedness incurred to refinance any Class of Loans hereunder)), the Borrowers shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Proceeds by Holdings or such Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(e).

(e) Subject to Section 2.13(f), mandatory prepayments of outstanding Loans under this Agreement shall be applied as directed by the Administrative Borrower (or, in the absence of such direction,

ratably among the Term Loans and applied in direct order of maturity to the scheduled installments of principal due in respect of the Term Loans); provided, however, that each Term Lender shall have the right to elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, to decline all (but not a portion) of its pro rata share of such prepayment other than with respect to a prepayment pursuant to clause (d) above (such declined amounts, the “Retained Declined Proceeds”), in which case such Retained Declined Proceeds may be retained by Holdings and its Subsidiaries, and added to the calculation of the Available Amount.

(f) Holdings or the Administrative Borrower shall give prior written notice of any prepayment required under this Section 2.13 as far in advance thereof as is reasonably practicable (and in any event at least one Business Day prior thereto), and deliver to the Administrative Agent, at the time of the making of each such prepayment, a certificate signed by a Financial Officer of Holdings or the Administrative Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid; provided, however, that, if at the time of any prepayment pursuant to this Section 2.13 there shall be outstanding Term Borrowings of different Types or Eurocurrency Term Borrowings with different Interest Periods, and if some but not all Term Lenders shall have accepted such mandatory prepayment, then the aggregate amount of such mandatory prepayment shall be allocated ratably to each outstanding Term Borrowing of the accepting Lenders (except to the extent a less than ratable payment is permitted to be made to Other Term Loans, Refinanced Term Loans or Extended Term Loans pursuant to the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment). All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

(g) Notwithstanding anything in this Section 2.13 to the contrary, if the Administrative Borrower determines in good faith that (x) the repatriation, distribution or transfer of such amounts from the applicable Restricted Subsidiary required to mandatorily prepay the Term Loans pursuant to Section 2.13(b), (c) or (d) above would result in an adverse Tax liability that is not de minimis (including any prepayment whereby doing so Holdings and the Restricted Subsidiaries would, in the aggregate, incur an overall net Tax liability, including as a result of a taxable dividend, deemed dividend pursuant to Section 956 of the Internal Revenue Code or a withholding Tax, as determined by the Administrative Borrower) or (y) such prepayment of the Term Loans pursuant to Section 2.13(b), (c) or (d) above would violate or otherwise be restricted by (1) applicable Law or (2) material organizational document restrictions (including as a result of minority ownership) (any of the circumstances described in clause (x) or (y), a “Payment Block”); provided that in the case of this clause (y)(2), such restrictions exist as of the Closing Date or the date on which the applicable Restricted Subsidiary is acquired or formed and, in either case, are not implemented in anticipation of the Closing Date or the acquisition or formation of such Subsidiary, as the case may be (such amount, a “Restricted Amount”), the amount that such Borrower shall be required to mandatorily prepay pursuant to Section 2.13(b), (c) or (d) above, as applicable, shall be reduced by the Restricted Amount; provided that Holdings and its Subsidiaries shall not be required to monitor any Payment Block and/or reserve cash for future repatriation after the Administrative Borrower has notified the Administrative Agent of the existence of such Payment Block. For the avoidance of doubt, to the extent this covenant relates to proceeds realized by any Foreign Subsidiary, this covenant shall be an obligation of the Borrowers (and not such Foreign Subsidiary) to make a payment measured by the amount of such proceeds and nothing in this Section 2.13 shall be construed as an obligation of any Foreign Subsidiary to make a payment or repatriate any proceeds or an obligation of the Borrowers or any Guarantor to cause a Foreign Subsidiary to make a payment or repatriate proceeds.

(h) Notwithstanding anything in this Section 2.13 to the contrary, if at the time that any prepayment would be required under clauses (b), (c) or (d) above, a Borrower is required to (or to offer to) repurchase or prepay any other Indebtedness (including any Incremental Equivalent Debt) secured on a pari passu or senior basis with the Obligations (or any Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with Net Proceeds or Excess Cash Flow and such prepayment, repurchase or offer is otherwise not prohibited hereunder (such Indebtedness (including any Incremental Equivalent Debt or Refinancing Indebtedness in respect thereof) required to be offered to be so repurchased or prepaid, the “Other Applicable Indebtedness”), then such Borrower may apply such amount on a pro rata basis to the prepayment of the Term Loans (except to the extent a less than ratable payment is permitted to be made to Other Term Loans, Refinanced Term Loans or Extended Term Loans pursuant to the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment) and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of such Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); provided that the portion of such prepayment or repurchase allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, thereof shall be allocated to the Term Loans in accordance with the terms hereof, and the amount required to be used to make prepayments hereunder shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

Section 2.14 Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), subject any Lender to any Tax (other than Indemnified Taxes, Other Taxes or Excluded Taxes) in respect of its loans, letters of credit, commitments, or other obligations under the Loan Documents, or its deposits, reserves, other liabilities or capital attributable thereto, or shall impose on such Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or increase the cost to any Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case, by an amount deemed by such Lender to be material, then the Borrowers will pay to such Lender, within the time period specified in clause (c) below therefor, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered; provided that such Lender shall be compensated pursuant to this Section 2.14(a) only if such Lender certifies that it imposes such charges under other comparable syndicated credit facilities involving similarly situated borrowers under which such Lender is a lender; provided that no such certification shall be required to include any confidential or price sensitive information.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such Lender shall be compensated pursuant to this Section 2.14(b)

only if such Lender certifies that it imposes such charges under other comparable syndicated credit facilities involving similarly situated borrowers under which such Lender is a lender; provided that no such certification shall be required to include any confidential or price sensitive information.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clause (a) or (b) above shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrowers shall not be under any obligation to compensate any Lender under clause (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.15 Change in Legality.

(a) Notwithstanding any other provision of this Agreement but subject to Section 1.09, which shall control in the event of a conflict (as reasonably determined by the Administrative Agent and the Administrative Borrower) between this Section 2.15 and Section 1.09, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Administrative Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurocurrency Loans, whereupon any request for a Eurocurrency Borrowing (or to convert an ABR Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan, as such, or to convert a Eurocurrency Loan into an ABR Loan), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurocurrency Loans made by it be converted to ABR Loans, in which event all such Eurocurrency Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in clause (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.

(b) For purposes of this Section 2.15, a notice to the Administrative Borrower by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by the Administrative Borrower in accordance with this Agreement.

Section 2.16 Indemnity. The Borrowers shall indemnify each Lender (other than a Defaulting Lender) against any actual loss (other than loss of margin) or expense that such Lender may sustain or incur as a consequence of:

(a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurocurrency Loan prior to the last day of the Interest Period in effect therefor, (ii) the conversion of any Eurocurrency Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurocurrency Loan, in each case prior to the last day of the Interest Period in effect therefor, or (iii) any Eurocurrency Loan to be made by such Lender (including any Eurocurrency Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Administrative Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or

(b) any default in the making of any payment or prepayment required to be made hereunder.

In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurocurrency Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error; provided that such Lender shall be compensated pursuant to this Section 2.16 only if such Lender certifies that it imposes such charges under other comparable syndicated credit facilities involving similarly situated borrowers under which such Lender is a lender. The Borrowers shall pay such Lender the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

Section 2.17 Pro Rata Treatment. Except as required under Section 2.15, and as otherwise provided in this Agreement, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments of any Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders of the applicable Class in accordance with their respective applicable Commitments of such Class (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of such Class). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount; provided that this Section 2.17 shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its portion of any Loan or Commitment to any assignee or participant.

Section 2.18 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrowers or any other Loan Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan as a result of which the unpaid portion of its Loans shall be proportionately less than the unpaid portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid amount of the Loans held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Loans then outstanding as the amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrowers and Holdings expressly consent to the foregoing arrangements and agree that, subject to applicable Law, any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by either Borrower or Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.

Section 2.19 Payments.

(a) The Borrowers shall make each payment (including principal of or interest on any Borrowing or any Administrative Agent Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time (or such later time as the Administrative Agent may agree), on the date when due in immediately available funds, without setoff, defense or counterclaim, in Dollars. Each such payment shall be made to the Administrative Agent.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Administrative Agent Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Administrative Agent Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers do not in fact make such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.20 Taxes.

(a) All payments by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax in respect of any such payment by a Withholding Agent, (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.20), the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholding and (iii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, but without duplication of amounts paid under Section 2.20(a), the Loan Parties shall jointly and severally timely pay all Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 30 days after receipt of written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) (other than any penalties determined by a final and nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence of, or willful misconduct by the Administrative Agent or such Lender) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Administrative Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the Administrative Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrowers in accordance with Section 2.20(f)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.20(c), the Borrowers shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.20(c) for any incremental interest, penalties or expenses resulting from the failure of the Administrative Agent or such Lender to notify the Administrative Borrower of such possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d) As soon as practicable after any payment of any Taxes by the Borrowers or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Administrative Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(1) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation as the Administrative Borrower or the Administrative Agent may

reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable requirements of Law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(1) Without limiting the generality of the foregoing,

(A) each Lender that is not a Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B) each Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2) two executed copies of IRS Form W-8ECI;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2, Exhibit G-3 or Exhibit G-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-3 on behalf of each such direct or indirect partner;

(C) each Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) each Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by applicable requirements of Law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation as is prescribed by applicable requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.20(e)(ii)(D), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement and the term “Lender” shall include the Administrative Agent.

Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.20(e) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.20(e).

Notwithstanding anything to the contrary in this Section 2.20(e), no Lender shall be required to provide any documentation that such Lender is not legally eligible to provide.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or any other Loan Party or with respect to which such other Loan Party has paid additional amounts pursuant to Section 2.20(a), it shall pay over such refund to the Borrowers or such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers or such Loan Party under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Notwithstanding anything to the contrary in this Section 2.20(f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrowers or any other Loan Party pursuant to this Section 2.20(f) to the extent that the payment thereof would place the Administrative Agent or Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.20(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers, any other Loan Party or any other person.

(g) [Reserved].

(h) Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.21 Replacement/Removal of Lenders Under Certain Circumstances.

(a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) a Borrower or any other Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, consent, waiver or other modification of any Loan Document requested by the Administrative Borrower that requires (x) the consent of all Lenders (or all Lenders of any Class), all affected Lenders or a greater percentage of the Lenders than the Required Lenders and such amendment, consent, waiver or other modification is consented to by the Required Lenders, or (y) the consent of only those Lenders who consent to a Refinancing Amendment, Extension Amendment or other amendment that effectuates a Repricing Event, and such amendment, consent, waiver or other modification is consented to by any such Lender, (v) any Lender has failed to accept an Extension Offer made to such Lender or (vi) any Lender becomes a Defaulting Lender or a Disqualified Institution, the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate the Commitments of such Lender and prepay outstanding Loans of such Lender in full (or terminate the Commitment and prepay Loans of such Lender of the relevant Class), in each case without any obligation to terminate any Commitment, or prepay any Loan, of any other Lender, or (B) require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, but with the processing and recordation fee referred to in Section 9.04(b) being waived by the Administrative Agent in such instance), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that, in the case of any such assignment under clause (B) above, (w) such assignment, if resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.20, will result in a reduction in such compensation or payments thereafter, (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Administrative Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld (it being acknowledged and agreed that (A) the consent of the Administrative Agent shall not be required under this clause (y) in the case of an assignment of a Term Loan to a Lender or an Affiliate or Related Fund of a Lender and (B) the consent of any person that would otherwise be required under this clause (y) shall not be required if such person is the Lender required to make any such transfer and assignment hereunder), and (z) a Borrower or such assignee shall have paid to the applicable Lender in immediately available funds an amount equal to the sum of the principal of, and interest accrued to the date of such payment on, the outstanding Loans of such Lender plus all other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.12(d), Section 2.14 and Section 2.16); provided further, that, no such termination and/or prepayment or transfer and assignment shall be required if prior to any such termination and/or prepayment or transfer and assignment, the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to clause (b) below). Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender shall request compensation under, Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) a Borrower or any other Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Administrative Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future.

Section 2.22 Discretionary Guarantors. At any time after the Closing Date, the Administrative Borrower may elect to add a Restricted Subsidiary that is an Excluded Subsidiary or any other Person reasonably satisfactory to the Administrative Agent to be added as an additional Guarantor and a Loan Party (a “Discretionary Guarantor”) as follows:

(a) the Administrative Borrower shall provide written notice to the Administrative Agent of its intention to add any Discretionary Guarantor at least ten (10) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the date of the proposed addition.

(b) consent of the Administrative Agent shall be required to approve any such addition (such consent not to be unreasonably withheld or delayed, but which may be withheld if the Administrative Agent reasonably determines that such Discretionary Guarantor is organized under the laws of a jurisdiction (i) where the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) where the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and adversely limited by applicable law or (iii) that is not a member of the Organization for Economic Cooperation and Development or is the target of any Sanctions; provided, that no such consent shall be required for the addition of any Discretionary Guarantor organized under the laws of the United States or Canada).

(c) the Borrowers and such Discretionary Guarantor shall deliver the documents required by Section 5.09(a) and (b), at the time such Restricted Subsidiary or other Person becomes a Discretionary Guarantor (or such later date as the Administrative Agent may reasonably agree) with respect to each such additional Guarantor (and solely for purposes of Section 5.09(c) and the Security Documents, such Subsidiary shall be deemed to have been acquired at the time the written notice referenced in Section 2.22(a) is received by the Administrative Agent); and

(d) as a condition to the effectiveness of any joinder of any Discretionary Guarantor, such Discretionary Guarantor shall deliver opinions, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.02 and all other documentation and other information, in each case as reasonably requested in writing by the Administrative Agent or any Lender within five Business Days following receipt of the written notice referenced in Section 2.22(a) to satisfy requirements under applicable “know your customer” and United States anti-money-laundering rules and regulations specifically applicable to the Borrowers and the Restricted Subsidiaries, including the PATRIOT Act.

Section 2.23 [Reserved].

Section 2.24 Increase in Term Loan Commitments.

(a) The Borrowers may, by written notice to the Administrative Agent from time to time, request one or more new Commitments which may be of the same Class as any outstanding Term Loans (an “Incremental Term Increase”) or a new Class of Term Loans (including delayed draw term loan Commitments) (any such new Class of Term Loans, collectively with any Incremental Term Increase, an “Incremental Term Facility”), in an aggregate amount (together with the amount of any Incremental Revolving Commitments made pursuant to Section 2.25 and Incremental Equivalent Debt made pursuant to Section 2.24(c)) not to exceed the Incremental Facility Amount from one or more Incremental Term Lenders; provided, however, that (x) a Borrower may in its sole discretion seek any Incremental Term Facility from then-existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and/or additional banks, financial institutions and other institutional lenders and (y) any Affiliated Lender providing any Incremental Term Loans shall be subject to the same restrictions set forth in Section 9.04(m) as it would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of the Term Loans made on the Closing Date. Such notice shall set forth (i) the amount of the Incremental Term Loans being requested (which shall, unless otherwise agreed to by the Administrative Agent, be in a minimum amount of $2,500,000 or, if less, an amount equal to the remaining Incremental Facility Amount), (ii) the date on which such Incremental Term Loans are requested to be made (which shall, unless otherwise agreed to by the Administrative Agent, not be less than five days nor more than 60 days after the date of such notice) and (iii) whether such Incremental Term Loans are to be Term Loans or Other Term Loans.

(b) The applicable Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such other customary documentation as the applicable Incremental Term Lenders shall reasonably specify to evidence the Incremental Term Loans of such Incremental Term Lender. Each such Incremental Amendment shall specify the terms of the Incremental Term Loans to be made thereunder, as such terms may be agreed between the applicable Borrower and the applicable Incremental Term Lenders providing such Incremental Term Facility; provided, however, that:

(i) the final scheduled maturity date of any Other Term Loan shall be no earlier than the then-final scheduled maturity date of any Initial Term Loans then in existence; provided that at the option of the Administrative Borrower, this clause (i) shall not apply to (A) Other Term Loans in an aggregate principal amount of up to the Incremental Maturity Carveout in effect immediately prior to the issuance of such Other Term Loans and (B) Customary Bridge/Interim Debt,

(ii) the Weighted Average Life to Maturity of any Other Term Loan shall be no shorter than the Weighted Average Life to Maturity of any Initial Term Loans then in existence; provided that this clause (ii) shall not apply to (A) at the option of the Administrative Borrower,

Other Term Loans in an aggregate principal amount of up to the Incremental Maturity Carveout in effect immediately prior to the time of issuance of such Other Term Loans and (B) Customary Bridge/Interim Debt,

(iii) the All-In Yield applicable to any Incremental Term Loans shall be determined by the applicable Borrower and the applicable Incremental Term Lenders providing such Incremental Term Loans; provided that with respect to any Qualifying Term Loans, if the All-In Yield of any such Incremental Term Loans constituting Qualifying Term Loans exceeds the All-In Yield on the Initial Term Loans (calculated in the same manner and after giving effect to any amendment to interest rate margins applicable to such Initial Term Loans after the Closing Date but immediately prior to the time of the making of such Incremental Term Loans) by more than 75 basis points, the applicable margins applicable to such Initial Term Loans shall be increased to the extent necessary so that the yield on such Term Loans is 75 basis points less than the All-In Yield on such Incremental Term Loans constituting Qualifying Term Loans (it being agreed that any increase in yield to such Initial Term Loans required due to the application of an Adjusted LIBO Rate or ABR floor on any Incremental Term Loans shall be effected solely through an increase in (or implementation of, as applicable) any Adjusted LIBO Rate or ABR floor applicable to such Initial Term Loans) (the provisions of this clause (iii), including the exceptions and qualifications set forth herein, collectively, the “MFN Provision”),

(iv) any Incremental Term Increase of the same Class as any then-existing Term Loans shall have the same terms (including maturity date, but other than with respect to original issue discount and upfront fees) and be pursuant to the same documentation (other than the applicable Incremental Amendment and any other documentation evidencing such Incremental Term Increase) as the applicable Class of Term Loans being increased, in each case, as existing at the time of consummation of such Incremental Term Increase,

(v) availability of such Incremental Term Facility shall be subject to absence of an Event of Default after giving Pro Forma Effect to the Incremental Term Facility and use of proceeds thereof; provided, that if the proceeds of any Incremental Term Loans are to be used in whole or in part to fund a Limited Condition Transaction, the condition set forth in this clause (v) shall be subject to the limitations of Section 1.07,

(vi) (x) subject to clauses (ii) and (iv) above, the amortization schedule applicable to such Incremental Term Loans shall be determined by the applicable Borrower and the applicable Incremental Term Lenders providing such Incremental Term Loans and (y) any Incremental Term Facility that is pari passu in right of payment with the Initial Term Loans and secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations may provide for the ability of the Incremental Term Lenders providing such Incremental Term Facility to participate on a pro rata basis or less than a pro rata basis in any voluntary or mandatory prepayments of the Term Loans under any other then-outstanding Class of Term Loans,

(vii) such Incremental Term Loans, as determined by the Administrative Borrower in its sole discretion, (x) may rank pari passu in right of payment with or junior in right of payment to the Initial Term Loans and, if ranking junior in right of payment to such Obligations, shall be subject to customary subordination documentation reasonably satisfactory to the Administrative Agent and the Administrative Borrower, (y) may be secured by the Collateral and may rank pari passu in right of security with or junior in right of security to the Initial Term Loans (and if secured by Liens on the Collateral, shall be subject to a Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable) or (z) may be unsecured; provided, that (I) such Incremental Term Loans shall not be subject to any Guarantee by any person other than a

Loan Party and (II) if such Incremental Term Loans are secured, the obligations in respect thereof shall not be secured by a Lien on any asset other than any asset constituting Collateral (except to the extent that any additional collateral security is added to the Collateral to secure, and additional guarantees are added for the benefit of, the Initial Term Loans),

(viii) any fees payable in connection with any such Incremental Term Facility shall be determined by the applicable Borrower and the arrangers and/or the Incremental Term Lenders providing such Incremental Term Facility,

(ix) to the extent such Incremental Term Facility is unsecured, secured by a Lien junior to the Lien securing the Obligations or subordinated to the payment of the Obligations, the Administrative Agent may require that such facility will be documented in separate loan and security agreements, and

(x) except as otherwise restricted by clauses (i) through (ix) above, all other terms of such Incremental Term Facility shall be as agreed between the Administrative Borrower and the lenders or holders providing such Incremental Term Loans.

The Administrative Borrower may appoint any person to arrange such Incremental Term Facility and provide such arranger with any titles with respect to such Incremental Term Facility as it deems appropriate and the Administrative Agent shall not be required to execute, accept or acknowledge any documentation evidencing such Incremental Term Facility. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment and any other documentation evidencing such Incremental Term Facility, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Facility evidenced thereby and any increase to the Applicable Percentages required by the foregoing provisions of this Section 2.24(b). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Administrative Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding anything herein to the contrary, the Borrowers may, in lieu of adding any Incremental Term Facility, issue or incur Incremental Equivalent Debt in an aggregate amount (together with the amount of any Incremental Term Loans made pursuant to Section 2.24(a) and any Incremental Revolving Commitments made pursuant to Section 2.25) not to exceed the Incremental Facility Amount.

(d) This Section 2.24 shall supersede any provisions in Section 2.17, Section 2.18, Section 9.08 or any other provision in this Agreement to the contrary.

Section 2.25 Incremental Revolving Facility.

(a) The Borrowers may, by written notice to the Administrative Agent from time to time, request to add one or more incremental revolving credit facilities (each an “Incremental Revolving Facility”) and/or one or more increases in the amount of previously established Classes of Revolving Commitments (an “Incremental Revolving Increase” and, together with any such Incremental Revolving Facility, collectively with any Incremental Term Facility, each an “Incremental Facility”), in an aggregate amount (together with the amount of any Incremental Term Loans made pursuant to Section 2.24 and Incremental Equivalent Debt made pursuant to Section 2.24(c)) not to exceed the Incremental Facility Amount from one or more Incremental Revolving Lenders; provided, however, that the applicable Borrower may in its sole discretion seek Incremental Revolving Commitments from then-existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and/or additional banks, financial institutions and other institutional lenders. Such notice shall set forth (i) the amount of the Incremental Revolving Commitments being requested (which shall be in a minimum amount of $2,500,000 or, if less, an amount equal to the remaining Incremental Facility Amount) and (ii) the date on which such Incremental Revolving Commitments are requested to become effective (which shall, unless otherwise agreed to by the Administrative Agent, not be less than five days nor more than 60 days after the date of such notice).

(b) The applicable Borrower and each Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such other documentation as the applicable Incremental Revolving Lenders shall reasonably specify to evidence the Incremental Revolving Commitment of such Incremental Revolving Lender. Each such Incremental Amendment shall specify the terms of the Incremental Revolving Loans to be made thereunder, as such terms may be agreed between the applicable Borrower and the applicable Incremental Revolving Lenders providing such Incremental Revolving Facility; provided, however, that:

(i) conditions to the availability of such Incremental Revolving Commitments shall be determined by the applicable Borrower and the arrangers and/or the Incremental Revolving Lenders providing such Incremental Revolving Commitment, and

(ii) any fees payable in connection with any such Incremental Revolving Commitments shall be determined by the applicable Borrower and the arrangers and/or the Incremental Revolving Lenders providing such Incremental Revolving Commitment.

The Administrative Borrower may appoint any person to arrange such Incremental Revolving Facility and provide such arranger with any titles with respect to such Incremental Revolving Facility as it deems appropriate and the Administrative Agent shall not be required to execute, accept or acknowledge any documentation evidencing such Incremental Revolving Facility. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment and any other documentation evidencing such Incremental Revolving Commitments, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Commitments evidenced thereby (which may, for the avoidance of doubt, include customary provisions for a credit agreement containing a cash-flow revolving credit facility, including, without limitation, providing for extensions of credit in the form of a letter of credit and/or swingline sub-facility, customary provisions requiring all Incremental Revolving Lenders of the applicable Class to purchase participations in any such sub-facility, “defaulting lender” provisions, provisions permitting refinancing revolving facilities and/or extended revolving commitments, modification of Lender pro rata sharing provisions to include the Incremental Revolving Lenders in a customary manner for purposes of unpaid indemnification and expense reimbursement obligations owing to the Agents and providing customary consent rights and protections for any applicable issuing bank or swingline lender). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Administrative Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. This Section 2.25 shall supersede any provisions in Section 2.17, Section 2.18, Section 9.08 or any other provision in this Agreement to the contrary.

Section 2.26 Refinancing Amendments.

(a) [reserved].

(b) This Agreement may be amended with the written consent of the Administrative Agent, the applicable Borrower and the Lenders providing the applicable Refinancing Term Loans to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Refinanced Term Loans”) with one or more tranches of Refinancing Term Loans hereunder (each tranche a “Refinancing Term Facility”); it being understood that such Refinancing Term Facility may be provided by existing Lenders each of which is entitled to agree or decline in its sole discretion; provided that (i) the aggregate principal amount of such Refinancing Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, expenses and premium), (ii) any Refinancing Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis other than as otherwise provided in this Agreement) in any voluntary or mandatory repayments or prepayments in respect of the Term Loans (and any other Incremental Term Loans, Extended Term Loans or Refinancing Term Loans then subject to ratable repayment requirements), in each case as agreed by the applicable Borrower and the Lenders providing the relevant Refinancing Term Loans, (iii) such Refinancing Term Loans shall have pricing (including interest, fees, discounts and premiums) and, subject to preceding clause (ii), optional prepayment and redemption terms as may be agreed to by the applicable Borrower and the Lenders providing such Refinancing Term Loans, (iv) the Weighted Average Life to Maturity of Refinancing Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (provided that this clause (d) shall not apply to (A) at the option of the Administrative Borrower, Other Term Loans in an aggregate principal amount of up to the Incremental Maturity Carveout in effect immediately prior to the issuance of such Other Term Loans and (B) Customary Bridge/Interim Debt, and (v) all other terms and conditions applicable to Refinancing Term Loans (notwithstanding anything to the contrary in this Section 2.26 or otherwise) shall be as agreed by the Administrative Borrower and the lenders providing such Refinancing Term Loans.

(c) No Refinancing Term Facility shall benefit from any Guarantee by any person other than a Loan Party or be secured by a Lien on any asset that does not constitute Collateral (except to the extent that any additional collateral security is added to the Collateral to secure, and additional guarantees are added for the benefit of, the Initial Term Loans). Refinancing Indebtedness issued under Section 2.26(a) or (b) shall be subject to the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and/or Junior Lien Intercreditor Agreement, as applicable.

(d) The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(e) Each issuance of Refinancing Indebtedness under Section 2.26 (b) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof, and the proceeds thereof shall be used to repay the Term Loans being refinanced thereby.

(f) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Refinancing Indebtedness incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of this Section 2.26 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Administrative Borrower, to effect the provisions of this Section 2.26, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(g) This Section 2.26 shall supersede any provisions in Section 2.17, Section 2.18, Section 9.08 or any other provision in this Agreement to the contrary.

Section 2.27 Extensions of Loans and Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Borrower to all Lenders of Term Loans of any Class or with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of such Class or with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (each, an “Extension”), so long as the following terms are satisfied:

(i) [reserved];

(ii) [reserved];

(iii) except as to interest rates, fees, amortization, final maturity date, premiums, discounts, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Administrative Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have terms no more favorable in any material respect, taken as a whole, than the terms of the Class of Term Loans subject to such Extension Offer (except for covenants and other provisions contained therein applicable only to periods after the then latest Maturity Date with respect to the Term Loans being extended thereby);

(iv) the final maturity date of any Extended Term Loans shall be no earlier than the then applicable latest Maturity Date with respect to the Term Loans extended thereby;

(v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis other than as otherwise provided in this Agreement) in any voluntary or mandatory repayments or prepayments hereunder of any then-existing Term Loans, in each case as specified in the respective Extension Offer;

(vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the applicable Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer;

(viii) unless the Administrative Agent otherwise agrees, the Extensions shall be in a minimum amount of $10,000,000;

(ix) any applicable Minimum Extension Condition shall be satisfied or waived by the Administrative Borrower; and

(x) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by the applicable Borrower pursuant to this Section 2.27, (i) such Extensions shall not constitute voluntary or mandatory payments for purposes of Section 2.12 or Section 2.13, (ii) the scheduled amortization payments (in so far as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.11 shall be adjusted to give effect to the Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the applicable Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Administrative Borrower’s sole discretion and which may be waived by the Administrative Borrower) of Loans or commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.27 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.17 and 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.27.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof) in satisfaction of the Minimum Extension Condition (if applicable) and (ii) [reserved]. For the avoidance of doubt, no Lender shall have its Term Loans extended without the written consent of such Lender. All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents that are secured on the same basis as the Loans and Commitments extended thereby and the Guarantors shall guarantee such Obligations in respect thereof (it being understood that such obligations shall not benefit from any Guarantee by any person other than a Loan Party or be secured by a Lien on any asset that does not constitute Collateral (except to the extent that any additional collateral security is added to the Collateral to secure, and additional guarantees are added for the benefit of, the Initial Term Loans)). The Lenders hereby irrevocably authorize and direct the Administrative Agent and the Collateral Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the applicable Borrower and other Loan Parties as may be necessary in order to establish new Classes in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Administrative Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.27.

(d) In connection with any Extension, the Administrative Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be reasonably agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.27.

(e) Each group of Extended Term Loans made on an Extension Date shall be designated a separate Class for all purposes of this Agreement.

(f) This Section 2.27 shall supersede any provisions in Section 2.12, Section 2.13, Section 2.17, Section 2.18 or Section 9.08 or any other provision in this Agreement to the contrary.

Section 2.28 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.

(b) If the Administrative Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.29 Joint and Several Liability.

(a) The Borrowers are jointly and severally liable for the Obligations. The Obligations of each Borrower are independent of each other, and a separate action or actions may be brought and prosecuted against any Borrower to enforce this Agreement, irrespective of whether any action is brought against any other person or whether any other person is joined in any such action or actions.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of the Borrowers to repay any Obligations incurred by the other shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such person hereunder shall be limited to the maximum amount that is valid and enforceable under applicable law (whether federal or state and including, without limitation, any bankruptcy, insolvency or other similar law).

(c) Each Borrower unconditionally guarantees, jointly with the other and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Borrower further agrees that the Obligations may be extended or renewed, in whole or in part, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Borrower waives (i) presentment to, demand of payment from and protest to either of them or any other Loan Party of any Obligation, (ii) notice of acceptance of its guarantee and notice of protest for nonpayment and (iii) any other defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof. Each Borrower further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of any of them or any other person. Each Borrower agrees that its joint and several obligations are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Obligations.

Section 2.30 Administrative Borrower. Each Borrower hereby irrevocably appoints Specialty Building Products Holdings, LLC as the Administrative Borrower, and Specialty Building Products Holdings, LLC hereby accepts such appointment and agrees to act under this Agreement and the other Loan Documents, as the agent and representative of each of them (including itself) for all purposes under this Agreement and the other Loan Documents, including, without limitation, (i) executing promissory notes, submitting borrowing requests, conversion or continuation notices, disbursement instructions, reports, information, or any other notice or communication to be made or given by any of them under this Agreement or any other Loan Document, and (ii) receiving account statements and other notices and communications to any of them from the Administrative Agent, Collateral Agent or any Lender. With prior written notice to the Administrative Borrower, the Borrowers may designate any other Borrower as Administrative Borrower under this Agreement and the other Loan Documents and such successor Administrative Borrower shall assume all rights and obligations of the prior Administrative Borrower.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and each Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders (provided that, on the Closing Date, the representations and warranties made under this Article III and the other Loan Documents shall be limited to the Specified Representations) that:

Section 3.01 Organization; Powers. Each of Holdings, the Borrowers and the Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) if applicable, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and, if applicable, is in good standing in every jurisdiction where such qualification is required and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and, in the case of the Borrowers, to borrow hereunder, except in the case of clause (a) (other than with respect to the Borrowers), (b) and (c), where such failure would not be expected, individually or in the aggregate, to result in a Material Adverse Effect,.

Section 3.02 Authorization. The Transactions to be entered into by each Loan Party (a) have been duly authorized by all requisite corporate, limited liability company (or other applicable organizational) and, if required, stockholder or shareholder action of such Loan Party and (b) will not (i) violate (A) (x) any provision of law, statute, rule or regulation, or (y) any provision of the certificate or articles of incorporation, memorandum of association or other constitutive documents or by-laws or operating agreements of Holdings, the Borrowers or any other Loan Party, (B) any order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which Holdings, the Borrowers or any other Restricted Subsidiary is a party or by which any of them or any portion of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or assets now owned or hereafter acquired by Holdings, the Borrowers or any Restricted other Subsidiary (other than any Lien created under the Security Documents or permitted hereunder), except, in the case of clauses (b)(i) (other than clause (A)(y)) and (b)(ii), for any violations, conflicts, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 3.04 Governmental Approvals. Except as set forth on Schedule 3.04 and except for any actions, consents, approvals, registrations or filings the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect, no material action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, filings with the United States Patent and Trademark Office and the United States Copyright Office and any other registrations or filings necessary to perfect Liens created under the Security Documents and (b) such as have been made or obtained and are in full force and effect.

Section 3.05 Financial Statements.

(a) The Company has heretofore furnished to the Lenders the Audited Financial Statements and the Unaudited Financial Statements. Except as set forth on Schedule 3.05, (i) such financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Company as of the dates thereof and for the periods therein referred to and (ii) such financial statements were prepared in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

(b) The Pro Forma Balance Sheet has been prepared in good faith by the Company and is based on the assumptions which were believed by the Company on the date thereof and on the Closing Date to be reasonable.

Section 3.06 No Material Adverse Effect. No event, change or condition has occurred that has had, or would reasonably be expected to have a Material Adverse Effect since the Closing Date.

Section 3.07 Title to Properties. Holdings and each of the Restricted Subsidiaries has good title to, or valid leasehold interests in, or other limited property interests in, all its material properties and assets, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, except where the failure to have such title or leasehold or other interest would not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or created hereunder or under the Security Documents.

Section 3.08 Subsidiaries; Capitalization. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings or any Restricted Subsidiary therein. The shares of Equity Interests so indicated on Schedule 3.08 are, in the case of such Equity Interests issued by a corporation, fully paid and non-assessable (to the extent applicable in the relevant jurisdiction), and are owned by Holdings or any Restricted Subsidiary, directly or indirectly, free and clear of all Liens (other than Liens permitted by the Loan Documents).

Section 3.09 Litigation; Compliance with Laws.

(a) As of the Closing Date, except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law, in equity or in arbitration or by or before any Governmental Authority pending or, to the knowledge of Holdings or the Borrowers, threatened in writing against or affecting Holdings or any Restricted Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of Holdings or any of the Subsidiaries or any of their respective properties or assets is in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule or regulation (including any zoning or building ordinance, code or approval, any Environmental Law or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (it being understood and agreed that this Section 3.09(b) shall not apply to any law, rule or regulation covered by Sections 3.24 and 3.25).

Section 3.10 [Reserved].

Section 3.11 Federal Reserve Regulations.

(a) Neither Holdings nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that would result in a violation of Regulation U.

Section 3.12 Investment Company Act. Neither Holdings nor any other Loan Party is an “investment company” as defined in, or subject to regulation under, the U.S. Investment Company Act of 1940.

Section 3.13 Use of Proceeds. The Borrowers will use the proceeds of the Initial Term Loans solely (a) to fund the Transactions, (b) to pay fees and expenses incurred in connection with the Transactions and (c) to the extent any amounts remain after the use of proceeds in the preceding clauses (a) and (b), for working capital requirements, capital expenditures, general corporate purposes, including to finance Permitted Acquisitions and other Investments and to fund any purchase price adjustments in connection with the Acquisition in accordance with the Acquisition Agreement, and any other use not prohibited by this Agreement. The Borrowers will use the proceeds of any Incremental Term Loans for working capital requirements, capital expenditures, general corporate purposes, including to finance Permitted Acquisitions and other investments, and any other use not prohibited by this Agreement.

Section 3.14 Taxes. Holdings and each of the Restricted Subsidiaries has filed or caused to be filed all U.S. federal and all other state, local and foreign tax returns or reports required to have been filed by it and has paid or caused to be paid all Taxes due and owing and payable by it, except, in each case, (i) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP or (ii) where the failure to file any tax return or reports or to pay any Tax, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.15 No Material Misstatements; Projections. As of the Closing Date, all material written information and written data (other than the Projections, financial estimates, forecasts and forward-looking information and information of a general economic or industry-specific nature and all third party memos or reports) furnished by or on behalf of Holdings or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document entered into on the Closing Date or included therein or delivered pursuant thereto, when taken as a whole, did not, as of the Closing Date and when taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto). The Projections have been prepared in good faith based upon assumptions believed by Holdings and the Borrowers to be reasonable at the time prepared and when furnished (it being recognized that such Projections are as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of Holdings and the Borrowers, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from projected results and such differences may be material).

Section 3.16 Employee Benefit Plans. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with its terms and with the applicable provisions of ERISA and the Code and the regulations published thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to result in a Material Adverse Effect.

Section 3.17 Environmental Matters. Except as set forth on Schedule 3.17 or except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) has, to the knowledge of Holdings or the Borrowers, become subject to any Environmental Liability, (iii) has received notice of any Environmental Claim or (iv) knows of any basis for any Environmental Claim or Environmental Liability.

Section 3.18 Insurance. Holdings and its Restricted Subsidiaries have insurance to the extent required by Section 5.02.

Section 3.19 Security Documents.

(a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and, subject to the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement, (i) when the Pledged Collateral constituting certificated securities (as defined in the Uniform Commercial Code) required to be delivered to the Collateral Agent (or its designee, agent or on its behalf) under the Guarantee and Collateral

Agreement is delivered to the Collateral Agent (or its designee, agent or on its behalf), together with appropriate instruments of transfer, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other person (other than with respect to Liens expressly permitted by Section 6.02), and (ii) when financing statements in appropriate form are filed and maintained in the applicable filing offices and to the extent perfection of such security interest may be perfected by delivering certified securities, filing finance statements under the UCC, or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office, as applicable, to the extent required in the Guarantee and Collateral Agreement), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral described in the Guarantee and Collateral Agreement to the extent that a security interest in such Collateral may be perfected by the filings of such financing statements or other actions, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

(b) Upon the filing and recordation of the Guarantee and Collateral Agreement (or a short form thereof), or an agreed upon filing or “short form” instrument referenced therein with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, together with financing statements in appropriate form filed and maintained in the applicable filing offices, the Liens created by the Guarantee and Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interests of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on United States patents, patent applications, registered trademarks, trademark applications, including the goodwill associated with the trademarks, registered United States copyrights and copyright applications and exclusive licenses of registered United States copyrights acquired by the Loan Parties after the date hereof).

(c) Subject to the Certain Funds Provisions, the Mortgages, if any, are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof and when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with Section 5.09 and the Guarantee and Collateral Agreement, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by the Loan Documents.

(d) Notwithstanding anything in this Agreement (including this Section 3.19) or in any other Loan Document to the contrary, none of Holdings, the Borrowers or any other Subsidiary makes, or shall be deemed to make, any representation or warranty as to the perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Collateral consisting of Equity Interests in any Foreign Subsidiary or any CFC Holdco, or as to the rights and remedies of the Collateral Agent or any Secured Party with respect thereto under any foreign law, unless such Foreign Subsidiary is a Guarantor.

Section 3.20 Location of Real Property. Schedule 3.20 lists completely and correctly as of the Closing Date all Material Real Property owned by the Loan Parties and the addresses thereof.

Section 3.21 Labor Matters. Except as set forth on Schedule 3.21 or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date: (a) there are no strikes, lockouts or slowdowns against Holdings or any Restricted Subsidiary pending or, to the knowledge of Holdings or the Borrowers, threatened in writing, and (b) all payments due from Holdings or any Subsidiary, or for which any claim may be made against Holdings or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or such Subsidiary.

Section 3.22 Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and after giving effect to the borrowing of the Loans on the Closing Date and the use of proceeds thereof, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.23 Intellectual Property, etc. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) each of Holdings and each of its Subsidiaries has the right to use all Intellectual Property used in or necessary for the present conduct of its business, without any conflict with, infringement of or violation of the rights of others, and (ii) the Intellectual Property owned by Holdings and each of its Subsidiaries is owned by Holdings or each such Subsidiary, as the case may be, free and clear of all Liens, other than Liens expressly permitted under Section 6.02.

Section 3.24 PATRIOT Act and Other Regulations. (a) Holdings and each of the Restricted Subsidiaries is in compliance, in all material respects, with the applicable portions of the PATRIOT Act; and (b) no part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrowers, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 3.25 Sanctions. The Borrowers will not directly or, to the knowledge of the Borrowers, indirectly use the proceeds of the Loans, or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently the subject of any Sanctions or in any country or territory that is the subject of comprehensive Sanctions (except in each case to the extent licensed or otherwise approved by the OFAC or other applicable U.S. Sanctions authority), or in any manner that would result in the violation of Sanctions by any party hereto. None of the Loan Parties or any of their respective directors or officers is a Sanctioned Person.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction or waiver of the following conditions:

Section 4.01 [Reserved].

Section 4.02 Closing Date. On the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself, the Lenders, customary written opinions of (i) Winston & Strawn LLP, special counsel to the Loan Parties, (ii) Taft Stettinius & Hollister LLP, as special Indiana and Ohio local counsel to certain Loan Parties, (iii) Gordon Rees Scully Mansukhani, LLP, as special Maryland and Rhode Island local counsel to certain Loan Parties, (iv) Troutman Pepper Hamilton Sanders LLP, as special New Jersey and Pennsylvania local counsel to certain Loan Parties, and (v) Stoel Rives LLC, as special Washington local counsel to certain Loan Parties, in each case dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders as of the Closing Date, and Holdings and the Borrowers hereby request each such counsel to deliver such opinion.

(b) The Lenders shall have received, at least three (3) Business Days (as defined in the Acquisition Agreement) prior to the Closing Date, all documentation and other information about the Borrowers and the Guarantors as has been reasonably requested in writing at least ten (10) Business Days (as defined in the Acquisition Agreement) prior to the Closing Date by the Administrative Agent or the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “beneficial ownership”, “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, memorandum of association, certificate of limited partnership or certificate of formation (or other similar formation document), as in effect on the Closing Date, of each Loan Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and, if applicable, a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or other similar official); (ii) a certificate of a Responsible Officer (including, for this purpose, for the avoidance of doubt, any secretary or assistant secretary) of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the bylaws, partnership agreement, limited liability company agreement (or other equivalent governing documents) of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or other equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date, (C) that the certificate or articles of incorporation (or other similar formation document) of such Loan Party has not been amended since the date of the last amendment thereto shown on the certified formation document furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer, to the extent such an officer exists, as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Holdings, confirming compliance with the conditions precedent set forth in clauses (l) and (o)(ii) of this Section 4.02.

(e) The Administrative Agent shall have received payment of all fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid hereunder on the Closing Date, in the case of payment of expenses, to the extent invoiced at least three (3) Business Days (as defined in the Acquisition Agreement) prior to the Closing Date, which such amounts may be offset against the proceeds of the Loans made on the Closing Date.

(f) (i) The Guarantee and Collateral Agreement and each other Security Document listed on Schedule 4.02 shall have been duly executed by each Loan Party that is to be a party thereto on the Closing Date and delivered to the Administrative Agent, and the Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each such Security Document and, in connection therewith, the Loan Parties shall have delivered to the Collateral Agent (or its agent or designee pursuant to the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement) (i) to the extent required by the Guarantee and Collateral Agreement, all of the Collateral consisting of certificated Equity Interests and promissory notes, if any, referred to therein and then owned by such Loan Party, (x) endorsed in blank and (y) together with executed and undated endorsements for transfer in the case of any such promissory notes and stock powers for transfer in the case of any such certificated Equity Interests and (ii) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Guarantee and Collateral Agreement; provided that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the perfection of the security interest in the certificated Equity Interests of the Borrowers and each direct and indirect Wholly-Owned Restricted Subsidiary that is a Domestic Subsidiary that constitute Collateral (provided that, to the extent that the Borrowers have used commercially reasonable efforts to procure the delivery of such certificated Equity Interests, together with the undated powers executed in blank, prior to the Closing Date, certificated Equity Interests of the Borrowers will only be required to be delivered on the Closing Date pursuant to the terms set forth above if such certificated Equity Interests, together with the undated powers executed in blank, are received from the Borrowers) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the UCC) after the Borrowers’ use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Loans on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to Section 5.14 (this Section 4.02(f)(i) and Section 4.02(o), and the provisions herein and therein, are referred to as the “Certain Funds Provisions”). The Pari Passu Intercreditor Agreement and the joinder to the ABL Intercreditor Agreement shall have been executed and delivered by all parties thereto.

(g) The Administrative Agent shall have received for the account of each of the Lenders that has requested the same at least three Business Days prior to the Closing Date duly executed promissory notes pursuant to Section 2.04(e).

(h) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03 with respect to the Loans to be made on the Closing Date.

(i) The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing of Initial Term Loans, in all material respects in accordance with the terms of the Acquisition Agreement (without giving effect to amendments, consents or waivers of any of the provisions thereof that would be materially adverse to the Lenders or the Lead Arrangers (in their capacity as such) without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that the consent of the Lead Arrangers will be deemed to have been given if the Lead Arrangers have not responded within three Business Days of a request for such consent; provided further that (i) a reduction in the purchase price of, or consideration for, the Acquisition shall deemed not to be materially adverse to the Lenders or the Lead Arrangers so long as such decrease shall be allocated to reduce the Initial Term Loans (provided that, for the avoidance of doubt, any working capital adjustments pursuant to the Acquisition Agreement (as in effect on September 10, 2021) shall not constitute a change in purchase price), (ii) any increase in the purchase price of, or consideration for, the Acquisition shall be deemed not to be materially adverse to the interests of the Lenders or the Lead Arrangers so long as such increase is funded by the use of cash on the balance sheet of the Company and its Restricted Subsidiaries or proceeds from the issuance of Equity Interests in Holdings (other than Disqualified Stock), and (iii) any adverse waivers, modifications, consents or amendments to, or in respect of, the definition of “Material Adverse Effect” (as set forth in the Acquisition Agreement) shall be deemed materially adverse to the interests of the Lenders and the Lead Arrangers).

(j) [Reserved].

(k) Prior to or substantially simultaneously with the Borrowing of the Initial Term Loans hereunder, (i) each of the Group Companies shall be irrevocably released and discharged as an obligor under the Existing Seller Credit Agreements, and all Liens pursuant to the Existing Seller Credit Agreements on the assets acquired in the Acquisition shall be irrevocably released and discharged, in each case, pursuant to customary release documentation (this clause (k)(i), the “Existing Seller Debt Release”), and (ii) all existing third party debt for borrowed money under the Existing Target Credit Agreement shall be repaid, redeemed, defeased, discharged, refinanced or terminated and all commitments thereunder terminated and the Group Companies irrevocably released and discharged from all Liens and guarantees provided by them in connection therewith (this clause (k)(ii), the “Existing Target Debt Refinancing”).

(l) A Material Adverse Effect (as defined in the Acquisition Agreement) shall not have occurred since the date of the Acquisition Agreement.

(m) The Administrative Agent shall have received a certificate in substantially the form of Exhibit F from a Financial Officer of the Company certifying that Holdings and its Restricted Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on or prior to the Closing Date, are Solvent.

(n) The Administrative Agent shall have received (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as at the end of the fiscal year ended on or about December 31, 2020 and the related audited consolidated statements of operations, changes in members’ equity and of cash flows of the Company and its consolidated Subsidiaries for such fiscal year (the financial statements referred to in this clause (i), the “Audited Financial Statements”), (ii) the unaudited combined balance sheet of the Company and its consolidated Subsidiaries as at the end of the six-month period ended on or about June 30, 2021 and the unaudited combined statement of operations and cash flows of the Company and its consolidated Subsidiaries for such period (the financial statements referred to in this clause (ii), the “Unaudited Financial Statements”), (iii) the audited combined balance sheets of the Group Companies (as defined in the Acquisition Agreement) as at the end of the fiscal year ended December 31, 2020 and the related audited combined statements of operations, changes in stockholders’ equity and cash flows of the Group Companies (as defined in the Acquisition Agreement) for such fiscal year, (iv) the unaudited combined balance sheets of the Group Companies (as defined in the Acquisition Agreement) as at the end of the six-month period ended June 30, 2021, and the related unaudited combined statements of operations and cash flows of the Group Companies (as defined in the Acquisition Agreement) for such period, and (v) a pro forma consolidated balance sheet as of June 30, 2021, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (the balance sheet referred to in this clause (v), the “Pro Forma Balance Sheet”).

(o) (i) The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects (other than any Specified Representation which are qualified by materiality, material adverse effect or similar language, which Specified Representations shall be true and correct in all respects after giving effect to such qualification); provided, that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be deemed to be the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

ARTICLE V

AFFIRMATIVE COVENANTS

Holdings and each Borrower covenants and agrees with each Lender that until the Commitments have been terminated and the principal of and interest on each Loan, all Administrative Agent Fees and all other expenses or amounts payable under any Loan Document and all other Obligations (other than (x) contingent indemnification obligations for which no claim or demand has been made and (y) obligations under Specified Swap Contracts and Specified Cash Management Agreements) shall have been paid in full (such date, the “Termination Date”), unless the Required Lenders shall otherwise consent in writing, Holdings and each Borrower will, and will cause each of the Restricted Subsidiaries to:

Section 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) as otherwise expressly permitted under Section 6.05 or (ii) other than in the case of Holdings or the Borrowers, to the extent that the failure to so preserve, renew and keep in full force and effect such legal existence would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, maintain, extend and keep in full force and effect all rights, licenses, permits, franchises, authorizations and Intellectual Property used in or relating to the conduct of its business, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; comply with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto consistent with past practice, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02 Insurance.

(a) Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, keep its material insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it and business interruption insurance; and maintain such other insurance as may be required by applicable Law.

(b) Cause all such policies (excluding, for the avoidance of doubt, directors and officers, worker’s compensation, health and benefit, and vehicle and similar liability policies) to be endorsed or otherwise amended to include (i) in the case of any property insurance policy covering any Collateral, a customary lender’s loss payable endorsement naming the Collateral Agent as lender loss payee, or (ii) in the case of any liability policy, a customary additional insured endorsement naming the Collateral Agent as an additional insured; use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled, modified or not renewed (x) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (y) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent.

Section 5.03 Taxes. Except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises (including in its capacity as a withholding agent) before any penalty or fine accrues thereon; provided that no such Tax need be paid if it is being contested in good faith by appropriate proceedings and adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made therefor and, in the case of a Tax which has or may become a Lien against any material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

Section 5.04 Financial Statements, Reports, etc. In the case of the Administrative Borrower, furnish to each Administrative Agent for distribution to each Lender:

(a) within (i) 150 days after the end of the fiscal year ending on or about December 31, 2021 or, subject to the consent of the Administrative Agent, any subsequent fiscal year, and (ii) 120 days after the end of each fiscal year thereafter, its consolidated balance sheets and related statements of operations or income, stockholders’ or members’ equity and cash flows showing the financial condition of the Company and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such fiscal year, together with comparative figures for the immediately preceding fiscal year (commencing with the delivery of the financial statements for the fiscal year ending on or about December 31, 2023), all audited by PricewaterhouseCoopers LLP or another independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall be unqualified as to “going concern” and scope of audit (other than (i) a “going concern” qualification pertaining to the maturity of the Loans or other Indebtedness permitted under Section 6.03 occurring within 12 months of the date of the relevant audit, (ii) a breach or potential breach of any financial covenant in any agreement governing any Indebtedness permitted under Section 6.03, or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP;

(b) within (i) 75 days after the end of the fiscal quarters ending on or about March 31, 2022, June 30, 2022 and September 30, 2022 and (ii) thereafter, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheets and related statements of operations or income and cash flows showing the financial condition of the Company and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year (commencing with financial statements for the fiscal quarter ending March 31, 2022), all certified by one of its Financial Officers as fairly presenting, in all material respects, the financial position and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes and purchase accounting adjustments;

(c) concurrently with delivery of financial statements under Sections 5.04(a) and 5.04(b), a copy of management’s discussion and analysis of the important operational and financial developments during the fiscal period covered by such financial statements; provided that if as of the time of delivery of such financial statements a Borrower or Holdings (or any other Parent Company) shall have issued public securities and shall have delivered management’s discussion and analysis to the holders of such securities, the Administrative Borrower shall not be required to deliver the foregoing management’s discussion and analysis pursuant to this clause (c);

(d) commencing with the fiscal quarter ending on or about March 31, 2022, (i) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Administrative Borrower in substantially the form of Exhibit H (x) certifying that, to such officer’s knowledge, no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) in the case of a certificate delivered with the financial statements required by clause (a) above certifying a list of names of all Immaterial Subsidiaries and/or Unrestricted Subsidiaries and setting forth in reasonable detail calculations required to arrive at the amount of Consolidated EBITDA and the amount of Consolidated Total Assets, in each case attributable to each such Immaterial Subsidiary at the end of such fiscal year, and (ii) within ten Business Days of any delivery of financial statements required by clause (a) above commencing with such delivery for the fiscal year ending on or about December 31, 2022, a certificate of a Financial Officer of the Administrative Borrower setting forth a calculation of Excess Cash Flow;

(e) within 60 days after the commencement of each fiscal year of the Administrative Borrower prior to an Equity Offering (commencing with the fiscal year ending on or about December 31, 2022), a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for each fiscal quarter of such fiscal year);

(f) promptly after the same become publicly available, copies of (i) following an Equity Offering or Holdings or a Borrower otherwise becoming a reporting company under the Exchange Act, all periodic and other reports, proxy statements and other materials filed by Holdings or any Restricted Subsidiary with the Commission or with any national securities exchange and (ii) any written notices of default, acceleration or enforcement received from holders (or any trustee, agent or other representative therefor) of any Material Indebtedness pursuant to the terms of the documentation governing the same;

(g) promptly, following a written request by any Lender, all documentation and other information that such Lender reasonably requests that is required in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(h) promptly following any reasonable written request by the Administrative Agent therefor, copies of (i) any material documents described in Section 101(k)(1) of ERISA that the Borrowers or any of their ERISA Affiliates may request with respect to any Multiemployer Plan which have been provided to the Borrowers with respect to which there is a reasonable likelihood of a Material Adverse Effect and (ii) any material notices described in Section 101(l)(1) of ERISA that the Borrowers or any of their ERISA Affiliates may request with respect to any Multiemployer Plan which have been provided to the Borrowers with respect to which there is a reasonable likelihood of the imposition of liability that would reasonably be expected to have a Material Adverse Effect; provided that if the Borrowers or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Holdings or its Restricted Subsidiaries shall promptly make a request, or request that its ERISA Affiliate(s) promptly make a request, for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt by Borrower thereof; and

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request in writing.

In the event that Holdings (or any other Parent Company) or any Borrower becomes a reporting company under the Exchange Act, as to any information contained in materials furnished pursuant to Section 5.04(f), Holdings shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings to furnish the information and materials described in clause (a) and (b) above at the times specified therein.

In addition, notwithstanding the foregoing, (i) the financial statements, financial information and other information and documents required to be provided as described above may be, rather than those of the Company, those of (a) any predecessor or successor of the Company or any entity meeting the requirements of clause (b) or (c) of this paragraph, (b) any Wholly-Owned Subsidiary of the Company that, together with its consolidated Subsidiaries, constitutes substantially all of the assets of the Company and its consolidated Subsidiaries (“Qualified Reporting Subsidiary”), (c) any Parent Company or (d) any combination of the Company and any entity meeting the requirements of clause (a), (b) or (c) of this paragraph; provided that, if the financial information so furnished relates to such Qualified Reporting Subsidiary or such direct or indirect parent of the Company, the same is accompanied by consolidating information, which may be posted to the website of the Company or the Platform, that explains in reasonable detail (including select quantitative metrics) the differences between the information relating to such Qualified Reporting Subsidiary or such parent entity (as the case may be), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand (for the avoidance of doubt, the consolidating information referred to in this proviso need not be audited), (ii) in the event that a Borrower (or any Parent Company or any Subsidiary of a Parent Company allowed to be delivered pursuant to the terms hereof, including the proviso set forth in clause (i) above) delivers to the Administrative Agent an Annual Report on Form 10- K for any fiscal year (or similar filing in the applicable jurisdiction), as filed with the Commission or in such form as would have been suitable for filing with the Commission (or similar governing body in the applicable jurisdiction, in each case), within the time frames set forth in Section 5.04(a) above, such Form 10-K shall satisfy all requirements of Section 5.04(a) with respect to such fiscal year to the extent that it contains the information and report and opinion required by Section 5.04(a) and such report and opinion does not contain any qualification or exception as to “going concern” or the scope of the audit (other than any such qualification or exception that is expressly permitted to be contained therein under Section 5.04(a)), and (iii) in the event that a Borrower (or any Parent Company or any Subsidiary of a Parent Company allowed to be delivered pursuant to the terms hereof, including the proviso set forth in clause (i) above) delivers to the Administrative Agent a Quarterly Report on Form 10-Q for any fiscal quarter (or similar filing in the applicable jurisdiction), as filed with the Commission or in such form as would have been suitable for filing with the SEC (or similar governing body in the applicable jurisdiction, in each case), within the time frames set forth in Section 5.04(b), such Form 10-Q shall satisfy all requirements of Section 5.04(b) with respect to such fiscal quarter to the extent that it contains the information required by Section 5.04(b).

Notwithstanding anything to the contrary in this Section 5.04, none of Holdings, the Borrowers or any other Subsidiary will be required to disclose or permit the inspection, examination, copying or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, the Collateral Agent or any Lender (or their respective designees) is prohibited by law or any contractual obligation or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrowers post such documents to the Platform in accordance with Section 9.01; or (ii) on which such documents are posted on Holdings’ or the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third party website (including the website of the Commission) or whether sponsored by the Administrative Agent); provided that the Administrative

Borrower shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and the Administrative Agent shall post such documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such documents.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent, for distribution to each Lender, written notice of the following within five Business Days of a Responsible Officer of Holdings or any Restricted Subsidiary obtaining knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or, to the Borrowers’ knowledge, any written threat or written notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Holdings or any Restricted Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; and

(c) written notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect (which notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Restricted Subsidiary’s response thereto):

(1) any pending or threatened in writing Environmental Claim against Holdings or any of its Restricted Subsidiaries or any real property owned, leased or operated by Holdings or any of its Restricted Subsidiaries;

(2) any condition or occurrence on or arising from any real property owned, leased or operated by Holdings or any of its Restricted Subsidiaries that (a) results in noncompliance by Holdings or any of its Restricted Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Restricted Subsidiaries or any such real property;

(3) any condition or occurrence on any real property owned, leased or operated by Holdings or any of its Restricted Subsidiaries that would reasonably be expected to cause such real property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Restricted Subsidiaries of such real property under any Environmental Law; or

(4) the taking of any removal or remedial action in response to the actual or alleged Release of any Hazardous Material on any real property owned, leased or operated by Holdings or any of its Restricted Subsidiaries as required by any Environmental Law or any Governmental Authority; provided that in any event Holdings shall deliver to the Administrative Agent all written notices received by Holdings or any of its Subsidiaries from any Governmental Authority under, or pursuant to, CERCLA which identify Holdings or any of its Restricted Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings or any of its Restricted Subsidiaries of potential liability under CERCLA, in each case unless such costs or liability would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06 Information Regarding Collateral.

(a) Within 60 days (or such later date as the Administrative Agent may agree in its sole discretion) of the effectiveness of any such change, furnish to the Administrative Agent and Collateral Agent written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s type of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrowers agree to take any action reasonably requested in writing by the Administrative Agent and Collateral Agent that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the extent required under the Security Documents.

(b) Each fiscal year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year by Holdings pursuant to Section 5.04(a) (commencing with the delivery for the fiscal year ending on or about December 31, 2021), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required to be set forth on the Schedules to the Guarantee and Collateral Agreement or confirming that there has been no change in such information since the date of the most recent certificate delivered pursuant to this Section 5.06.

Section 5.07 Maintaining Records; Access to Properties and Inspection. Keep proper books of record and account in which full, true and correct entries in conformity, in all material respects, with GAAP and all requirements of applicable Law are made of all dealings and transactions in relation to its business and activities (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization). Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties of Holdings or any Restricted Subsidiary at reasonable times, upon reasonable advance notice and as often as reasonably requested (but no more than once per fiscal year unless, at the time of the visit and inspection, an Event of Default has occurred and is continuing) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances and condition of Holdings or any Restricted Subsidiary with the officers thereof and independent accountants therefor (provided that (i) a member of management of the applicable Loan Party shall be afforded a reasonable opportunity to be present at any meeting with such accountants and (ii) the Borrowers shall only be required to reimburse the Administrative Agent for the reasonable costs and expenses incurred by it for only one visit or inspection per fiscal year unless, at the time of the visit and inspection, an Event of Default has occurred and is continuing). Notwithstanding anything to the contrary in this Section 5.07, none of Holdings, the Borrowers or any other Subsidiary will be required to disclose or permit the inspection, examination, copying or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, the Collateral Agent or any Lender (or their respective designees) is prohibited by law or any contractual obligation or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.13 of this Agreement.

Section 5.09 Further Assurances.

(a) Promptly upon reasonable written request by the Administrative Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, and deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Security Documents, to the extent required pursuant to this Agreement and the Security Documents and subject in all respects to the limitations herein and therein.

(b) [reserved].

(c) From and after the Closing Date, and subject to the limitations and exceptions as set forth in this Agreement and any Security Document, if (a) any Subsidiary becomes a Guarantor or (b) any Guarantor acquires any property or rights which are of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets or assets not required to be Collateral pursuant to this Agreement, the Intercreditor Agreements or the Security Documents), it will be required to execute and deliver such security instruments, financing statements and such certificates as are required under this Agreement or any Security Document to vest in the Collateral Agent a Lien (subject to Permitted Liens) in such after-acquired collateral (or all of its assets, except Excluded Assets, in the case of a new Guarantor) such that the Collateral Agent would have (i) a first priority perfected Lien (subject to Permitted Liens) upon any such Fixed Asset Priority Collateral, as security for the Obligations and (ii) a second priority perfected Lien (subject to Permitted Liens) upon any such ABL Priority Collateral, as security for the Obligations.

(d) With respect to (i) any new Restricted Subsidiary that would constitute a Subsidiary Guarantor (within the meaning of that term) that is created or acquired after the Closing Date (other than an Excluded Subsidiary) or (ii) any previously Excluded Subsidiary that ceases to constitute an Excluded Subsidiary (pursuant to the definition of such term) (including any Immaterial Subsidiary that ceases to constitute an Immaterial Subsidiary or that has been designated by the Administrative Borrower to no longer constitute an Immaterial Subsidiary in order to comply with the proviso to the definition thereof) (each such Person, a “Subsequent Required Guarantor”), in each case no later than the later of (x) the next date of delivery of a Compliance Certificate pursuant to Section 5.04(d) covering a period that includes the date of such acquisition, creation or reclassification of such Restricted Subsidiary or (y) sixty (60) Business Days after such acquisition, creation or reclassification (or such later date as the Administrative Agent may agree to): (w) execute deliver to the Administrative Agent such amendments to the applicable Security Documents (including schedules thereto) as the Administrative Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (subject to Permitted Liens) in the Capital Stock of such Subsequent Required Guarantor (other than to the extent constituting Excluded Assets), (x) subject to the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement or any other applicable Intercreditor Agreement, deliver to the Collateral Agent (1) the certificates, if any, representing such Capital Stock of such Subsequent Required Guarantor constituting certificated securities under the UCC, together with undated stock powers, in blank, to the extent necessary to perfect the Collateral Agent’s security interests therein and (2) any note, instrument or debt security in favor of such Subsequent Required Guarantor, endorsed in blank or accompanied by an executed transfer form in blank, in each case executed and delivered by a duly authorized officer of such Subsequent Required Guarantor, in each case to the extent required by the applicable Security Documents (in each case to the extent delivery of such endorsements or transfer forms are customary under applicable requirements of Law), (y) cause such Subsequent Required Guarantor (1) to become a party to the applicable Security Documents and (2) to take such actions necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on and security interest in (subject to Permitted Liens) the Collateral described in the applicable Security Documents with respect to such Subsequent Required Guarantor, including the recording of instruments in the United States Patent and Trademark Office or the United States Copyright Office (as applicable), if required, and the filing of UCC financing statements in such jurisdictions as may be required by the applicable Security Documents and (z) if reasonably requested by the Administrative Agent, deliver to the Collateral Agent customary legal opinions relating to the matters described above.

(e) If (i) any Material Real Property is acquired by the Borrowers or any Guarantor after the Closing Date or (ii) any Person that becomes a Guarantor after the Closing Date owns any Material Real Property, in each case, not constituting Excluded Assets, the relevant Borrower or the relevant Guarantor (as applicable) (x) shall, within 90 days after acquisition of such Material Real Property (or such later time as the Collateral Agent may agree), provide written notice to the Collateral Agent of its intent to pledge such Material Real Property and (y) deliver to the Collateral Agent (A) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the applicable Borrower or applicable Guarantor and corresponding UCC fixture filings, (B) to the extent reasonably requested by the Collateral Agent, a title insurance policy or a marked-up and signed pro forma thereof for such property available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid first priority perfected security interest (subject to Permitted Liens), together with such endorsements, coinsurance and reinsurance as are available at commercially reasonable rates in each applicable jurisdiction and in such amounts which approximate (but need not exceed) the fair market value of the applicable Material Real Property, (C) to the extent reasonably requested by the Collateral Agent, either ALTA surveys or such existing surveys (together with no change affidavits), in each case prepared by a land surveyor duly registered and licensed in the state in which the Material Real Property described in such surveys is located and sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in clause (B) above to the extent such coverage and endorsements are available in the applicable jurisdictions at commercially reasonable rates, (D) to the extent reasonably requested by the Collateral Agent, copies of any existing abstracts and existing appraisals and (E) to the extent reasonably requested by the Collateral Agent, opinions of local counsel to any Borrower or any Guarantor in states in which the Mortgaged Property is located confirming the enforceability and perfection of the Mortgages and any related fixture filings.

(f) Notwithstanding anything to the contrary in the Loan Documents:

(1) no Loan Party will be required to grant a security interest in or mortgage on any Excluded Assets;

(2) none of the Loan Parties shall be required to take any action to perfect the security interests granted by this Agreement by any means other than by (A) (I) filings pursuant to the UCC in the office of the Secretary of State (or similar central filing office) or the office designated for the filing or recording of a record of a mortgage, as applicable, of the relevant State or elsewhere as required by the UCC and (II) filings of Intellectual Property Security Agreements in United States government offices with respect to Intellectual Property as expressly required by the Loan Documents and (B) subject to the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement or any other applicable Intercreditor Agreement entered into pursuant to this Agreement or any other Loan Document, delivery to the Collateral Agent (or its designee or agent) to be held in its possession of all Collateral consisting of Instruments (as defined in the UCC), notes and debt securities and certificated Capital Stock to the extent required by Section 5.1 of the Guarantee and Collateral Agreement;

(3) none of the Loan Parties shall be required to deliver control agreements or otherwise deliver perfection by “control” (within the meaning of the UCC) (including with respect to Deposit Accounts, Securities Accounts or Commodity Accounts (each as defined in the UCC));

(4) none of the Loan Parties shall be required to take any actions with respect to any assets located, or arising under the laws of any jurisdiction, outside of the United States; and

(5) none of the Loan Parties shall be required to take any actions in any jurisdiction other than the United States or enter into any collateral documents governed by the laws of any country other than the United States.

Section 5.10 [Reserved].

Section 5.11 [Reserved].

Section 5.12 Designation of Restricted Subsidiaries and Unrestricted Subsidiaries.

(a) After the Closing Date, Holdings or the Administrative Borrower may designate any of its Restricted Subsidiary of Holdings (other than a Borrower) to be an Unrestricted Subsidiary if that designation, on a Pro Forma Basis after giving effect to such designation, would not cause an Event of Default. If such Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments in such Restricted Subsidiary by Holdings and its Restricted Subsidiaries will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 6.01 or under one or more clauses of the definition of “Permitted Investments,” as determined by the Administrative Borrower. That designation will only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b) Any designation of a Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by delivering to the Administrative Agent a certificate of a Responsible Officer of Holdings or the Administrative Borrower certifying that such designation complied with the preceding conditions and was permitted by Section 6.01.

(c) Holdings or the Administrative Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Holdings; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted by Section 6.03, calculated on a Pro Forma Basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Event of Default under clause (b) or, solely with respect to the Borrowers, clauses (f) or (g) of Article VII would be in existence following such designation. Any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certificate of a Responsible Officer of Holdings or the Administrative Borrower certifying that such designation complied with the preceding conditions and was permitted by Section 6.03.

(d) Unrestricted Subsidiaries will not be subject to the affirmative or negative covenants or representations and warranties, and will not be subject to the mandatory prepayments, events of defaults and other provisions of this Agreement and the results of operations and Indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio or test (including, without limitation, any Consolidated Total Debt Ratio test, any Consolidated First Lien Debt test, any Consolidated Secured Debt test or any Interest Coverage Ratio test) and/or the amount of Consolidated EBITDA or Consolidated Total Assets, the Applicable Percentage or mandatory prepayment provisions contained in this Agreement.

Section 5.13 Compliance with Laws; OFAC; PATRIOT Act and Other Regulations. (a) Except where failure to do so would not be reasonably expected to result in a Material Adverse Effect, comply with all applicable Laws, rules, regulations and orders applicable to it or its property (including applicable Environmental Laws) and (b) comply in all material respects with (i) all applicable Laws administered by

OFAC and the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and any other applicable U.S. anti-corruption and U.S. anti-bribery laws, (ii) applicable Sanctions, and (iii) the PATRIOT Act, as applicable, and any other applicable U.S. anti-terrorism and U.S. anti-money laundering laws.

Section 5.14 Certain Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Closing Date, the Borrowers shall, and shall cause each applicable Loan Party, to take such actions set forth on Schedule 5.14 by the times specified on such Schedule 5.14 with respect to such actions, or such later time as the Administrative Agent may agree in its reasonable discretion. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.14 within the time periods required by this Section 5.14, rather than as elsewhere provided in the Loan Documents).

Section 5.15 Maintenance of Ratings. Use commercially reasonable efforts to maintain a rating of the Initial Term Loans and a corporate debt rating for the Borrowers by each of S&P and Moody’s (but not to obtain or maintain a specific rating).

Section 5.16 Transactions with Affiliates.

(a) Holdings and the Borrowers will not, and will not permit any of their Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of 10% of Closing Date LTM EBITDA and 10% of LTM EBITDA, unless the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 5.16(a):

(1) (i) employment, consulting and severance arrangements between Holdings or any of its Restricted Subsidiaries (or any Parent Company) and their respective future, present or former officers, employees, independent contractors, advisor, service provider and/or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), in each case, in the ordinary course of business and (ii) transactions pursuant to any shareholder, employee or director equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription, co-invest agreement or shareholder agreement, including any arrangement including Equity Interests rolled over or otherwise re-invested by management of the Company or any Parent Company in connection with a Permitted Acquisition;

(2) (a) transactions between or among Holdings and/or its Restricted Subsidiaries (or entity that becomes a Restricted Subsidiary as a result of such transaction) or between or among Restricted Subsidiaries (or entity that becomes a Restricted Subsidiary as a result of such transaction), (b) any customary transaction with a Securitization Entity effected as part of a Qualified Securitization Transaction, including in respect of Standard Securitization Undertakings, any disposition of Securitization Assets or related assets in connection with any Qualified Securitization Transaction and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation (c) any merger, arrangement, consolidation or amalgamation of Holdings, a Borrower and any Parent Company; provided that such merger, arrangement, consolidation or amalgamation of Holdings or a Borrower is otherwise in compliance with the terms of this Agreement, and (d) for the avoidance of doubt, any customary transaction between or among Holdings and/or its Restricted Subsidiaries effected as part of a Qualified Receivables Facility, including in respect of Standard Receivables Undertakings, and any repurchase of Receivables Assets pursuant to a Receivables Repurchase Obligation;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Holdings) that is an Affiliate of Holdings or a Borrower solely because Holdings or a Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of compensation, fees, indemnities and reimbursements of expenses to (pursuant to indemnity arrangements (including under customary insurance policies) or otherwise), and employee benefit and pension expenses and severance arrangements provided on behalf of or for the benefit of, officers, directors, employees, advisors, service provider or consultants or independent contractors (or their Controlled Investment Affiliates or Immediate Family Members or Permitted Transferees thereof) of Holdings or any of its Restricted Subsidiaries or any Parent Company;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Holdings or any direct or indirect parent of Holdings to Affiliates of Holdings;

(6) (a) Restricted Payments (other than Section 6.01(b)(18)) that do not violate Sections 6.01 and 6.03 and (b) Permitted Investments;

(7) the payment of management, monitoring, oversight, consulting, advisory and similar fees pursuant to a Sponsor Management Agreement or other arrangement with the Sponsor, management companies associated with the Sponsor, any other Permitted Investor or their respective advisors in a maximum amount for all such agreements and arrangements not to exceed 2.00% of LTM EBITDA of the Company in any fiscal year, and transaction fees to the foregoing Persons not to exceed in the aggregate 1.00% of the applicable gross transaction value and indemnities and other expenses pursuant to a Sponsor Management Agreement or other arrangement with the foregoing Persons (including any transaction fee payable in connection with the Transactions), plus any unpaid management, monitoring, transaction fees, indemnities and expenses accrued in any prior year to the extent such fee or expense is otherwise permitted to be paid pursuant to this clause (7) in such prior year;

(8) issuances, sales or transfers of Equity Interests of Holdings or any Parent Company to Affiliates of Holdings or its Restricted Subsidiaries not otherwise prohibited by this Agreement and the granting of registration and other customary rights in connection therewith;

(9) transactions with an Affiliate where the only consideration paid is Qualifying Equity Interests of Holdings;

(10) transactions in which Holdings or its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction (i) is fair to Holdings or such Restricted Subsidiary from a financial point of view, (ii) meets the requirements of Section 5.16(a) or (iii) has been approved by a majority of Disinterested Directors of the Company;

(11) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants, advisors, service providers, independent contractors or guarantees in respect thereof that are approved by the Company in good faith and that are otherwise permitted by this Agreement;

(12) any agreement as in effect as of the Closing Date or any amendment thereto or replacement thereof (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect in the good faith judgment of the Company than the original agreement as in effect on the Closing Date) or any transaction contemplated thereby;

(13) payments to or the receipt of payments from, and entry into and the consummation of transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(14) any contributions to the common equity capital of Holdings or the Borrowers;

(15) pledges of Equity Interests of Unrestricted Subsidiaries;

(16) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors of the Company or any direct or indirect parent of Holdings, or of a Restricted Subsidiary of Holdings, as appropriate, in good faith;

(17) the entry into any tax-sharing or funding arrangements or other equity agreements between Holdings or any of its Restricted Subsidiaries and any of their direct or indirect parent entities on customary terms to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;

(18) transactions with customers, clients, lessors, landlords, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, or transactions otherwise relating to the purchase or sale of goods and services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to Holdings, the Borrowers and their Restricted Subsidiaries, in the reasonable determination of the Company, or are on no less favorable terms than those that might reasonably have been obtained at such time from an unaffiliated party;

(19) transactions between Holdings and any of its Restricted Subsidiaries and any Person a director of which is also a director of the Company, Holdings or any Parent Company; provided, however, that such director abstains from voting as a director of the Company, Holdings or such Parent Company, as the case may be, on any matter involving such other Person;

(20) payments by Holdings or any of its Restricted Subsidiaries for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with the acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the board of directors (or similar governing body) of Holdings, the Company or any Parent Company in good faith;

(21) payment to any Sponsor (i) of all out of pocket costs or expenses incurred by such Sponsor (or its Affiliates) in connection with its direct or indirect investment in Holdings and its Restricted Subsidiaries and (ii) of indemnification and similar amounts to and reimbursement of expenses to Sponsor and its officers, directors, employees and Affiliates;

(22) (i) the Transactions and (ii) any transactions constituting a Permitted Reorganization or IPO Reorganization Transaction, and the payment of all fees, costs and expenses incurred in connection therewith (including dividends to any direct or indirect parent entities of Holdings to fund payment) and all legal, accounting and other professional fees, costs and expenses related thereto;

(23) any purchases by Holdings’ Affiliates of Indebtedness or Disqualified Stock of Holdings or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not Holdings’ Affiliates; provided that such purchases by Holdings’ Affiliates are on the same terms as such purchases by such Persons who are not Holdings’ Affiliates;

(24) (i)(x) investments by Affiliates in securities or loans of Holdings or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by Holdings or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (y) payments to Affiliates in respect of securities or loans of Holdings or any of its Restricted Subsidiaries contemplated in the foregoing sub-clause (x) or that were acquired from Persons other than Holdings or any of its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans, and (ii) transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of Holdings or any of its Restricted Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(25) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contracts of Holdings, any of its Restricted Subsidiaries or Parent Company;

(26) any lease entered into between Holdings or any of its Restricted Subsidiaries, as lessee, and any Affiliate of Holdings, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the Board of Directors or senior management of the Company in good faith;

(27) intellectual property licenses or sublicenses in the ordinary course of business;

(28) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to owners of Equity Interests of Holdings or any Parent Company pursuant to any stockholders agreement or registration rights agreement entered into on or after the Closing Date; and

(29) transactions permitted by, and complying with, Section 6.04 solely for the purpose of (a) forming a holding company or (b) reincorporating Holdings or a Borrower in a new jurisdiction.

ARTICLE VI

NEGATIVE COVENANTS

Holdings (solely with respect to Sections 6.06) and each Borrower covenants and agrees with each Lender that from the Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing:

Section 6.01 Restricted Payments.

(a) Holdings and the Borrowers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Holdings’, the Borrowers’ or any of their Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, arrangement, amalgamation or consolidation involving Holdings or any of its Restricted Subsidiaries) (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings, (y) dividends or distributions payable to t Holdings or a Restricted Subsidiary of Holdings and (z) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, arrangement, amalgamation or consolidation involving Holdings) any Equity Interests of Holdings or any Parent Company, in each case held by Persons other than Holdings or any of its Restricted Subsidiaries;

(3) make any cash voluntary or optional payment on or with respect to, or repurchase, redeem, defease or otherwise acquire for cancellation or retire for cash any Subordinated Indebtedness with an individual principal amount in excess of the greater of 45% of Closing Date EBITDA and 45% of LTM EBITDA (excluding any intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries), except a payment of interest when due or principal at the Stated Maturity thereof or the purchase, redemption, repurchase, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof or any other scheduled repayment or sinking fund payment (this clause (3), a “Restricted Subordinated Prepayment”);

(4) make any Restricted Investment;

(all such payments and other actions set forth in Sections 6.01(a)(1) through 6.01(a)(4), being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(x) [reserved];

(y) [reserved]; and

(z) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings, the Borrowers or any of their Restricted Subsidiaries since the Closing Date (and not returned or rescinded) (including, without duplication, Restricted Payments permitted by Section 6.01(b)(3) and excluding Restricted Payments permitted by all other clauses of Section 6.01(b) is less than the sum, without duplication (the sum of the amounts attributable to clause (A) through (I) below is referred to herein as the “Available Amount”), of:

(A) 50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the first fiscal quarter in which the Closing Date occurs to the end of the most recently ended Test Period at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100.0% of such deficit; provided that in no event shall this clause (A) be less than zero); plus

(B) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Holdings or its Restricted Subsidiaries since the Closing Date (other than the Cash Contribution Amount) from the issue or sale of:

(i) Equity Interests of Holdings, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(a) Equity Interests to any future, present or former employees, directors, officers, members of management, independent contractors, advisors, service providers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any Permitted Transferees thereof) of Holdings, the Borrowers any Parent Company or any of Holdings’ Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.01(b)(5); and

(b) Designated Preferred Stock; and

(ii) Equity Interests of any Parent Company, to the extent the proceeds of any such issuance or consideration for any such sale are contributed to Holdings or the Borrowers (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.01(b)(5);

provided, that this clause (B) will not include the proceeds from (1) Refunding Capital Stock (as defined below) applied in accordance with clause (2) of the next succeeding paragraph, (2) Equity Interests or convertible debt securities of Holdings sold to any of its Restricted Subsidiaries, (3) Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock or (4) Excluded Contributions; plus

(C) 100.0% of the aggregate amount of cash, Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of Holdings or the Borrowers after the Closing Date (including the original principal amount of any Indebtedness (and accrued interest) contributed to Holdings or its Subsidiaries for cancellation) or that becomes part of the capital of Holdings through consolidation, arrangement, amalgamation or merger following the Closing Date, in each case, not involving cash consideration payable by Holdings on account of such consolidation, arrangement, amalgamation or merger (other than (w) the Cash Contribution Amount, (x) cash, Cash Equivalents and marketable securities or other property that are contributed by a Restricted Subsidiary or (y) Excluded Contributions); plus

(D) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by Holdings or any of its Restricted Subsidiaries by means of:

(i) the sale or other disposition (other than to Holdings or any of its Restricted Subsidiaries) of, or other Returns (other than Returns that reduce Investments pursuant to the last paragraph of the definition thereof) on Investments from, Restricted Investments made by Holdings or any of its Restricted Subsidiaries (including cash distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from Holdings or any of its Restricted Subsidiaries (other than by Holdings or any of its Restricted Subsidiaries) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by Holdings or any of its Restricted Subsidiaries, in each case after the Closing Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof);

(ii) the sale (other than to Holdings or any of its Restricted Subsidiaries) of the stock or any assets of an Unrestricted Subsidiary (or any joint venture (other than any Restricted Subsidiary or other minority Investment) or a dividend or distribution from an Unrestricted Subsidiary, any joint venture (other than any Restricted Subsidiary) or other minority Investment (other than, in each case, to the extent of the amount of such Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof); or

(iii) any returns, profits, distributions and similar amounts received on account of any Permitted Investment subject to a U.S. dollar-denominated or ratio-based Basket (to the extent in excess of the original amount of such Investment); plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, arrangement, amalgamation or consolidation of an Unrestricted Subsidiary into Holdings, the Borrowers or any of its Restricted Subsidiaries or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Holdings or any of its Restricted

Subsidiaries after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, arrangement, amalgamation, consolidation or transfer of assets, other than to the extent of the amount of the Investment in such Unrestricted Subsidiary that constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; plus

(F) Retained Declined Proceeds; plus

(G) the net cash proceeds of sales of Equity Purchased Assets; plus

(H) the amount of any reduction of Indebtedness of Holdings or any Restricted Subsidiary resulting from the cancellation or conversion of such Indebtedness by the holders thereof; plus

(I) Retained Asset Sale Proceeds; plus

(J) the greater of 50% of Closing Date LTM EBITDA and 50% of LTM EBITDA; less

(K) any amounts being utilized at such time pursuant to Section 6.03(a)(1)(c), 6.03(b)(13)(i)(3) and 6.03(b)(17)(ii), clause (e) of the definition of “Incremental Facility Amount” and clause (iii)(3)(y) and (xxvi)(y) of the definition of “Permitted Investments”.

(b) The provisions of Section 6.01(a) will not prohibit:

(1) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Holdings to the holders of its Equity Interests so long as Holdings or any of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution;

(2) (a) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (I) any Equity Interests of Holdings, any of its Restricted Subsidiaries or any Parent Company, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or (II) Subordinated Indebtedness in each case, made in exchange for, or out of the proceeds of, a sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of Holdings or any Parent Company (in the case of proceeds, to the extent any such proceeds therefrom are contributed to Holdings (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and made within 120 days of such sale or issuance, (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any Restricted Subsidiary) of Refunding Capital Stock made within 120 days of such sale or issuance, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by Holdings was permitted under Sections 6.01(b)(20)(A) or 6.01(b)(20)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Company) in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the payment of any dividend or distribution or the consummation of any redemption, repurchase or retirement of Indebtedness within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(4) the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness made by exchange for, or out of the proceeds of, the sale, issuance or incurrence of, new Indebtedness of Holdings, the Borrowers or a Guarantor or Disqualified Stock of Holdings, the Borrowers or a Guarantor within 120 days of such sale, issuance or incurrence, (ii) Disqualified Stock of Holdings, the Borrowers or a Guarantor made by exchange for, or out of the proceeds of, the sale, issuance or incurrence of Disqualified Stock or Subordinated Indebtedness of Holdings, the Borrowers or a Guarantor, made within 120 days of such sale, issuance or incurrence, (iii) Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of, the sale or issuance of, Disqualified Stock of a Restricted Subsidiary that is not a Guarantor, made within 120 days of such sale or issuance, that, in each case, is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 6.03, (iv) Subordinated Indebtedness made by exchange for, or out of the proceeds of the issuance or incurrence of, any other Indebtedness or Disqualified Stock permitted pursuant to Section 6.03 within 120 days of such sale, issuance or incurrence, and (v) any Subordinated Indebtedness or Disqualified Stock which constitutes Acquired Debt;

(5) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value (or the declaration and payment of dividends to, or the making of loans to, any Parent Company, to finance any such repurchase, retirement or other acquisition) of Equity Interests (including related to stock appreciation rights or similar securities) of Holdings, any Parent Company or any of its Restricted Subsidiaries held by any future, present or former employee, director, member of management, independent contractor or consultant (or any of their respective Controlled Investment Affiliates or Immediate Family Members or any Permitted Transferees thereof) of Holdings, any Parent Company or any Subsidiary of Holdings pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement or any equity subscription, or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdings or any Parent Company in connection with any such repurchase, retirement or other acquisition), provided that the aggregate amounts paid under this clause (5) do not exceed the greater of 25% of Closing Date EBITDA and 25% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years, subject to a maximum of $150.00 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by Holdings or any of its Restricted Subsidiaries from the sale of Qualifying Equity Interests of Holdings or any Parent Company (to the extent contributed to Holdings), to employees, directors, officers, members of management, independent contractors or consultants (or any of their respective Controlled

Investment Affiliates or Immediate Family Members or any Permitted Transferees thereof) of Holdings and its Restricted Subsidiaries or any Parent Company that occurs after the Closing Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 6.01(a)(z); plus

(b) the amount of any cash bonuses otherwise payable to members of management, employees, directors, consultants, independent contractors, (or their respective Controlled Investment Affiliates or Immediate Family Members or any Permitted Transferees thereof) of Holdings, any of its Subsidiaries or any Parent Company that are foregone in exchange for the receipt of Equity Interests of Holdings or any Parent Company pursuant to any compensation arrangement, including any deferred compensation plan; plus

(c) the cash proceeds of key man life insurance policies received by Holdings or any Parent Company (to the extent contributed to Holdings), and its Restricted Subsidiaries after the Closing Date; less

(d) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a), (b) and (c) of this clause (5);

provided that the Borrowers may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; provided further that cancellation of Indebtedness owing to Holdings or any of its Restricted Subsidiaries from any future, present or former employee, director, officer, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or any Permitted Transferees thereof) of any of Holdings or any of its Restricted Subsidiaries or any Parent Company in connection with a repurchase of Equity Interests of any of Holdings, any Parent Company or any Restricted Subsidiary of Holdings will not be deemed to constitute a Restricted Payment for purposes of this Section 6.01 or any other provision of this Agreement;

(6) (a) payments made or expected to be made by Holdings or any of its Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, officer, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or Permitted Transferees) of Holdings, any of its Restricted Subsidiaries or any Parent Company, (b) the repurchase of Equity Interests (or the declaration and payment of any dividends to, or the making of loans to, any Parent Company to finance such repurchase) deemed to occur upon (i) the exercise of stock options, warrants or other similar stock-based awards under equity plans of Holdings, any of Holdings’ Restricted Subsidiaries or any Parent Company to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other similar stock-based awards under equity plans of Holdings, any of its Restricted Subsidiaries or any Parent Company or (ii) the withholding of a portion of Equity Interests issued upon any such exercise to cover any withholding Tax obligations in respect of such issuance and (c) loans or advances to officers, directors, employees, managers, consultants and independent contractors of

Holdings, any of its Restricted Subsidiaries or any Parent Company in connection with such Person’s purchase of Equity Interests of Holdings or any Parent Company; provided that no cash is actually advanced pursuant to this clause (c) other than to pay Taxes due in connection with such purchase, unless immediately repaid;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of a class or series of Disqualified Stock of Holdings or any Preferred Stock of any Restricted Subsidiary of Holdings issued on or after the Closing Date in accordance with Section 6.03;

(8) payments of cash, dividends, distributions, advances or other Restricted Payments by Holdings or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares or upon the purchase, redemption or acquisition of fractional shares (or the declaration and payment of any dividends to, or the making of loans to, any Parent Company to finance such payment, purchase, redemption or acquisition), including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock or Indebtedness convertible into, or exchangeable for, Capital Stock or (iii) stock dividends, splits or combinations or business combinations;

(9) Permitted Payments to Parent;

(10) the making of any Restricted Payment (i) in connection with the Transactions and the payment of any fees or expenses incurred in connection therewith (including the declaration and payment of dividends to, or the making of loans to, any Parent Company to fund such payment), (ii) in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other Permitted Investments, (iii) in order to satisfy indemnity and other similar obligations under or in connection with any Permitted Acquisition or other Permitted Investments or (iv) in connection with a Permitted Reorganization or an IPO Reorganization Transaction;

(11) (i) purchases of receivables pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction and distributions or payments of Securitization Fees, and (ii) purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Facility and distributions or payments of Receivables Fees;

(12) the declaration and payment of dividends or distributions on the Company’s or Holdings’ Capital Stock (or the payment of dividends or distributions to any Parent Company to fund the payment of dividends or distributions on its Equity Interests) in an aggregate amount not to exceed the sum of (i) 6.0% per annum of the net proceeds received by Holdings or any of its Restricted Subsidiaries (or by any Parent Company and contributed to Holdings or any of its Restricted Subsidiaries) from any Equity Offering of the Company, Holdings or any Parent Company and (ii) an aggregate amount per annum not to exceed 7.0% of Market Capitalization;

(13) Restricted Payments that are made with Excluded Contributions that, together with Permitted Investments that are made with Excluded Contributions and outstanding at any time pursuant to clause (xxxi) of the definition of Permitted Investments, shall not exceed the aggregate amount of Excluded Contributions;

(14) the payment of dividends, other distributions and other amounts to, or the making of loans to, any Parent Company, in the amount required for such Parent Company to, if applicable, pay amounts equal to amounts required for any Parent Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been permanently contributed to Holdings or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings or any of its Restricted Subsidiaries incurred in accordance with Section 6.03;

(15) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of Holdings and its Restricted Subsidiaries from Retained Declined Proceeds (except to the extent utilized to make Restricted Payments pursuant to Section 6.01(a)(z)(F));

(16) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or any of its Restricted Subsidiaries by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(17) (A) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 6.01(b)(17)(A) not to exceed the greater of (x) 25% of Closing Date LTM EBITDA and (y) 25% of LTM EBITDA, and (B) other Restricted Subordinated Prepayments or Restricted Investments in an aggregate amount taken together with all other Restricted Subordinated Prepayments or Restricted Investments made pursuant to this Section 6.01(b)(17)(B) not to exceed the greater of (x) 40% of Closing Date LTM EBITDA and (y) 40% of LTM EBITDA; provided that if this Section 6.01(b)(17) is utilized to make a Restricted Investment, the amount deemed to be utilized under this Section 6.01(b)(17) will be the amount of such Restricted Investment at any time outstanding (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(18) any Restricted Payment to fund amounts owed to Affiliates (including the declaration and payment of dividends to, or the making of loans to, any Parent Company to fund such payment), in each case to the extent permitted by Section 5.16;

(19) payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a sale, consolidation, merger, arrangement, amalgamation or transfer of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole that complies with the terms of this Agreement, including Section 6.07 or any other transaction that complies with the terms of this Agreement;

(20)

(A)

the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by Holdings or any of its Restricted Subsidiaries after the Closing Date;

(B)	the declaration and payment of dividends or distributions to any Parent Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by such Parent Company after the Closing Date; provided, that the amount of dividends and distributions paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to Holdings or its Restricted Subsidiaries from the sale of such Designated Preferred Stock; or

(C)

the declaration and payment of dividends or distributions on Refunding Capital Stock that is Preferred Stock in excess of the dividends or distributions declarable and payable thereon pursuant to Section 6.01(b)(2);

provided, in the case of each of (A), (B) and (C) of this Section 6.01(b)(20), that for the most recently ended Test Period immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Holdings would have had an Interest Coverage Ratio of at least 1.75 to 1.00; and

(21) any Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, (i) in the case of any Restricted Payment (other than a Restricted Subordinated Prepayment or a Restricted Investment), (A) no Event of Default shall have occurred and be continuing and (B) the Consolidated Total Debt Ratio would be no greater than 4.25 to 1.00, (ii) in the case of any Restricted Subordinated Prepayment, (A) no Event of Default shall have occurred and be continuing and (B) the Consolidated Total Debt Ratio would be no greater than 4.50 to 1.00, or (iii) in the case of any Restricted Investment, (A) no Event of Default under clause (b) or, with respect to Holdings or the Borrowers, clauses (f) or (g) of Article VII shall have occurred and be continuing and (B) the Consolidated Total Debt Ratio would be no greater than 5.00 to 1.00.

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Holdings, the Borrowers or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by Holdings acting in good faith. For purposes of determining compliance with this Section 6.01, in the event that a Restricted Payment or Investment meets the criteria of more than one of the categories of Restricted Payments described in Sections 6.01(b)(1) through 6.01(b)(21), or is entitled to be incurred pursuant to Section 6.01(a), Holdings will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 6.01 or the definition of “Permitted Investment” and/or one or more of the exceptions contained in the definition of “Permitted Investment”.

(d) If Holdings or a Restricted Subsidiary of Holdings makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Administrative Borrower be permitted under the provisions of this Agreement based on the financial statements available at such time, such Restricted Payment shall be deemed to have been made in compliance with this Agreement notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of Holdings for any period.

(e) For the avoidance of doubt, this Section 6.01 shall not restrict the making of, or dividends or other distributions in amounts sufficient to fund the making of any AHYDO Payment with respect to any Indebtedness of any Parent Company, Holdings or any of its Restricted Subsidiaries permitted to be incurred under this Agreement.

Section 6.02 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Holdings and the Borrowers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(2) make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.

(b) The restrictions in Section 6.02(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions of Holdings or any of its Restricted Subsidiaries in effect on the Closing Date, including pursuant to the ABL Credit Agreement and other documents relating to the ABL Credit Agreement, the Existing Receivables Facilities and other documents relating to such facilities and this Agreement;

(2) this Loan Documents (including the Intercreditor Agreements);

(3) agreements governing other Indebtedness permitted to be incurred under the provisions of Section 6.03 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein, taken as a whole either (i) are not materially more restrictive than those contained in agreements governing Indebtedness in effect on the Closing Date, or (ii) are not materially more disadvantageous to Lenders than is customary in comparable financings (as determined by Holdings in good faith) and in the case of (ii) either (x) the Administrative Borrower determines (in good faith) at the time of entry into such agreement that such encumbrance or restriction will not affect Holdings’ ability to make principal or interest payments under this Agreement or (y) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness;

(4) applicable law, rule, regulation, order or requirement;

(5) effect at the time of such acquisition (except to the extent such instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(6) customary non-assignment provisions in contracts, leases, sub-leases, licenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate to the property interest, rights or assets subject thereto;

(7) purchase money obligations, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 6.02(a)(3);

(8) contracts for the sale of assets, including any agreement for the sale or other disposition of a Restricted Subsidiary of all or substantially all of the assets of such Restricted Subsidiary in compliance with the terms of this Agreement that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(9) Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are (i) not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (ii) are not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined by Holdings in good faith) and in the case of (ii) such encumbrances or restrictions apply only during the continuance of a default in respect of payment or a financial maintenance covenant relating to such Indebtedness;

(10) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 6.03 and Liens permitted to be incurred pursuant to Section 6.05 that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(14) any Restricted Investment not prohibited by Section 6.01 and any Permitted Investment;

(15) restrictions created in connection with any Qualified Securitization Transaction or Qualified Receivables Facility that, in the good faith determination of Holdings, are necessary or advisable to effect such Qualified Securitization Transaction or Qualified Receivables Facility;

(16) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of Holdings that is incurred by a Foreign Subsidiary of Holdings subsequent to the Closing Date pursuant to Section 6.03 that imposes restrictions solely on the Foreign Subsidiary party thereto or its Subsidiaries;

(17) any encumbrances or restrictions of the type referred to in Sections 6.02(a)(1), 6.02(a)(2) and 6.02(a)(3) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in Sections 6.02(a)(1) through 4.03(a)(16); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(18) any encumbrance or other restriction that will not otherwise materially impair the Borrowers’ ability to make payments on the Obligations when due, in the good faith judgment of Holdings; and

(19) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, arrangement, amalgamation or consolidation of an Unrestricted Subsidiary into Holdings or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Holdings or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation of such redesignation, merger, arrangement, amalgamation, consolidation or transfer).

Section 6.03 Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Holdings will not issue any Disqualified Stock and will not permit (a) any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or (b) any of its Restricted Subsidiaries that are not Guarantors to issue any shares of Preferred Stock; provided, however, that Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or Preferred Stock, if (any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to the following clauses (1), (2), (3) and (4), “Ratio Debt”) in an aggregate amount not to exceed:

(1) at the option of the Administrative Borrower, any amounts available for use under (A) the Incremental Starter Amount, (B) the General Debt Basket and (C) the Available Amount; plus

(2) if such Indebtedness is secured by Liens on the Fixed Asset Priority Collateral with Pari Passu Lien Priority with the Liens on the Fixed Asset Priority Collateral securing the Obligations, an unlimited amount so long as the Consolidated First Lien Debt Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than 5.00:1.00, determined on a Pro Forma Basis;

(3) if such Indebtedness is secured by Liens on the Fixed Asset Priority Collateral with Junior Lien Priority with the Liens on the Fixed Asset Priority Collateral securing the Obligations, an unlimited amount so long as the Consolidated Secured Debt Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than 6.00:1.00; or

(4) with respect to such Indebtedness that is secured by Liens on assets not constituting Collateral or not secured, or any Disqualified Stock or Preferred Stock, an unlimited amount so long as at least one of the following is satisfied: (A) the Consolidated Total Debt Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than 6.75:1.00 or (B) the Interest Coverage Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would be no less than 1.75:1.00, in each case determined on a Pro Forma Basis;

provided, further, that, (x) the Administrative Borrower may select utilization under clause (1) or (2) through (4) (as applicable) above in its sole discretion, (ii) Indebtedness under this Section 6.03(a) may be incurred simultaneously under clauses (1) and (2) through (4) (as applicable), and proceeds from any such incurrence may be utilized in a single transaction by, unless the Administrative Borrower elects otherwise, first calculating the incurrence under clause (2), (3) or (4) above and then calculating the incurrence under clause (1) above, (y) in the event that Holdings, the Borrower or any other Restricted Subsidiary incurs Indebtedness under clause (1) above and, subsequent to such incurrence, all or any portion of such Indebtedness would be permitted to be incurred under clause (2), (3) or (4) above (as applicable), such Indebtedness shall automatically be reclassified as having been incurred under clause (2), (3) or (4) above (as applicable) and the Administrative Borrower’s availability under clause (1) above shall be deemed restored to the extent of such reclassification, and (z) at the time any such Ratio Debt is incurred, issued or assumed, the Required Specified Debt Conditions have been satisfied.

(b) The provisions of Section 6.03(a) will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence by Holdings or its Restricted Subsidiaries of Indebtedness under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate outstanding principal amount at any one time outstanding not to exceed the sum of (i) up to an aggregate amount not to exceed at any one time outstanding, the greater of (x) $300.0 million (this clause (i) to be limited to Indebtedness under any Credit Agreement that is in the form of a revolving credit facility, including without limitation asset-based and cash flow revolving facilities) and (y) the Borrowing Base as of the date of such incurrence, less, in the case of this clause (y)(i), the aggregate amount under any Securitization Transaction (other than Qualified Securitization Transactions) and Receivables Facilities (other than Qualified Receivables Facilities); plus (ii) the greater of (x) 50% of Closing Date LTM EBITDA and (y) 50% of LTM EBITDA; plus (iii) in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees and similar fees) incurred in connection with such refinancing; provided, that any Indebtedness incurred under this Section 6.03(b)(1), except to the extent permitted by any applicable Intercreditor

Agreement then in effect, shall not be secured by a Lien on any assets other than the Collateral or any other assets that secure the Obligations and, if not incurred under the ABL Credit Agreement, shall constitute Additional First Lien Obligations to the extent such Indebtedness is secured by a Lien;

(2) Indebtedness of Holdings and its Restricted Subsidiaries existing on the Closing Date immediately after giving effect to the Transactions (excluding Indebtedness described in Sections 6.03(b)(1) and 6.03(b)(3));

(3) (i) Indebtedness arising under the Loan Documents (including any refinancing thereof in accordance with Section 2.26) and (ii) Incremental Equivalent Debt;

(4) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries, including Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including such Indebtedness as lessee or guarantor), in each case, incurred for the purpose of financing all or any part of the acquisition, lease or cost of design, construction, installation or improvement of property, plant or equipment used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Indebtedness is incurred prior to or within 270 days after completion of such acquisition, lease or cost of design, construction, installation or improvement, in an aggregate principal amount, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) 40% of Closing Date LTM EBITDA and (y) 40% of LTM EBITDA, at the time of the incurrence, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness permitted under this clause (4) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing;

(5) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of Holdings or a Restricted Subsidiary that serves to extend, refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than, Indebtedness (including any Designated Revolving Commitments) incurred or Disqualified Stock or Preferred Stock issued as Ratio Debt or permitted under Sections 6.03(b)(2), 6.03(b)(3), this Section 6.03(b)(5), 6.03(b)(13), 6.03(b)(17) or 6.03(b)(32) or sub-clause (y) of each of Sections 6.03(b)(4), 6.03(b)(12) or 6.03(b)(21) (provided that any amounts incurred under this Section 6.03(b)(5) as Refinancing Indebtedness of sub-clause (y) of Sections 6.03(b)(4), 6.03(b)(12) or 6.03(b)(21) shall reduce the amount available under such sub-clause (y) of such clauses) so long as such Refinancing Indebtedness remains outstanding or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, refund, replace, refinance, redeem, repurchase, retire or defease such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness incurred or Disqualified Stock or Preferred Stock issued to pay unpaid accrued interest and unpaid dividends and the aggregate amount of premiums or penalties (including reasonable tender premiums or penalties), and underwriting discounts, defeasance costs and fees and expenses in connection therewith (including original issue discount, upfront fees, underwriting, arrangement and similar fees) (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired;

(B) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(C) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness (other than such Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), unless such refinancing constitutes a Restricted Payment permitted by Section 6.01 (other than Section 6.01(b)(4)), such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

(D) the limitations set forth above shall not apply to (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of Holdings or a Guarantor, or (y) Indebtedness or Disqualified Stock Holdings or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided, further, that clauses (A) and (B) above shall not apply (x) to Refinancing Indebtedness in the form of Customary Bridge/Interim Debt or (y) to Refinancing Indebtedness in an aggregate principal amount of up to the Incremental Maturity Carveout immediately prior to the time of incurrence of such Refinancing Indebtedness;

(6) the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings and any of its Restricted Subsidiaries including Indebtedness consisting of any part of a Permitted Reorganization or IPO Reorganization Transaction (or issued or transferred to any direct or indirect parent of a Guarantor which is substantially contemporaneously transferred to a Guarantor or any Restricted Subsidiary of a Guarantor); provided, however, that:

(A) if a Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not a Borrower or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due, in the case of a Borrower, or the Guarantee under the Guarantee and Collateral Agreement, in the case of a Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary of Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Restricted Subsidiary of Holdings will be deemed, in each case, to constitute an issuance of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 6.03(b)(6);

(7) the issuance by any of Holdings’ Restricted Subsidiaries to Holdings or to any other Restricted Subsidiary of Holdings of shares of Preferred Stock; provided, however:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Holdings or a Restricted Subsidiary of Holdings will be deemed to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this Section 6.03(b)(7); and

(B) any sale or other transfer of any such Preferred Stock to a Person that is not either Holdings or a Restricted Subsidiary of Holdings will be deemed to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this Section 6.03(b)(7);

(8) the incurrence by Holdings or any of its Restricted Subsidiaries of Hedging Obligations and not for speculative purposes;

(9) the guarantee by Holdings or any of its Restricted Subsidiaries of Indebtedness of Holdings or any of its Restricted Subsidiaries, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 6.03; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or pooled insurance obligations, unemployment insurance, supply chain financing transactions, trade contracts, governmental contracts (other than for borrowed money), bankers’ acceptances, documentary letters of credit, leases, guarantees, performance, tender, bid, release, stay, customs, surety, statutory, judgment, appeal, return of money, advance payment, completion, export or import, indemnities (including through cash collateralization), customs, value added, sales or similar Tax or other guarantees and warranties, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed);

(11) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds;

(12) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by (i) Restricted Subsidiaries of Holdings that are not Guarantors and (ii) the incurrence of Indebtedness by Holdings or any of its Restricted Subsidiaries in connection with any joint venture arrangements and similar binding arrangements, in each case, an aggregate principal amount pursuant to this clause (12), including all Indebtedness,

Disqualified Stock or Preferred Stock of any such non-Guarantors or joint ventures incurred or issued to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12), not to exceed the greater of (x) 60% of Closing Date LTM EBITDA and (y) 60% of LTM EBITDA, at any one time outstanding, plus in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing, outstanding at any one time;

(13) (i) the incurrence or issuance of (I) Indebtedness or Disqualified Stock of Holdings or Indebtedness, Disqualified Stock or Preferred Stock of any of its Restricted Subsidiaries, incurred or issued to finance an acquisition or investment (or other purchase of assets) or (II) Indebtedness, Disqualified Stock or Preferred Stock (A) of Persons that are acquired by Holdings or any of its Restricted Subsidiaries or merged into, amalgamated or consolidated with Holdings or any of its Restricted Subsidiaries in accordance with the terms of this Agreement or (B) that is assumed by Holdings or any of its Restricted Subsidiaries in connection with such acquisition or investment (or other purchase of assets) (and not, for the avoidance of doubt with respect to this clause (II), created in contemplation of the applicable investment or acquisition), in each case under this clause (i), in an aggregate outstanding principal amount or liquidation preference, not to exceed (1) the Incremental Starter Amount, plus (2) any amounts available for use under the General Debt Basket, plus (3) the Available Amount, plus (4) an unlimited amount so long as in the case of this clause (4) only:

(x) if such Indebtedness is secured by Liens on the Fixed Asset Priority Collateral with Pari Passu Lien Priority with the Liens on the Fixed Asset Priority Collateral securing the Obligations, the Consolidated First Lien Debt Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than the greater of (A) 5.00:1.00 and (B) the Consolidated First Lien Debt Ratio immediately prior to giving effect to such incurrence of Indebtedness, in each case determined on Pro Forma Basis;

(y) if such Indebtedness is secured by Liens on the Fixed Asset Priority Collateral with Junior Lien Priority with the Liens on the Fixed Asset Priority Collateral securing the Obligations, the Consolidated Secured Debt Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than the greater of (A) 6.00:1.00 and (B) the Consolidated Secured Debt Ratio immediately prior to giving effect to such incurrence of Indebtedness, in each case determined on Pro Forma Basis;

(z) with respect to Indebtedness that is secured by Liens on assets not constituting Collateral or is not secured, or any Disqualified Stock or Preferred Stock, in each case, at least one of the following is satisfied (A) the Consolidated Total Debt Ratio for the Company’s most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred, would be no greater than the greater of (I) 6.75:1.00 and (II) the Consolidated Secured Debt Ratio immediately prior to giving effect to such incurrence of Indebtedness, or (B) the Interest Coverage Ratio for Holdings’ most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would be no less than the lesser of (I) 1.75:1.00 and (II) the Interest Coverage Ratio immediately prior to giving effect to such incurrence of Indebtedness or the issuance of such Disqualified Stock or Preferred Stock, in each case determined on a Pro Forma Basis;

provided that (x) the Administrative Borrower may select utilization under clause (1), (2) (3) or (4) above in its sole discretion, (ii) Indebtedness under this Section 6.03(b)(13)(i) may be incurred simultaneously under clauses (1), (2), (3) and (4) , and proceeds from any such incurrence may be utilized in a single transaction by, unless the Administrative Borrower elects otherwise, first calculating the incurrence under clause (4) above and then calculating the incurrence under clause (1), (2) and/or (3) above, (y) in the event that Holdings, the Borrower or any other Restricted Subsidiary incurs Indebtedness under clause (1), (2) or (3) above and, subsequent to such incurrence, all or any portion of such Indebtedness would be permitted to be incurred under clause (4) above, such Indebtedness shall automatically be reclassified as having been incurred under clause (4) above and the Administrative Borrower’s availability under clause (1), (2) and/or (3) above shall be deemed restored to the extent of such reclassification, and (z) at the time any such Indebtedness is incurred, issued or assumed, the Required Specified Debt Conditions have been satisfied (Indebtedness permitted by this clause (i), “Incurred Acquisition Debt”); and

(ii) so long as not created in contemplation of such acquisition or investment, (I) Indebtedness or Disqualified Stock that is assumed by Holdings or any of its Restricted Subsidiaries in connection with an acquisition or investment (or other purchase of assets) and (II) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by Holdings or any of its Restricted Subsidiaries or merged into, amalgamated or consolidated with, Holdings or any of its Restricted Subsidiaries in accordance with the terms of this Agreement;

(14) (i) the incurrence by Holdings or its Restricted Subsidiaries of Indebtedness arising from agreements providing for guarantees, indemnification, adjustments of purchase price or, in each case, similar obligations, incurred in connection with the disposition of any business, assets, Capital Stock, Person or Restricted Subsidiary of Holdings (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount of such Indebtedness incurred in connection with a disposition does not exceed the gross proceeds (including non-cash proceeds) actually received by Holdings or any of its Restricted Subsidiaries in connection with such disposition, (ii) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in any transaction or arrangement not prohibited under this Agreement constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments and obligations in respect of transaction Tax benefits and (iii) consisting of obligations of Holdings or any of its Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Permitted Acquisitions or any other permitted Investment;

(15) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness arising in connection with (i) endorsement of instruments for collection or deposit in the ordinary course of business and (ii) Cash Management Services;

(16) Indebtedness consisting of the financing of insurance premiums;

(17) (i) Contribution Indebtedness and (ii) Indebtedness of Holdings or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the Available Amount as of the date of incurrence;

(18) [reserved];

(19) take-or-pay obligations contained in supply arrangements entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(20) (i) Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law and (ii) Indebtedness representing deferred compensation or similar arrangements to employees and independent contractors of Holdings (and any direct or indirect parent thereof) or any of its Restricted Subsidiaries, in each case, incurred in the ordinary course of business;

(21) (i) the incurrence by Holdings or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by Holdings of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock in an aggregate principal amount (or accreted value, as applicable) or liquidation value at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness or liquidation value incurred pursuant to this Section 6.03(b)(21)(i), not to exceed the greater of (x) 75% of Closing Date LTM EBITDA and (y) 75% of LTM EBITDA, at any one time outstanding, less any General Debt Basket amounts being utilized at such time pursuant to Section 6.03(a)(1)(B) or 6.03(b)(13)(i)(2), or clause (d) of the definition of “Incremental Facility Amount”) (this clause (21)(i), the “General Debt Basket”), and (ii) the incurrence by Holdings or any of its Restricted Subsidiaries of additional unsecured Indebtedness or the issuance by Holdings of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock in an aggregate principal amount (or accreted value, as applicable) or liquidation value at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness or liquidation value incurred pursuant to this Section 6.03(b)(21)(ii), not to exceed the greater of (x) 35% of Closing Date LTM EBITDA and (y) 35% of LTM EBITDA, at any one time outstanding, plus in the case of any refinancing of any Indebtedness permitted under this clause (21) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing;

(22) Indebtedness of Holdings or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(23) Indebtedness consisting of promissory notes issued by Holdings or any Restricted Subsidiary to current or former managers, officers, directors, advisors,

service providers, consultants or employees, their respective Permitted Transferees, assigns, estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any of its direct or indirect parent entities permitted by Section 6.01;

(24) the incurrence of Indebtedness arising out of any Sale/Leaseback Transaction incurred in the ordinary course of business;

(25) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(26) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(27) to the extent constituting Indebtedness, obligations under or in respect of Qualified Securitization Transactions, Qualified Receivables Facilities or Receivables Facilities;

(28) Indebtedness incurred by Holdings or any Restricted Subsidiary as a result of the refinancing of any loans or other Indebtedness assigned to Holdings or any Restricted Subsidiary pursuant to the provisions of any assignment or buyback provision in the definitive documentation for any Indebtedness permitted hereunder which has not been cancelled or terminated and with respect to which such amount has not otherwise increased capacity under other category described in this covenant, as long as such Indebtedness would be Refinancing Indebtedness with respect to such Indebtedness;

(29) Indebtedness of Holdings or any of its Restricted Subsidiaries in an aggregate principal amount not greater than 100.0% of the aggregate amount of Restricted Payments in respect of Equity Interests which could be made at the time of such incurrence pursuant to Sections 6.01(b)(13) and 6.01(b)(17) and Section 6.01(a); provided that the amount available for making Restricted Payments in respect of Equity Interests pursuant to Sections 6.01(b)(13) and 6.01(b)(17) and Section 6.01(a) shall be reduced by an amount equal to 100.0% of the aggregate principal amount of Indebtedness incurred pursuant to this Section 6.03(b)(29);

(30) Indebtedness with respect to trade letters of credit in an aggregate amount not to exceed the greater of (x) 10% of Closing Date LTM EBITDA and (y) 10% of LTM EBITDA, at any one time outstanding;

(31) Indebtedness in respect of Disqualified Stock issued to and held by Holdings, the Borrowers or any of their Restricted Subsidiaries in an amount not to exceed the greater of (x) 10% of Closing Date LTM EBITDA and (y) 10% of LTM EBITDA outstanding at the time of incurrence;

(32) Indebtedness incurred by Holdings, the Borrowers or any of their Restricted Subsidiaries, in each case, constituting “green bonds” issued by Holdings, the

Borrowers or such Restricted Subsidiary, provided that the terms of such Indebtedness provides that an amount equal to the net proceeds therefrom will be used to fund eligible projects that support sustainable practices as established in accordance with customary green bond “frameworks” at the time of issuance, in an aggregate amount not to exceed the greater of (x) $100.00 million and (y) 37% of LTM EBITDA outstanding at the time of incurrence; plus and Refinancing Indebtedness in respect thereof; and

(33) all premiums (if any), penalties, make-whole, payments, interest (including interest paid in-kind, default interest and post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 6.03(a) and in Sections 6.03(b)(1) through 6.03(b)(32).

(c) Neither the Borrowers nor Holdings will incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrowers, Holdings or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

(d) The accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this Section 6.03 or Section 6.05.

(e) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 6.04 Asset Sales.

(a) Holdings and the Borrowers will not, and will not permit any of their Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Holdings, a Borrower (or the Restricted Subsidiary, as the case may be) receives consideration (including, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the aggregate for all such Asset Sales over the term of this Agreement (including, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) by Holdings, a Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this Section 6.04(a)(2), each of the following will be deemed to be cash:

(A) any liabilities (other than liabilities that are by their terms subordinated to the Obligations), contingent or otherwise of Holdings, a Borrower or such Restricted Subsidiary (as shown on Holdings’, a Borrower’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the notes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Holdings’, a Borrower’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Administrative Borrower) that are extinguished in connection with the transactions relating to such Asset Sale or are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Holdings, such Borrower or such Restricted Subsidiary from or indemnifies against further liability

(B) any securities, notes or other obligations or assets received by Holdings, a Borrower or such Restricted Subsidiary from such transferee that are within 180 days following the closing of such Asset Sale converted by Holdings, a Borrower or such Restricted Subsidiary into cash or Cash Equivalents;

(C) any Designated Non-cash Consideration received by Holdings, a Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 6.04(a)(2)(C) that is at that time outstanding, not to exceed the greater of (x) 15% of Closing Date LTM EBITDA and (y) 15% of LTM EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured, at the Administrative Borrower’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and without giving effect to subsequent changes in value) , net of any such Designated Non-cash Consideration subsequently converted into cash and Cash equivalents;

(D) consideration consisting of Indebtedness of Holdings, a Borrower or a Restricted Subsidiary that is not Subordinated Indebtedness received from such transferee; and

(E) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to Holdings, the Borrowers or any of their Restricted Subsidiaries), to the extent that Holdings, the Borrowers and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale.

(b) [reserved]

Section 6.05 Liens.

(a) Neither Holdings nor the Borrowers will, and Holdings will not permit any of its Restricted Subsidiaries that are Guarantors, to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens), securing Indebtedness of the Borrowers, Holdings or Holdings’ Restricted Subsidiaries that are Guarantors, if any, on any property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless in each case:

(1) in the case of Liens on any Collateral, such Lien is a Permitted Lien;

(2) in the case of any Lien on any asset or property that is not Collateral, (i) the Obligations are equally and ratably secured, with (or on a senior basis to, in the case such Lien secures any Subordinated Indebtedness) the obligations secured by such Lien until such time as such obligations are no longer secured by a Lien or (ii) such Lien is a Permitted Lien.

(b) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith (including any refinancing thereof) and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 6.06 Holding Company Covenant. Holdings will not engage in any material operating or business activities; provided that Holdings may engage in the following and any activities incidental thereto shall be permitted in any event: (i) its, direct or indirect, ownership of the Equity Interests of the Borrowers and their Subsidiaries and activities incidental thereto, including payment of dividends, distributions and other amounts in respect of its Equity Interests (including, for the avoidance of doubt, with respect to taxes), (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Transactions, the ABL Financing Documents, the 2026 Notes Indenture and the other documentation governing the 2026 Notes, the Security Documents, any other documents governing Indebtedness permitted to be incurred by Holdings or a Subsidiary of Holdings pursuant to this Agreement or any documents governing any Indebtedness permitted to be incurred by Holdings pursuant to this section, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests or any transaction permitted under this Agreement, (v) the issuance of equity securities, payment of dividends, making contributions to the capital of the Borrowers, repurchases of Indebtedness, including open market purchases permitted under this Agreement, (vi)(a) unsecured Indebtedness that is contractually subordinated (on customary terms for such types of unsecured subordinated Indebtedness) to the guarantee of the Obligations by Holdings, (b) guarantees in respect of Indebtedness of the Borrowers and their Subsidiaries permitted under this Agreement, including any Permitted Refinancing thereof and (c) guarantees of other obligations not constituting Indebtedness incurred by the Borrowers or any of their Subsidiaries, (vii) participating in tax, accounting and other administrative matters as a member of the consolidated or combined group of any Parent Company, Holdings, the Borrowers and/or their Subsidiaries, (viii) holding any cash, cash equivalents, intercompany Indebtedness or property (but not operate any property), (ix) making of any Restricted Payments or Investments permitted under this Agreement, (x) providing indemnification to any future, present or former officers and directors, (xi) merge, amalgamate or consolidate with or into any Parent Company in connection with or in preparation for a Qualified IPO (provided that Holdings shall be the continuing or surviving company or such surviving company assumes Holdings’ obligations under this Agreement, the Security Documents and the Intercreditor Agreements), (xii) transactions in connection with a Permitted Reorganization or an IPO Reorganization Transaction and (xiii) any activities incidental or reasonably related to any of the foregoing. Holdings shall not incur any Liens on Equity Interests of the Company, other than non-consensual Liens and those for the benefit of holders of Indebtedness permitted to be incurred by Holdings or any of its Restricted Subsidiaries pursuant to this Agreement which Indebtedness (and any guarantees thereof) is subject at all times to an applicable Intercreditor Agreement. Notwithstanding the above, Holdings shall not merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person other than in accordance with this Agreement.

Section 6.07 Merger, Consolidation or Sale of Assets..

(a) Neither Holdings nor either of the Borrowers will, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not Holdings or a Borrower are the surviving corporation) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Holdings, or a Borrower, as applicable, is the surviving or continuing entity; or (b) the Person formed by or surviving or continuing following any such consolidation, arrangement, amalgamation or merger (if other than Holdings, or a Borrower, as applicable) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity (x) organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (y) or incorporated or organized under the laws of Canada or any province or territory thereof (such Person, the “Surviving Entity”);

(2) the Surviving Entity (if other than Holdings, or a Borrower, as applicable) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of Holdings, or a Borrower, as applicable, under this Agreement and the Security Documents, pursuant to documents or instruments in form reasonably satisfactory to the Administrative Agent;

(3) [reserved];

(4) [reserved];

(5) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Surviving Entity are assets of the type which would constitute Collateral under the Security Documents, the Surviving Entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Agreement or any of the Security Documents and shall take all reasonably necessary action so that such Liens are perfected to the extent required by the Security Documents; and

(6) the Collateral owned by or transferred to the Surviving Entity shall: (a) continue to constitute Collateral under this Agreement and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (c) not be subject to any Liens other than Permitted Liens.

(b) This Section 6.07 will not apply to (i) any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Holdings, the Borrowers and/or any other Guarantor, (ii) any consolidation, amalgamation or other combination or merger of Holdings or the Borrowers with or into an Affiliate for purpose of changing the legal domicile of Holdings or the Borrowers, reincorporating such or changing the legal form of Holdings or the Borrowers in another jurisdiction so long as the amount of Indebtedness of Holdings and its Restricted Subsidiaries is not increased thereby, (iii) any consolidation, amalgamation or other combination, merger or transfer of all or part of the properties and assets of any Restricted Subsidiary to or with any of Holdings, the Borrowers or Guarantors, (iv) any consolidation, amalgamation or other combination, merger or transfer of all or part of the properties and assets of any Restricted Subsidiary to or with any other Restricted Subsidiary and (v) the Transactions, any Permitted Reorganization or IPO Reorganization Transaction.

ARTICLE VII

EVENTS OF DEFAULT

In case of the happening of any of the following events (each, an “Event of Default”):

(a) (i) on the Closing Date, any Specified Representation shall prove to have been incorrect or untrue in any material respect and (ii) after the Closing Date, any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been incorrect or untrue in any material respect when so made, deemed made or furnished and, in each case, to the extent capable of being cured, such incorrect or untrue representation or warranty shall remain incorrect or untrue for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Administrative Borrower;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Administrative Agent Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days (in the case of interest and fees) and fifteen Business Days (in the case of all other amounts);

(d) default shall be made in the due observance or performance by Holdings or any Borrower of any covenant, condition or agreement contained in Section 5.01(a) (solely with respect to Holdings or the Borrowers), 5.05(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Holdings or any other Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to Holdings;

(f) (i) Holdings, any Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable after any grace or cure period, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the expiration of any applicable grace or cure period thereof) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause, with the giving of notice if required, any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, however, that (x) clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such Indebtedness is repaid in accordance with its terms (including as such terms may be modified or waived in connection with such sale or transfer), (y) clauses (i) and (ii) shall not apply to any Indebtedness if any breach or default is (I) remedied or being contested in good faith by Holdings, such Borrower or the other applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Article VII and (z) solely with respect to the Term Loans, clause (ii) shall not apply to any default in respect of a financial covenant under any agreement unless and until the applicable lenders under such agreement have terminated their commitment and accelerated their loans and only for so long as such termination and acceleration have not been rescinded;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary), or of a substantial part of the property or assets of Holdings or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary), under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law for the winding-up, administration, dissolution or reorganization of Holdings or any Subsidiary, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for Holdings or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary) or for a substantial part of the property or assets of Holdings or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary), or (iii) the winding-up or liquidation of Holdings or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary); and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) except as permitted by Section 6.05(a), Holdings or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law for the winding-up, administration, dissolution or reorganization of Holdings or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for Holdings or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary) or for a substantial part of the property or assets of Holdings or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a Significant Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or otherwise becomes insolvent;

(i) one or more final enforceable judgments shall be rendered against Holdings or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings or any Restricted Subsidiary to enforce any such judgment and such judgment or judgments is or are for the payment of money in an aggregate amount in excess of the greater of (x) 45% of Closing Date LTM EBITDA and (y) 45% of LTM EBITDA (to the extent not adequately covered by insurance or third party indemnity as to which the insurance company or third party has not denied coverage);

(j) one or more ERISA Events shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

(k) any Loan Document (other than an Incremental Amendment) for any reason shall cease to be in full force and effect (other than in accordance with its terms) in any material respect, or any Loan Party shall deny in writing that it has any further liability under any Loan Document (other than as a result of the discharge of such Loan Party in accordance with the terms thereof);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in any material portion of the Collateral covered thereby, except to the extent (i) resulting from (A) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents, (B) the release thereof as provided in the applicable Security Document or Section 9.20, or (C) acts or omissions by the Administrative Agent or the Collateral Agent (including the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement and actually delivered to the Collateral Agent or to file Uniform Commercial Code continuation statements), or (ii) except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer shall not have declined that such loss is covered by such title insurance policy (provided that if any such insurer disallows or otherwise declines coverage, no Event of Default shall be deemed to have occurred under this clause (l) unless and until such determination is final and not subject to appeal); or

(m) there shall have occurred a Change of Control;

then, and in every such event (other than an event with respect to Holdings or any Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Holdings and the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or any Borrower described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Holdings and the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (iii) exercise any and all of its other rights and remedies under applicable Law (including the UCC) or at equity, hereunder and under the other Loan Documents in accordance with the terms hereof and thereof.

Further, notwithstanding any other provisions herein or in the other Loan Documents to the contrary, no notice of an Event of Default may be given by the Administrative Agent or any Lender with respect to any Default or Event of Default more than two years after the date on which such Event of Default occurred.

For the avoidance of doubt, a Default or an Event of Default shall be deemed to be cured and shall no longer be considered to have occurred and be continuing to the extent that the events giving rise to such Default or Event of Default have been remedied and no longer exist; provided that the foregoing shall not be applicable with respect to any Default or Event of Default if the Administrative Borrower knowingly and willfully fails to give timely notice to the Administrative Agent and the Lenders of such Default or Event of Default required to be given under the Loan Documents.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 8.01 The Administrative Agent and the Collateral Agent.

Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (collectively, the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, that are consistent with the provisions of, or relate to transactions permitted by, this Agreement and the Security Documents.

The person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such person is in fact not a Lender, include each person serving as Administrative Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not an Agent hereunder. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that any such Agent shall not be under any obligation to provide such information to them.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing or an Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine or any applicable Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents (including in connection with any transaction contemplated by Section 2.24, 2.25, 2.26 or 2.27, any Incremental Equivalent Debt, Ratio Debt or Incurred Acquisition Debt)) or that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08; provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose an Agent to liability or that is contrary to any Loan Document or applicable Law), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings or any Subsidiary that is communicated to or obtained by the person serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as an Agent believes in good faith shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment). No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Administrative Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

No Agent, solely in its capacity as such, (a) shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with, the provisions of this Agreement relating to Disqualified Institutions or Net Short Lenders, or (b) shall have any liability with respect to or arising out of any assignment or participation of any Loan or Revolving Commitment, or disclosure of confidential information, to any Disqualified Institution.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Holdings and the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it (including without limitation such Agent’s officers, directors, agents, employees and affiliates). Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet, or intranet website posting or other distribution), believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, an Agent may presume that such condition is satisfactory to such Lender unless an Agent has received notice to the contrary from such Lender prior to the making of such Loan.

Any Agent may resign at any time, on 30 days’ notice, by notifying the Lenders and Holdings. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Administrative Borrower (not to be unreasonably withheld or delayed), unless an Event of Default under clause (b), (c), (g) (with respect to any Borrower) or (h) (with respect to any Borrower) of Article VII has occurred and is continuing, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent which shall be a bank, trust company or other financial institution or an Affiliate thereof, which shall be reasonably acceptable to the Administrative Borrower (which consent shall not be required at any time an Event of Default under clause (b), (c), (g) (with respect to any Borrower) or (h) (with respect to any Borrower) of Article VII has occurred and is continuing). If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent, as applicable, by the date which is thirty (30) days following the retiring or removed Agent’s notice of resignation or removal or the Administrative Borrower notifies the Lenders that no qualifying person has accepted the appointment, the retiring or removed Agent’s resignation or removal, as applicable, shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or the Collateral Agent, as applicable, hereunder until such time, if any, as Holdings or the Required Lenders, as applicable, appoint a successor agent as provided for below (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed). In addition to the foregoing, if the person serving as an Agent is a Defaulting Lender, the Administrative Borrower (so long as no Event of Default under clause (b), (c), (g) (with respect to any Borrower) or (h) (with respect to any Borrower) of Article VII has occurred and is continuing) may, to the extent permitted by applicable Law, by notice in writing to such person, remove such person as an Agent. Upon any such removal by the Administrative Borrower, the Administrative Borrower shall have the right, with the consent of the Required Lenders (not to be unreasonably withheld or delayed), to appoint a successor Agent meeting the qualifications set forth above. With respect to any resignation or removal of a person acting as an Agent, upon the acceptance of its appointment as an Agent hereunder by a successor (which successor shall, so long as no Event of Default under clause (b), (c), (g) (with respect to any Borrower) or (h) (with respect to any Borrower) of Article VII has occurred and is continuing, be subject to the approval of the Administrative Borrower (such approval not to be unreasonably withheld or delayed)), such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring Agent), as applicable, and the retiring or removed Agent, as the case may be, shall be discharged from its duties and obligations hereunder (other than its duty of confidentiality). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation or removal hereunder, as the case may be, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, as applicable, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of an Agent or any of its Related Parties.

Anything herein to the contrary notwithstanding, no Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

Each Lender Bank acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees, may rely on the Agent to comply with such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act, the Beneficial Ownership Regulation or the regulations thereunder, including the regulations contained in 31 CFR 103.121.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at foreclosure sales, UCC sales, any sale under Section 363 of the Bankruptcy Code or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of proofs of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrowers, the Administrative Agent and each Secured Party agrees that (i) no Secured Party (other than the Administrative Agent and the Collateral Agent) shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee under the Guarantee and Collateral Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent and/or the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent, and (ii) in the event of a foreclosure by the Administrative Agent and/or the Collateral Agent on any of the Collateral pursuant to a public or private sale or in the event of any other disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent and/or the Collateral Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent and/or the Collateral Agent at such sale or other disposition and (B) the Administrative Agent and/or the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.

Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII and Sections 9.19 and 9.20. In furtherance of the foregoing and not in limitation thereof, no Specified Swap Contract or Specified Cash Management Agreement the obligations under or in respect of which constitute Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Specifed Swap Contract or Specified Cash Management Agreement shall be deemed to have appointed the Agents to serve in their respective capacities under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.20, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 8.02 Additional Acknowledgment of Lenders.

(a) Each Lender hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Recipient (whether or not known to such Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Recipient under this Section shall be conclusive, absent manifest error.

(b) Without limitation of clause (a) above, each Recipient further acknowledges and agrees that if such Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c) Any Payment required to be returned by a Recipient under this Section shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d) The Borrowers and each other Loan Party hereby agree that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of any Borrower or any other Loan Party.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to Holdings or the Borrowers, to such person,

Specialty Building Products Holdings, LLC,

2160 Satellite Blvd., Ste. 450

Duluth, Georgia 30097

Attention: Ronnie Stroud

Facsimile: (770) 232-2420

E-mail: ronniestroud@uslumber.com

with a copy to (which shall not constitute notice):

The Jordan Company, L.P.

399 Park Avenue, 30th Floor

New York, NY 10022

Attention: Douglas J. Zych and Mike Denvir

Email: dzych@thejordancompany.com; mdenvir@thejordancompany.com and a copy to (which shall not constitute notice):

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention: Jordan Traister

Email: jtraister@winston.com

(b) if to the Administrative Agent, or the Collateral Agent, to:

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Attention: May Huang

Telephone: (212) 526-0787

Email: may.huang@barclays.com/ltmny@barclays.com,

with a copy to (for notices related to loans, interest and fees):

Barclays Bank PLC

400 Jefferson Park

New Jersey, Whippany 07981

Attention: Ismael Tigua Jr,

Telephone: (201) 499-4547

Email: 12145455230@tls.ldsprod.com/ ismael.tiguajr@barclays.com,

and

(c) if to a Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Administrative Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Each of Holdings and the Administrative Borrower hereby agrees, unless directed otherwise by the Administrative Agent, that it will, or will cause the Restricted Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.10, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.

Each of Holdings and the Administrative Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Holdings or the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information within the meaning of the United States federal securities laws with respect to Holdings, the Borrowers or their securities) (each, a “Public Lender”). Each of Holdings and the Administrative Borrower hereby agrees that (i) if reasonably requested by the Administrative Agent, the Administrative Borrower shall use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Administrative Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information, other than information of the type that would be publicly disclosed in connection with an issuance of securities by Holdings or the Borrowers pursuant to a public offering, with respect to Holdings, the Borrowers or their securities for purposes United States federal securities Laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Holdings or the Administrative Borrower notify the Administrative Agent reasonably in advance of the intended distribution that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the credit facilities provided for herein.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including foreign, United States Federal and state securities Laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings or the Borrowers or their securities for purposes of foreign, United States Federal or state securities Laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY

AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH PERSON OR ANY OF SUCH PERSON’S RELATED PARTIES.

The Administrative Agent agrees that the receipt of the Communications by it at its e-mail address set forth above shall constitute effective delivery of the Communications to it for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrowers nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Administrative Agent Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, Holdings, and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, Holdings, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) to any Eligible Transferee and each Lender may assign all or a portion of its funded Term Loans to an SPC all in accordance with the provisions of Section 9.04(i); provided, however, that (i) (A) the Administrative Agent and the Administrative Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed other than with respect to an assignment to a Disqualified Institution) (provided that (x) the consent of the Administrative Agent shall not be required with respect to any assignment of a Loan or a Commitment to a Lender or an Affiliate or Related Fund of a Lender, and (y) the consent of the Administrative Borrower shall not be required (I) with respect to any assignment of a Term Loan or a Term Commitment, to a Lender or an Affiliate or Related Fund of a Lender, in each case solely to the extent such Affiliate or Related Fund is a Bona Fide Lending Affiliate, (II) during the continuance of any Event of Default under clause (b), (c), (g) (with respect to the Borrowers) or (h) (with respect to the Borrowers) of Article VII, or (III) solely with respect to any funded Term Loan, to an SPC in accordance with provisions of Section 9.04(i); provided, further, that, with respect to Term Loans, other than with respect to an assignment to a Disqualified Institution, the Administrative Borrower shall have been deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within fifteen (15) Business Days after receiving written notice thereof) and (B) unless such assignment is made to a Lender or an Affiliate or Related Fund of a Lender and subject to clause (ii) below, the amount of the Loans or Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 in respect of Term Loans or Term Commitments (or, if less, the entire remaining amount of such Term Lender’s Term Loans or Term Commitments), (ii) the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if no such system shall then be being utilized by the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (other than in the case of an assignment by a Lender to an Affiliate or Related Fund of such Lender); provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax documentation. Upon acceptance and recording pursuant to clause (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05). Any assignment or transfer by a Lender of its rights or obligations under this Agreement that does not comply with this Section 9.04(b) (other than Disqualified Institutions) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, and to the extent permitted by, Section 9.04(f).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Commitment and Incremental Revolving Commitment, and the outstanding balances of its Term Loans and Incremental Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings or any Subsidiary or the performance or observance by Holdings or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender; and (viii) such assignee represents and warrants that it is an Eligible Transferee and is not a Defaulting Lender or a Disqualified Institution.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and Holdings, the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent and, solely with respect to its own interest, any Lender, at any reasonable time and from time to time upon reasonable prior notice, or any other person as reasonably necessary to ensure that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire (including all applicable tax documentation) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) above, if any, and, if required, the written consent of the Administrative Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Administrative Borrower. No assignment shall be effective unless it has been recorded in the Register as provided in this clause (e); provided, however, that the failure to promptly provide notice thereof as required under clause (iii) of the immediately preceding sentence shall not in and of itself render any such assignment ineffective.

(f) Each Lender may without the consent of the Administrative Borrower or the Administrative Agent sell participations to one or more banks or other entities (other than a Disqualified Institution (it being understood and agreed that the Administrative Agent may confirm, upon request by any Lender solely in connection with any proposed assignment or participation, whether such potential assignee or participant is a Disqualified Institution (provided, that such Lender agrees to keep such identity confidential) but the list of Disqualified Institutions shall not be posted to or shared with Lenders generally) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(e), it being understood that the documentation required under Section 2.20(e) shall be delivered solely to the participating Lender) to the same extent as if they were Lenders; provided that such participant (A) shall be subject to the provisions of Section 2.21 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive and (iv) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder with respect to the Loans or Commitments in which such person participates or the amount of principal of or the rate at which interest is payable on the Loans in which such person participates, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such person participates or increasing or extending the Commitments in which such person participates). Each Lender that sells a participation pursuant to this Section 9.04(f) and each Granting Lender that grants a Loan to an SPC pursuant to Section 9.04(i) shall, acting as a non-fiduciary agent of the Borrowers, maintain a register on which it records the name and address of each participant and/or SPC to which it sells a participation or grants a loan to, as applicable, and the principal amounts of (and stated interest on) each such participant’s and/or SPC’s participation interest with respect to the Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any participant or SPC or any information relating to a participant’s or SPC’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligations is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation or granted Loan for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Holdings and its Subsidiaries furnished to such Lender by or on behalf of Holdings and its Subsidiaries; provided, however, that, prior to any such disclosure of information that constitutes Information (as defined in Section 9.16), each such assignee or participant or proposed assignee or participant shall execute an agreement (including through click-through or other customary methods) whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may (without the consent of the Administrative Borrower or the Administrative Agent) at any time collaterally assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender (including, if such Lender is a fund that invests in bank loans, to a trustee for holders of obligations owed, or securities issued, by such fund) other than any such collateral assignment to a Disqualified Institution; provided, however, that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto and any foreclosure or exercise of remedies by such assignee or trustee shall be subject to the provisions of this Section 9.04 regarding assignments in all respects.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (other than any special purpose funding vehicle that is a Disqualified Institution or has any investors that constitute a Disqualified Institution) (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Administrative Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Administrative Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any funded Term Loans to the Granting Lender or to any financial institutions (consented to by the Administrative Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. An SPC shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(e) to the same extent as if they were Lenders (but, with respect to any particular SPC, to no greater extent than the Granting Lender)).

(j) Neither Holdings nor the Borrowers shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(k) [Reserved].

(l) Notwithstanding anything herein to the contrary, no Lender may assign or participate its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) to any Disqualified Institution (it being understood and agreed that the Administrative Agent may confirm, upon request by any Lender solely in connection with any proposed assignment or participation, whether such potential assignee or participant is a Disqualified Institution (provided, that such Lender agrees to keep such identity confidential) but the list of Disqualified Institutions shall not be posted to or shared with Lenders generally). For the avoidance of doubt, the Administrative Agent, in its capacity as such, (a) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with, the provisions of this

Agreement relating to Disqualified Institutions or Net Short Lenders and (b) shall not have any liability with respect to or arising out of any assignment or participation of any Loans or Commitments, or disclosure of confidential information to any Disqualified Institution.

(m) Assignments of Term Loans and Incremental Term Loans to Affiliated Lenders pursuant to this Section 9.04 may be made through open market purchases or through customary auction or other procedures, as the applicable Affiliated Lender may elect and which assignments, for the avoidance of doubt, need not be made on a pro rata basis, and shall be subject to the following additional conditions:

(i) such Affiliated Lender shall identify itself as an “Affiliated Lender” to the Administrative Agent and the assignor;

(ii) the aggregate principal amount of the sum of (x) all Term Loans and Incremental Term Loans purchased pursuant to this Section 9.04(m), plus (y) all Incremental Term Loans made by Affiliated Lenders, may not exceed 30% of the outstanding principal amount of all Term Loans and Incremental Term Loans at any time (in each case, after giving effect to any substantially contemporaneous cancellation of such Term Loans or Incremental Term Loans);

(iii) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans and/or Incremental Term Loans shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(iv) each Affiliated Lender, solely in its capacity as a Lender, hereby agrees that such Affiliated Lender shall have no right whatsoever so long as such person is an Affiliated Lender;

(A) to vote with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document and that it shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that notwithstanding the foregoing, (1) such assignee shall be permitted to vote if such amendment, modification, waiver, consent or other such action disproportionately affects Affiliated Lenders generally, or such Affiliated Lender in its capacity as a Lender, as compared to other Lenders, (2) no amendment, modification, waiver, consent or other action shall deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder and (3) each Affiliated Lender shall have all voting rights described in Sections 9.08(b)(i) and 9.08(b)(ii) of this Agreement;

(B) to attend (or receive any notice of) any meeting, conference call or correspondence among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not also invited or receive any information from the Administrative Agent or any other Lender (other than notices and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II) except to the extent such information has been made available by the Administrative Agent or any Lender to any

Loan Party or its representative; or

(C) to make or bring any claim, in its capacity as a Lender, against the Administrative Agent with respect to the duties and obligations or alleged duties or obligations of such persons under the Loan Documents or challenge the Administrative Agent’s or any Lender’s attorney-client privilege based on such Affiliated Lender’s status as a Lender (other than any such claim made in good faith and arising solely from the bad faith, gross negligence or willful misconduct of the Administrative Agent or alleging that the Administrative Agent is treating such Affiliated Lender in a disproportionate manner relative to the other Lenders);

(v) each Affiliated Lender hereby further agrees that if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under the Bankruptcy Code:

(A) the provisions set forth in this Section 9.04(m), and the related provisions set forth in each Assignment and Acceptance, (1) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under the Bankruptcy Code from time to time in effect and affecting the rights of creditors generally applicable to such Loan Party and (2) grant a power of attorney to the Administrative Agent with respect to voting obligations set forth in this Section 9.04(m), and the related provisions set forth in each Assignment and Acceptance;

(B) each Affiliated Lender, solely in its capacity as a Lender, shall support and shall not object to (1) any use of cash collateral (including any and all terms of any cash collateral order), granting of adequate protection and/or any debtor-in-possession financing (including any and all terms of any financing agreement, related documents and financing order) that is supported by or consented to by the Administrative Agent and (2) any sale of any assets of the Loan Parties, whether under Section 363 of the Bankruptcy Code or otherwise, that is supported by or consented to by the Administrative Agent (including the terms and conditions of any bidding procedures orders, sale orders and any and all purchase and sale agreements and related documents);

(C) each Affiliated Lender, solely in its capacity as a Lender, shall be deemed to have voted in such proceedings (including, without limitation, voting on any plan of reorganization or similar dispositive restructuring plan) in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan under the Bankruptcy Code proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders (other than by reason of such Affiliated Lender also owning Equity Interests in a Borrower). For the avoidance of doubt, except to the extent that any plan under the Bankruptcy Code proposes to treat the Obligations held by an Affiliated Lender in a manner that is less favorable to such Affiliated Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders (other than by reason of such Affiliated Lender also owning Equity Interests in a Borrower), the Administrative Agent is hereby irrevocably authorized and empowered (in the name of such Affiliated Lender) to vote on behalf of such Affiliated Lender or consent on behalf of such Affiliated Lender in any such proceedings with respect to any and all claims of such Affiliated Lender relating to the Obligations. Each Affiliated Lender agrees and acknowledges that the foregoing constitutes an irrevocable proxy in favor of the Administrative Agent to vote or consent on behalf of such Affiliated Lender in any proceeding in the manner set forth above and that such Affiliated Lender shall be irrevocably bound to any such votes made or consents given and further shall not challenge or otherwise object to such votes or consents and shall not itself vote or provide consents in the proceeding. Without limiting the generality of the foregoing, each Affiliated Lender, solely in its capacity as a Lender, hereby expressly agrees that any vote cast thereby that is in contravention of this Section 9.04 shall constitute a violation of this Agreement, and the Administrative Agent shall be entitled to have any such vote withdrawn;

(D) each Affiliated Lender, solely in its capacity as a Lender, hereby expressly and irrevocably waives, for the benefit of the Administrative Agent and the Lenders any principles or provisions of law (including as set forth in the Bankruptcy Code) which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of such Affiliated Lender’s obligations hereunder; and

(v) Anything contained herein to the contrary notwithstanding, any Affiliated Lender may either (x) elect to cancel all or any portion of the Term Loans or Incremental Term Loans held by it or (y) contribute its interests in the Term Loans or Incremental Term Loans to a Borrower, whereupon the Term Loans or Incremental Term Loans so contributed shall be retired and no longer outstanding for any purposes under the Loan Documents;

provided, that, notwithstanding anything to the contrary, no Affiliated Lender shall be required to represent that it is not in possession of any material non-public information with respect to Holdings, the Borrowers, their Subsidiaries or their respective securities in connection with any assignment pursuant to this clause (m).

(n) Assignments to Holdings, the Borrowers or any of their Subsidiaries of Term Loans and Incremental Term Loans pursuant to this Section 9.04 may be made through (x) open market purchases on a non-pro rata basis or (y) customary auction or other procedures pursuant to which offers to Lenders shall be made on a pro rata basis to Lenders of any Class (but, for the avoidance of doubt, such purchases shall not be required to be consummated on a pro rata basis), in each case as Holdings or the Administrative Borrower, as applicable, may elect, and shall be subject to the following additional conditions:

(1) immediately following such repurchase, no Event of Default under clause (b), (c), (g) or (h) of Article VII has occurred and is continuing;

(1) if Holdings is the assignee, upon such assignment, transfer or contribution, such entity shall automatically be deemed to have contributed the principal amount of such Term Loans or Incremental Term Loans, as applicable, plus all accrued and unpaid interest thereon, to the Borrowers as common equity; and

(1) if a Borrower or any other Subsidiary is the assignee (including through contribution or transfers set forth in clause (ii) above), (A) the principal amount of such Term Loans or Incremental Term Loans, as applicable, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to such Borrower or other Subsidiary (including any repurchase made by an Unrestricted Subsidiary) shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Term Loans or Incremental Term Loans, as applicable, of the remaining Lenders shall reflect such cancellation and extinguishment of the Term Loans or Incremental Term Loans, as applicable, then held by such Borrower or Subsidiary and (C) the applicable Borrower or other Subsidiary shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans or Incremental Term Loans, as applicable, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans or Incremental Term Loans, as applicable, in the Register.

provided, that, notwithstanding anything to the contrary, none of Holdings, any Borrower or any of their respective Subsidiaries shall be required to represent that it is not in possession of any material non-public information with respect to Holdings, any Borrower, their respective Subsidiaries or their respective securities in connection with any assignment pursuant to this clause (n).

(o) Subject to Section 9.04(l), any assignment or participation by a Lender without the Administrative Borrower’s consent to a Disqualified Institution (or any Affiliate thereof) or, to the extent the Administrative Borrower’s consent is required under this Section 9.04 and such consent is not obtained or deemed given or waived, to any other person, shall be void ab initio, and the Borrowers shall be entitled to seek specific performance to unwind any such assignment or participation (in each case solely to the extent such interest is still held by a Disqualified Institution or unapproved party) in addition to any other remedies available to the Borrowers at law or in equity.

(p) Notwithstanding anything herein to the contrary, any Lender may, at any time, assign to any Debt Fund Affiliate all or a portion of its rights and obligations under this Agreement in respect of its of Term Loans and Incremental Term Loans pursuant to open market purchases or customary auction or other procedures, in each case as such Debt Fund Affiliate may elect and which assignments, for the avoidance of doubt, need not be made on a pro rata basis; provided, that with respect to any vote requiring the consent or approval of the Required Lenders, Debt Fund Affiliates shall not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the applicable consent, approval, amendment, modification or waiver has been obtained; provided, further that, notwithstanding anything to the contrary, no Debt Fund Affiliate shall be required to represent that it is not in possession of any material non-public information with respect to Holdings, any Borrower, their respective Subsidiaries or their respective securities in connection with any assignment pursuant to this clause (p).

Section 9.05 Expenses; Indemnity.

(a) Except as provided in Section 5.07, the Borrowers and Holdings agree, jointly and severally, to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the syndication of the credit facilities provided for herein and the preparation of this Agreement and the other Loan Documents, or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or in connection with obtaining and maintaining no more than two credit ratings or estimates per calendar year in respect of the Loans from rating agencies, whether obtained prior to or subsequent to the Closing Date, but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one primary outside counsel to the Administrative Agent and the Collateral Agent taken as a whole and if necessary or appropriate, of one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to all such persons, taken as a whole, or (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder (and, in the case of the Collateral Agent, in connection with the protection of such rights), but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one primary outside counsel to the Administrative Agent, the Collateral Agent and all Lenders taken as a whole (and, in the case of a reasonably perceived or actual conflict of interest, one additional counsel to all similarly situated persons taken as a whole) and if necessary or appropriate, of one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to all such persons, taken as a whole (and solely in the case of a reasonably perceived or actual conflict of interest where the person affected by such conflict notifies the Administrative Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel to all similarly situated persons taken as a whole).

(b) The Borrowers and Holdings agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lead Arranger, each Lender and each Related Party of any of the foregoing persons (excluding Excluded Parties) (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, charges and disbursements (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one primary outside counsel to all Indemnitees taken as a whole (and, solely in the case of a perceived or actual conflict of interest where the Indemnitee affected by such conflict notifies the Administrative Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel to all similarly situated Indemnitees taken as a whole) and if necessary or appropriate, of one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to all Indemnitees, taken as a whole (and, solely in the case of a reasonably perceived or actual conflict of interest where the Indemnitee affected by such conflict notifies the Administrative Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel to all similarly situated Indemnitees taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings or any Subsidiary, or any Environmental Claim or Environmental Liability related in any way to Holdings or the Restricted Subsidiaries; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of, or material breach of the Loan Documents by, such Indemnitee or any of such Indemnitee’s Related Parties (and any Indemnitee receiving payment under this Section 9.05(b) shall promptly refund the amount of such payment to the extent that such Indemnitee was not entitled to indemnification in respect of such payment by virtue of the gross negligence, willful misconduct or bad faith of, or material breach of the Loan Documents by, such Indemnitee or any of such Indemnitee’s Related Parties) or (y) arise out of any dispute solely among the Indemnitees (other than the Administrative Agent, the Collateral Agent and each Lead Arranger, in each case acting in its capacity as such) and not out of any act or omission of Holdings or any of its Subsidiaries unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties (as determined by a court of competent jurisdiction by final and nonappealable judgment). This Section 9.05(b) shall not apply to Taxes, other than Taxes that represent losses, claims, damages, liabilities, charges, disbursements or expenses arising from any non-Tax claim.

(c) To the extent that Holdings and the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent or any Related Party of the foregoing persons under clause (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent and any Related Party of the foregoing persons, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent, Collateral Agent or Related Party of the foregoing persons in its capacity as such.

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(d) To the extent permitted by applicable Law, no party hereto shall assert, and each hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations under Section 9.05(b) to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder. The Borrowers shall not be liable for any settlement of any proceeding effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Administrative Borrower’s prior written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such proceeding then the Borrowers agree to indemnify and hold harmless each Indemnitee in respect thereof pursuant to Section 9.05(b). If the indemnifying party has indemnified any Indemnitee or reimbursed any Indemnitee for any legal or other expenses in accordance with this Section 9.05 and the Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 9.05, then the Indemnitee shall promptly refund such amount.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Related Party of the foregoing persons. All amounts due under this Section 9.05 shall be payable within 30 days of written request therefor.

Section 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender) is hereby authorized, subject to the prior consent of the Administrative Agent, at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of a Borrower or Holdings against any of and all the obligations of the Borrowers or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. Each Lender agrees to notify the Administrative Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers or Holdings in any case shall entitle the Borrowers or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as expressly set forth herein, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest (other than default interest due pursuant to Section 2.07) on any Loan, or waive or excuse any such payment or any part thereof, or, except as provided in Section 1.09, decrease the rate of interest (other than default interest due pursuant to Section 2.07), it being understood that any change in the definition of any ratio used in the calculation of such rate of interest (or the component definitions) and/or the MFN Provision (and component definitions) shall not constitute a decrease in the rate of interest on any Loan without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender) or decrease or extend the date for payment of any Fees, it being understood that any change in the definition of any ratio used in the calculation of such Fees (or the component definitions) shall not constitute a decrease in such Fee, or any other amount due and payable hereunder to any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 9.04(j), the provisions of this Section 9.08, or release from the Guarantee and Collateral Agreement any of Holdings, the Borrowers, or all or substantially all of the Guarantors or release all or substantially all of the Collateral (except as otherwise permitted herein or in the other Loan Documents (including in connection with any transaction permitted under Section 6.05)), without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class (or, if at any time any single Lender holds a majority in interest of the outstanding Loans and unused Commitments of any such adversely affected Class, such Lender and at least one other Lender that holds an interest in Loans or Commitments in such adversely affected class) without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of the applicable Granting Lender, (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Commitments on the date hereof), (vii) amend, modify or waive the provisions of Section 2.17 without the written consent of each Lender directly and adversely affected thereby, (viii) [reserved], (ix) [reserved], (x) [reserved] or (xi) amend, modify or waive the provisions of Section 5.04(d) or the last sentence of Section 3.15 without the written consent of a majority of Lenders identifying as “private-side” Lenders; provided, further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable and (B) for the avoidance of doubt, the consent of the Required Lenders shall not be required for any amendment, waiver or modification made pursuant to clauses (i) through (xi) of this paragraph. Notwithstanding the foregoing, (x) if the terms of any amendment to this Agreement provide that any Class of Loans will be repaid in full and the Commitments of such Class (if any) terminated as a condition to the effectiveness of such amendment, then so long as the Loans and Commitments (if any) of such Class are in fact repaid and terminated upon the effectiveness of such amendment, such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment and (y) without limiting the terms of Section 2.27 hereof, this Agreement may be amended to allow the Borrowers to make loan modification offers to all the Lenders of one or more Classes of Loans that, if accepted, would (A) allow the maturity and scheduled amortization of the Loans of the accepting Lenders to be extended, (B) increase the Applicable Percentages and/or fees payable with respect to the Loans and Commitments of the accepting Lenders and (C) treat the modified Loans and Commitments of the accepting Lenders as a new tranche of Loans and Commitments for all purposes under this Agreement.

(c) Notwithstanding anything to the contrary contained in this Section 9.08 or otherwise in this Agreement or any other Loan Document, (i) this Agreement and any other Loan Document may be amended, supplemented or otherwise modified to effect the provisions of Sections 2.24 and 2.25 with the consent of the Administrative Agent and the Administrative Borrower without the need to obtain the consent of any Lender (except as expressly provided in Sections 2.24 and 2.25), (ii) this Agreement and any other Loan Document may be amended, supplemented or otherwise modified, or any provision thereof waived, with the consent of the Administrative Agent and the Administrative Borrower without the need to obtain the consent of any Lender, if such amendment, supplement, modification or waiver is delivered in order to (A) cure ambiguities, omissions, mistakes or defects, to fix incorrect cross references or similar inaccuracies or to effect administrative, technical, immaterial or other similar changes not materially adverse to the Lenders (as reasonably determined by the Administrative Agent and the Administrative Borrower) or (B) cause any Security Document to be consistent with this Agreement and the other Loan Documents, (iii) this Agreement and any other Loan Document may be amended, supplemented or otherwise modified, or any provision thereof waived, with the consent of the Administrative Agent and the Administrative Borrower without the need to obtain the consent of any Lender for technical changes if the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days following the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification, supplement or waiver, and (iv) without the consent of any Lender, the Borrowers and the Administrative Agent or any other collateral agent may enter into any amendment, supplement or modification of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest of the Secured Parties in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interests for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document. The Administrative Agent shall make available to the Lenders copies of each such amendment or other modification to this Agreement.

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) a Defaulting Lender shall retain and have all voting rights in Sections 9.08(b)(i) and 9.08(b)(ii), and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(e) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders and the Administrative Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(f) Notwithstanding the foregoing, in the event the applicable Borrower offers more favorable terms (as determined by the Administrative Agent in its sole discretion) to a class of Lenders in connection with an Incremental Amendment, Refinancing Amendment or Extension Amendment, the applicable Borrower may, at its discretion, grant the same terms to other Lenders under the same documentation with notice thereof to the Lenders.

(g) Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender or its Related Funds (other than (x) any Lender that is a Regulated Bank and (y) any Lender that is a Lead Arranger or any Affiliate thereof) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any Borrower or any other Loan Parties or any instrument issued or guaranteed by any Borrower or any other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) any Borrower and any other Loan Parties and any instrument issued or guaranteed by any Borrower or any other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any Borrower or any other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any Borrower or any other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) any Borrower and other Loan Parties and any instrument issued or guaranteed by any Borrower or any other Loan Parties, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing if it or any of its Related Funds is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrowers and the Administrative Agent that it and its Related Funds are not Net Short Lenders (it being understood and agreed that the Borrowers and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). Any failure by any Lender to so notify the Administrative Agent that it or any of its Related Funds is a Net Short Lender shall negate such Lender’s consent to any applicable amendment or waiver and such Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, to the fullest extent permitted by applicable law, shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that (except as permitted below) all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or the Collateral Agent may otherwise have to bring any action or proceeding in the courts of any jurisdiction solely in connection with the exercise of any rights under any Security Document.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referenced in clause (a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 or as otherwise required by applicable law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16 Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ lenders, investors, officers, directors, employees, professionals and other experts or agents, including accountants, legal counsel and other advisors who need to know such Information in connection with the Transactions and who are informed of the confidential nature of such Information and who are subject to customary confidentiality obligations of professional practice or have been advised of their obligation to keep such Information confidential (it being understood and agreed that (i) the Administrative Agent, the Collateral Agent or such Lender, as applicable, shall be responsible for compliance by its Affiliates and its and its Affiliates’ lenders, investors, officers, directors, employees, professionals and other experts or agents, including accountants, legal counsel and other advisors with this Section 9.16 and (ii) the content of any disclosure to any lender or investor shall be limited to Information reasonably necessary and customary to be disclosed to such party in connection with transactions of this type), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners) having jurisdiction over the Administrative Agent, the Collateral Agent, the Lenders or any of their respective affiliates, in which case (i) to the extent practicable and not legally prohibited, the relevant Loan Party shall be informed promptly prior to disclosure, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory authority or quasi-regulatory authority exercising examination or regulatory authority and (ii) the disclosing party shall use commercially reasonable efforts to ensure that any such Information so disclosed is accorded confidential treatment, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, in which case (i) (to the extent practicable and not legally prohibited) the relevant Loan Party shall be informed promptly prior to disclosure, except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory authority exercising examination or regulatory authority and (ii) the disclosing party shall use commercially reasonable efforts to ensure that any such Information so disclosed is accorded confidential treatment, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as or no less restrictive than those of this Section 9.16, to (i) any actual, potential or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents and any SPC (in each case, other than a Disqualified Institution (it being understood and agreed that the Administrative Agent may confirm, upon request by any Lender solely in connection with any proposed assignment or participation, whether such potential assignee or participant is a Disqualified Institution (provided, that such Lender agrees to keep such identity confidential) but the list of Disqualified Institutions shall not be posted to or shared with Lenders generally) or (ii) any direct or indirect contractual counterparty (or its advisors) to any swap or derivative transaction relating to Holdings or any Subsidiary, (f) with the consent of Holdings or the Administrative Borrower in writing, (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16 by such person or any of such person’s Related Parties, (h) solely with respect to disclosing the existence of this Agreement, the size of the credit facilities and the parties to the Loan Documents, to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, Collateral Agent and the Lenders, in each case in connection with the administration, settlement and management of this Agreement and the other Loan Documents, (i) to Moody’s, S&P and other ratings agencies if requested or required by such agencies in connection with a rating or credit estimate relating to the Loans or Commitments hereunder, (j) to the extent that such information is received by the Administrative Agent, the Collateral Agent and the Lenders from a third party that is not, to its knowledge after reasonable inquiry, subject to contractual or fiduciary confidentiality obligations owing to Holdings, the Borrowers or any of their respective Affiliates or related parties, (k) to the extent that such Information is independently developed by such persons without the use of any Information and without violating the terms of the Loan Documents and (l) for purposes of establishing a defense in any legal proceeding and (m) to a person (other than a Disqualified Institution) that is an investor or prospective investor in a Securitization that agrees that its access to Information regarding the Borrowers and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such Information as confidential; or to a person (other than a Disqualified Institution) that is a trustee, collateral agent, collateral manager, servicer, noteholder, equityholder or secured party in a Securitization in connection with the administration, servicing and evaluation of, and reporting on, the assets serving as collateral for such Securitization; provided, that Information may not be disclosed to Excluded Parties (it being understood that, solely for purposes of this Section 9.16, Excluded Parties shall not include, and disclosure may be made to, a limited number of employees who are required, in accordance with industry regulations or the applicable Lender’s internal policies and procedures to act in a supervisory capacity and the Lender’s internal legal, compliance, risk management or credit approval professionals or investment committee members, in the case of each of the foregoing, solely in their respective capacities as such); provided however that any Lender may disclose the Loan Documents and the financial statements delivered hereunder to its financing sources (other than any Disqualified Institution) so long as such financing source enters into an agreement containing provisions substantially similar to or no less restrictive than those of this Section 9.16 (it being understood and agreed that such Lender shall be responsible for its financing source’s compliance with this Section 9.16). For purposes of the foregoing provisions of this Section 9.16, each SPC that provides to the Borrowers any Loan pursuant to Section 9.04(i) shall be deemed to be a Lender. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees not to use any Information for any purpose or in any manner other that evaluating the performance of Holdings and its Subsidiaries hereunder and enforcing the rights, remedies and obligations hereunder and under the other Loan Documents. For the purposes of this Section 9.16, “Information” shall mean all confidential information received from the Borrowers or Holdings and related to the Borrowers or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrowers or Holdings. Notwithstanding anything contrary provided above in this Section 9.16, (I) the Administrative Agent may publicize its services and roles as Administrative Agent, each Lead Arranger may publicize its services as a Lead Arranger in connection with the Transaction, including, without limitation, issuing a press release and granting interviews with and providing information to the financial press and other media and (II) any Lead Arranger listed on the cover page hereof or any Lender may publicize its services and roles in connection with the Transactions in the form of a “tombstone” describing the names of the Borrowers, the Sponsor, and the amount, type and closing date with respect to the transactions contemplated hereby, provided, that, in each case of clauses (I) and (II) above, the Administrative Agent or such Lead Arranger or Lender, as applicable, shall consult with the Administrative Borrower prior to the dissemination of any such written materials and each such person shall use commercially reasonable efforts to agree upon mutually satisfactory text therefor.

Section 9.17 PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrowers, which information includes the name and address of Holdings and the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrowers in accordance with the PATRIOT Act.

Section 9.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Holdings and the Borrowers acknowledge and agree that: (a) (i) the arranging and other services regarding this Agreement provided by the Agents, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, (ii) each of Holdings and the Borrowers have consulted its own legal, accounting, regulatory and Tax advisors to the extent it has deemed appropriate and (iii) Holdings and the Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each Agent, Lead Arranger and Lender is and has been acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other person, and (ii) no Agent, Lead Arranger or Lender has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates and no Agent, Lead Arranger or Lender has any obligation to disclose any of such interests to the Borrowers or any of their Affiliates. To the fullest extent permitted by Law, Holdings and the Borrowers hereby waive and release any claims that it may have against the Agents, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

Section 9.19 Intercreditor Agreements.

(a) Each of the Lenders and the other Secured Parties acknowledges that obligations of the Borrowers and the Guarantors under certain Indebtedness permitted hereunder may be secured by Liens on assets of the Borrowers and the Guarantors that constitute Collateral. Each of the Lenders and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement, (ii) from time to time upon the request of the Administrative Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Indebtedness that is contemplated by this Agreement to be subject to an intercreditor agreement with the Collateral Agent, a Junior Lien Intercreditor Agreement, and (iii) any documents relating to any of the foregoing (clauses (i), (ii) and (iii), collectively, “Permitted Intercreditor Documentation”), and to take such action, and to exercise the powers, rights and remedies granted to the Administrative Agent and the Collateral Agent thereunder and with respect thereto.

(b) Each of the Lenders and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under any Permitted Intercreditor Documentation, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Permitted Intercreditor Documentation as if it were a signatory thereto and will take no actions contrary to the provisions of any Permitted Intercreditor Documentation, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section or in accordance with the terms of any Permitted Intercreditor Documentation and (iv) authorizes and directs the Administrative Agent and the Collateral Agent to carry out the provisions and intent of each such document.

(c) Each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Document to add or remove any legend that may be required pursuant to any Permitted Intercreditor Documentation.

(d) Notwithstanding anything to the contrary set forth herein or in any other Loan Document, (i) prior to the payment in full of the ABL Obligations to the extent that any Loan Party is required to give physical possession over any Collateral (other than Fixed Asset Priority Collateral) to the Collateral Agent under this Agreement or the other Loan Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by the ABL Collateral Agent pursuant to the ABL Intercreditor Agreement or any other Permitted Intercreditor Documentation entered into after the Closing Date, and (ii) prior to the payment in full of the First Lien Obligations to the extent that any Loan Party is required to give physical possession over any Collateral to the Collateral Agent under this Agreement or the other Loan Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by an Authorized Representative (or term of similar import) pursuant to the Pari Passu Intercreditor Agreement or any other Permitted Intercreditor Documentation entered into after the Closing Date.

Section 9.20 Collateral and Guarantee Matters. Each Lender and each other Secured Party (including in its capacity as a counterparty to a Specified Swap Contract or Specified Cash Management Agreement) irrevocably agrees:

(a) that the Guarantee of each Guarantor under the Guarantee and Collateral Agreement and any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon the Termination Date, (ii) in the case of any Lien, at the time the property subject to such Lien is disposed or to be disposed as part of or in connection with any disposition permitted hereunder or under any other Loan Document to any person that is not (and is not required to be) a Loan Party, (iii) subject to Section 9.08(b)(iii), if the release of such Guarantee or such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) in the case of any Lien, to the extent the asset on which such Lien has been granted constitutes an Excluded Asset or (v) if the property subject to any Lien is owned by a Guarantor, upon release of such Guarantor from its Guarantee under the Guarantee and Collateral Agreement pursuant to clause (c) below;

(b) that upon the request of the Administrative Borrower, the Administrative Agent and the Collateral Agent may release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) or (j) and in the case of Receivables and related assets, Section 6.02(l) (in each case, to the extent required by the terms of the obligations secured by such Liens) pursuant to documents reasonably acceptable to the Administrative Agent; and

(c) that any Subsidiary Guarantor shall be automatically released from its Guarantee under the Guarantee and Collateral Agreement if such person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (including if the Administrative Borrower elects that any Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor); provided that no such release shall occur if such Guarantor continues to be an issuer, borrower or guarantor in respect of the ABL Obligations or the 2026 Notes Obligations.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its Guarantee under the Guarantee and Collateral Agreement pursuant to this Section 9.20. In each case as specified in this Section 9.20, the Administrative Agent or the Collateral Agent will promptly upon the request of the Administrative Borrower (and each Lender and other Secured Party irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as the Administrative Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its Guarantee under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.20 (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate of a Responsible Officer of the Administrative Borrower to that effect provided to it by any Loan Party upon its reasonable request without further inquiry). Any execution and delivery of documents pursuant to this Section 9.20 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent (other than a representation that such Agent has not transferred the security interests granted to such Agent in any Collateral to any other person). For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Section 9.20 shall require the consent of any holder of obligations under Specified Swap Contract or any Specified Cash Management Agreements. Any execution and delivery by the Collateral Agent pursuant to this Section 9.20 or the release provisions of any Security Document shall be without recourse to or warranty by the Collateral Agent (other than the absence of any encumbrance created, or transfer made, by it).

Section 9.21 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.22 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84¬14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or a Lender has provided another representation, warranty or covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.23     Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)     In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such

Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)     As used in this Section 9.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

SPECIALTY BUILDING PRODUCTS INTERMEDIATE II, LLC
SPECIALTY BUILDING PRODUCTS HOLDINGS, LLC
SBP FINANCE CORP.
US LUMBER GROUP, LLC

By:	/s/ Ronald Stroud
	Name:	Ronald Stroud
	Title:	Chief Financial Officer

[Signature Page to Term Credit Agreement]

BARCLAYS BANK PLC,
as Administrative Agent, Collateral Age and a Lender

By:	/s/ Craig J. Malloy
Name:	Craig J. Malloy
Title:	Director

[Signature Page to Term Credit Agreement]